Table of Contents	Exhibit 99.1
EXPLANATORY NOTE

Rayonier Inc., a North Carolina corporation, and Rayonier, L.P., a Delaware limited partnership, are filing this Exhibit 99.1 to their Current Report on Form 8-K solely to revise and recast certain financial and other information included in their 2024 Annual Report on Form 10-K (“the 2024 Form 10-K”). Unless stated otherwise or the context otherwise requires, references to “Rayonier” or “the Company” mean Rayonier Inc. and references to the “Operating Partnership” mean Rayonier, L.P. References to “we,” “us,” and “our” mean collectively Rayonier Inc., the Operating Partnership and entities/subsidiaries owned or controlled by Rayonier Inc. and/or the Operating Partnership. The relevant information in the 2024 Form 10-K is being updated to retrospectively reflect the results of the New Zealand operations as discontinued operations for all periods presented as a result of meeting the criteria for discontinued operations during the three months ended March 31, 2025, as reported in our Quarterly Report on Form 10-Q for the period ended March 31, 2025, and to reflect the realignment and recasting of the reportable business segments as reported in our Quarterly Report on Form 10-Q for the period ended September 30, 2025.
We have revised the following portions of the 2024 Form 10-K to reflect these changes:

•Part I, Item 1. Business
•Part I, Item 1A. Risk Factors
•Part I, Item 2. Properties
•Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
•Part II, Item 7A. Quantitative and Qualitative Disclosures about Market Risk
•Part II, Item 8. Financial Statements and Supplementary Data
•Part IV, Item 15. Exhibits and Financial Statement Schedules

Except as specifically set forth herein as required to reflect the presentation of the New Zealand operations as discontinued operations and the modification of the reportable business segments to match the latest organizational structure as described above, no revisions have been made to the 2024 Form 10-K to update for other information, developments or events that have occurred since the 2024 Form 10-K was filed on February 21, 2025. Without limitation to the foregoing, this information does not purport to update “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 herein for any information, uncertainties, risks, events or trends occurring, or known to management. This Exhibit 99.1 should be read in conjunction with the 2024 Form 10-K and subsequent filings with the SEC, including Quarterly Reports on Form 10-Q for the periods ended March 31, 2025, June 30, 2025 and September 30, 2025 and our Current Reports on Form 8-K. These subsequent SEC filings contain important information regarding events, risks, developments and updates affecting us and our expectations that have occurred since the filing of the 2024 Form 10-K. The information contained herein is not an amendment to, or a restatement of, the 2024 Form 10-K. Unaffected items and unaffected portions of our 2024 Form 10-K have not been repeated in, and are not amended or modified by, this Exhibit 99.1.

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PART I
Unless stated otherwise or the context otherwise requires, references to “Rayonier” or “the Company” mean Rayonier Inc. and references to the “Operating Partnership” mean Rayonier, L.P. References to “we,” “us,” and “our” mean collectively Rayonier Inc., the Operating Partnership and entities/subsidiaries owned or controlled by Rayonier Inc. and/or the Operating Partnership. References herein to “Notes to Financial Statements” or “Note” refer to the combined Notes to the Consolidated Financial Statements of Rayonier Inc. and Rayonier, L.P. included in Item 8 of this Report.

NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this document regarding anticipated financial outcomes, including our earnings guidance, if any, business and market conditions, outlook, expected dividend rate, our business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of our business strategies, and other similar statements relating to our future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. The risk factors contained in Item 1A — Risk Factors in this Annual Report on Form 10-K and similar discussions included in other reports that we subsequently file with the Securities and Exchange Commission (“SEC”), among others, could cause actual results or events to differ materially from our historical experience and those expressed in forward-looking statements made in this document.
Forward-looking statements are only as of the date they are made, and we undertake no duty to update our forward-looking statements except as required by law. You are advised, however, to review any subsequent disclosures we make on related subjects in subsequent reports filed with the SEC.

Item 1.    BUSINESS
GENERAL
We are a leading timberland real estate investment trust (“REIT”) with assets located in some of the most productive softwood timber growing regions in the U.S. We invest in timberlands and actively manage them to provide current income and attractive long-term returns to our shareholders.
We conduct our business through an umbrella partnership real estate investment trust (“UPREIT”) structure in which our assets are owned by our Operating Partnership and its subsidiaries. Rayonier manages the Operating Partnership as its sole general partner.
On March 9, 2025, we entered into a purchase and sale agreement to sell our entire 77% interest in the New Zealand joint venture and as a result, the New Zealand operations are shown as discontinued operations for all periods presented. On June 30, 2025, we completed the sale. See Note 2 — Discontinued Operations for additional information. Effective with the third quarter of 2025, we realigned our segments considering the economic characteristics of each business unit and the way the chief operating decision maker (“CODM”), the Chief Executive Officer, now internally evaluates business performance and makes capital allocation decisions. As part of the realignment, the previously reported Trading segment’s log trading activities conducted in the U.S. South and Pacific Northwest are now reported in the respective Southern Timber or Pacific Northwest Timber segments based on geographical location. All prior period amounts have been reclassified to reflect the newly aligned segment structure. See Note 3 — Segment and Geographical Information for further discussion of our reportable segments.
Our revenues, operating income and cash flows are primarily derived from the following core business segments: Southern Timber, Pacific Northwest Timber, and Real Estate. As of December 31, 2024, our continuing operations owned, leased or managed approximately 2.1 million acres of timberland and real estate located in the U.S. South (1.75 million acres) and U.S. Pacific Northwest (308,000 acres). We have an added focus to maximize the value of our land portfolio by pursuing higher and better use (“HBU”) land sale opportunities.
We originated as the Rainier Pulp & Paper Company founded in Shelton, Washington in 1926. On June 27, 2014, Rayonier completed the tax-free spin-off of its Performance Fibers manufacturing business from its

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timberland and real estate operations, thereby becoming a “pure-play” timberland REIT. On May 8, 2020, Rayonier, L.P. acquired Pope Resources, a Delaware Limited Partnership (“Pope Resources”).
Under our REIT structure, we are generally not required to pay U.S. federal income taxes on our earnings from timber harvest operations and other REIT-qualifying activities contingent upon meeting applicable distribution, income, asset, shareholder and other tests. As of December 31, 2024, Rayonier owns a 98.7% interest in the Operating Partnership and a corresponding portion of taxable income or loss. Certain operations are conducted through our taxable REIT subsidiaries (“TRS”) and subject to U.S. federal and state corporate income tax. As of December 31, 2024 and as of the date of the filing of the 2024 Form 10-K, we believe the Company was in compliance with all REIT tests. See Note 21 — Income Taxes for further discussion of REIT and non-REIT qualifying operations.
The Company’s shares are publicly traded on the NYSE under the symbol RYN. We are a North Carolina corporation with executive offices located at 1 Rayonier Way, Wildlight, Florida 32097. Our telephone number is (904) 357-9100.
OUR COMPETITIVE STRENGTHS
We believe that we distinguish ourselves from other timberland owners and other alternative asset investments through the following competitive strengths:
•Only Pure-Play Timberland REIT. We are the only publicly traded “pure-play” timberland REIT, providing our investors with a focused, large-scale timberland investment vehicle. We are differentiated from other timberland REITs in that we do not own any manufacturing assets, which reduces volatility in our earnings and cash flow, and also enhances our ability to make nimble operational and portfolio management decisions to maximize shareholder value.
•Scale in Premier Softwood Timber Markets. Our timberland holdings are strategically located in core softwood producing regions, many of which have favorable supply-demand dynamics that translate to superior cash flow generation per acre and per ton compared to industry benchmarks and other timberland owners. Our most significant timberland holdings are located in the U.S. South, in close proximity to a variety of established pulp, paper, and wood products manufacturing facilities and export operations, which provide demand for both pulpwood and higher-value sawtimber products. Our Pacific Northwest timberlands benefit from strong domestic sawmill markets as well as access to nearby ports to capitalize on exports to Pacific Rim markets.
•Well-Positioned to Provide Land-Based Solutions. Our timberland portfolio is well-positioned to provide land-based solutions to support the transition to a low-carbon economy. Specifically, we expect increased demand for (1) alternative and/or additional land uses, such as solar farms, wind farms, and carbon capture and storage; (2) carbon offsets generated from the carbon sequestered through tree growth; and (3) wood fiber for bioenergy and biofuel applications. In particular, the location, scale, and geologic attributes of our assets in the U.S. South provide us with a competitive advantage in providing superior solutions for solar energy and carbon capture and storage. Select lands in our portfolio are also suitable for wind energy applications. We currently have solar and carbon capture and storage leases in place with high-caliber counterparties, and we expect these and other new revenue streams associated with land-based solutions to grow in the future.
•Carbon Sequestration and Other Environmental Benefits of Our Forests. We expect that the environmental attributes of our forestry assets will play an increasingly important role in creating value over time. Our timberlands absorb significantly more carbon than we emit in our operations and position us to capitalize on the increasing demand for carbon solutions by companies, governments, and investors. Our trees not only remove carbon from the atmosphere through photosynthesis while growing, but after harvesting, a significant portion of the carbon removed from our forests remains stored for an extended period of time within the wood products produced from our timber. Further, our forests provide other environmental benefits—such as supporting clean air, water and wildlife habitat—all while being sustainably managed through continuous cycles of growth and harvest.
•Proven Real Estate Platform with Development Capabilities. We have an established track record of identifying and selling rural and recreational HBU properties across our portfolio at significant premiums to timberland values. We also have built differentiated in-house real estate development capabilities to pursue land-use entitlements and selective investments in infrastructure that create significantly higher developed real estate values on holdings near expanding urban areas. Our current real estate development activity primarily consists of two distinct projects—one north of Jacksonville, Florida and another south of Savannah, Georgia. In addition to these active projects, we have a multi-year pipeline of real estate development opportunities in Florida, Georgia, and Washington.
•Advantageous Structure and Conservative Capitalization. Under our REIT structure, we are generally not required to pay federal income taxes on our earnings from timber harvest operations and other REIT-qualifying activities, which allows us to optimize the value of our portfolio in a tax efficient manner. We also maintain a strong credit profile and have investment grade debt ratings. We believe that our access to the public capital markets, advantageous REIT structure, and commitment to a conservative capitalization provide us with a competitive cost of capital as well as the financial flexibility to execute a nimble capital allocation strategy with a view towards building long-term value per share.

OUR STRATEGY
Our business strategy consists of the following key elements:
•Own High-Quality Timberlands, Managed with a Long-Term Mindset. We generate recurring income and cash flow primarily from the harvest and sale of timber. We carefully manage our timberlands to maximize net present value over the long term by achieving an optimal balance among biological timber growth, cash flow generation from harvesting activities, and responsible environmental stewardship. Our timber harvesting strategy is designed to produce a long-term, sustainable yield, which in turn contributes to relatively stable cash flows and timber inventory over time. We generally target annual harvest levels in line with our sustainable yield by segment, although we may adjust harvest levels periodically as a result of age-class variations in our portfolio or in response to market conditions.
•Active Portfolio Management. We seek to continually upgrade our portfolio through selective acquisitions and dispositions in an effort to concentrate our timberland holdings in markets with the strongest cash flow attributes and most favorable long-term growth prospects. Our strategy relies upon intensive analysis of supply and demand within localized timber markets, careful due diligence of regional timber inventory and site productivity, and comprehensive evaluation of potential HBU and land-based solutions upside. We seek to optimize our risk-adjusted returns by making calculated buy and sell decisions based on objective underwriting criteria and rigorous adherence to strategic and financial metrics. We further seek to mitigate risk and capitalize on synergy opportunities by focusing our acquisition efforts in areas where we have existing operations and proprietary market knowledge.
•Optimize Portfolio Value Through Differentiated Real Estate Platform. We continuously evaluate the highest and best use of our lands and seek to capitalize on identified opportunities through strategies uniquely tailored to maximize the value of our lands. Our real estate platform focuses on identifying and executing rural and recreational HBU property sales at significant premiums to our timberland hold value. In addition, we selectively pursue land-use entitlements and invest in infrastructure improvements on certain properties that are well-suited for residential, commercial, and industrial development in order to fully realize their long-term value potential, as well as to enhance the value of our surrounding landholdings. Our rural and recreational HBU property sales typically comprise approximately 1% to 2% of our Southern timberland holdings on an annual basis, while our current pipeline of development property sales is concentrated in two specific projects in the U.S. South known as Wildlight and Heartwood.
•Unlock Asset Potential Through Land-Based Solutions. The opportunity to provide land-based solutions from our timberlands to support the transition to a low-carbon economy—including solar leases, carbon capture and storage leases, carbon offsets, and fiber for bioenergy—is rapidly expanding. We intend to engage in lease agreements, carbon projects, and other transactions that increase the cash flow generation and net present value of select properties that have the requisite location, scale, geologic attributes, and/or other qualities to support these land-based solutions. To this end, we regularly assess our timberland portfolio to identify properties with land-based solutions potential, and we actively engage with credible counterparties to pursue value-enhancing transactions, generally with little to no incremental capital investment required by us.
•Pursue Nimble Approach to Capital Allocation. We believe in maintaining a nimble approach to capital allocation, recognizing that different opportunities will become available at different points in the business cycle. Our capital allocation philosophy is ingrained within our culture and employs a flexible, rather than prescriptive, approach with a view towards building long-term value per share. We evaluate a full range of capital allocation alternatives—including dividends, share buybacks, acquisitions, divestitures, debt reduction, and capital investments—to determine the optimal means to create value for our shareholders, and we will opportunistically pivot our capital allocation priorities accordingly.
•Employ Best-in-Class Stewardship and Disclosure Practices. We are committed to responsible stewardship, environmentally and economically sustainable forestry, and positive climate change solutions. We are further committed to being an industry leader in transparent disclosure, particularly relating to our timberland holdings, harvest schedules, timber inventory, age-class profiles, carbon footprint, and other pertinent data regarding our long-term sustainability. We believe our continued commitment to transparency around the stewardship of our assets and capital will allow us to effectively attract and deploy capital, and further enhance our reputation as a preferred industry supplier and employer.

SEGMENT INFORMATION
As of December 31, 2024, Rayonier operated in three reportable business segments: Southern Timber, Pacific Northwest Timber, and Real Estate. See Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note 3 — Segment and Geographical Information for information on sales and operating income by reportable segment and geographic region.
TIMBER
Our timber businesses are disaggregated into Southern Timber and Pacific Northwest Timber. Sales in the Timber segments include the harvesting of timber as well as other non-timber activities, including the leasing and licensing of properties, and land-based solutions.
    DISCUSSION OF TIMBER INVENTORY AND SUSTAINABLE YIELD
We define gross timber inventory as an estimate of all standing timber volume beyond the specified age at which we commence calculating our timber inventory for inclusion in our inventory tracking systems. The age at which we commence calculating our timber inventory is 10 years for our Southern timberlands, and 20 years for our Pacific Northwest timberlands. Our estimate of gross timber inventory is based on an inventory system that involves periodic statistical sampling and growth modeling. Periodic adjustments are made on the basis of growth estimates, harvest information, and environmental and operational restrictions. Gross timber inventory includes certain timber that we do not deem to be of a merchantable age as well as certain timber located in restricted, environmentally sensitive or economically inaccessible areas.
We define merchantable timber inventory as an estimate of timber volume beyond a specified age that approximates such timber’s earliest economically harvestable age. Our estimate includes certain timber located in restricted or environmentally sensitive areas based on an estimate of lawfully recoverable volumes from such areas. The estimate does not include volumes in restricted or environmentally sensitive areas that may not be lawfully harvested or volumes located in economically inaccessible areas. The merchantable age (i.e., the age at which timber moves from pre-merchantable to merchantable) is 15 years for our Southern timberlands, and 35 years for our Pacific Northwest timberlands.
Our estimated merchantable timber inventory changes over time as timber is harvested, as pre-merchantable timber transitions to merchantable timber, as existing merchantable timber inventory grows, as we acquire and sell timberland and as we periodically update our statistical sampling and growth and yield models. Our timber inventory by product and age class for our Southern Timber and Pacific Northwest Timber segments are presented herein as of September 30, 2024 on a pro forma basis adjusted for Large Dispositions completed in the fourth quarter. For purposes of calculating per unit depletion rates for the subsequent year, we estimate our merchantable timber inventory as of December 31, including the impact of acquisitions and dispositions.
Timber inventory is generally measured and expressed in short green tons (SGT) in our Southern timberlands, and in thousand board feet (MBF) or million board feet (MMBF) in our Pacific Northwest timberlands. For conversion purposes, one MBF is equal to approximately 7.75 short green tons. For comparison purposes, we provide inventory estimates for our Pacific Northwest timberlands in MBF as well as in short green tons.

The following table sets forth the estimated volumes of merchantable timber inventory in short green tons for the South and Pacific Northwest as of September 30, 2024. Merchantable timber inventory for the South and the Pacific Northwest are presented on a pro forma basis adjusted for the 91,000-acre Large Disposition in Oklahoma and 109,000 acres of Large Dispositions in Washington, respectively, that closed in the fourth quarter:

(volumes in thousands of SGT)
Location	Merchantable Inventory (a)	%
South	69,876	90
Pacific Northwest	7,525	10
	77,401	100

(a)For each region, depletion rate calculations for the upcoming year are based on estimated volumes of merchantable inventory at December 31, 2024.
We define sustainable yield as the average harvest level that can be sustained into perpetuity based on our estimates of biological growth and the expected productivity resulting from our reforestation and silvicultural efforts. Our estimated sustainable yield may change over time based on changes in silvicultural techniques and resulting timber yields, changes in environmental laws and restrictions, changes in the statistical sampling and estimates of our merchantable timber inventory, acquisitions and dispositions of timberlands, the expiration or renewal of timberland leases, casualty losses, and other factors. Moreover, our harvest level in any given year may deviate from our estimated sustainable yield due to variations in the age class of our timberlands, the product mix of our harvest (i.e., pulpwood versus sawtimber), our deliberate acceleration or deferral of harvest in response to market conditions, our thinning activity (in which we periodically remove some smaller trees from a stand to enhance long-term sawtimber potential of the remaining timber), or other factors. We estimated sustainable yield for each of our Timber segments as of December 31, 2024.
We manage our U.S. timberlands in accordance with the requirements of the Sustainable Forestry Initiative® (“SFI”) program, which consists of a comprehensive system of environmental principles, objectives and performance measures that combine the perpetual growing and harvesting of trees with the protection of wildlife, plants, soil and water quality. Through application of our site-specific silvicultural expertise and financial discipline, we manage timber in a way that is designed to optimize site preparation, tree species selection, competition control, fertilization, timing of thinning and final harvest. We also have a genetic seedling improvement program to enhance the productivity and quality of our timberlands and overall forest health. In addition, non-timber income opportunities associated with our timberlands such as recreational licenses, considerations for the future HBU of the land, and land-based solutions such as carbon sequestration are integral parts of our site-specific management philosophy. All of these activities are designed to maximize value while complying with SFI requirements.

SOUTHERN TIMBER
As of December 31, 2024, our Southern timberlands acreage consisted of approximately 1.75 million acres (including approximately 89,000 acres of leased lands) located in Alabama, Arkansas, Florida, Georgia, Louisiana, South Carolina and Texas. Approximately two-thirds of this land supports intensively managed plantations of predominantly loblolly and slash pine. The other one-third of this land is too wet to support pine plantations, but supports productive natural stands primarily consisting of natural pine and a variety of hardwood species. Rotation ages typically range from 21 to 28 years for pine plantations and from 35 to 60 years for natural stands. Key consumers of our timber include pulp, paper, wood products and biomass facilities.
We estimate that the sustainable yield of our Southern timberlands, including both pine and hardwoods, is approximately 6.5 to 6.9 million tons annually. We expect that the average annual harvest volume of our Southern timberlands over the next five years (2025 to 2029) will be generally in line with our sustainable yield. For additional information, see Item 1 — Business — Discussion of Timber Inventory and Sustainable Yield and Item 1A — Risk Factors.
In 2024, we acquired approximately 7,000 acres of timberland in the Southern region. For additional information, see Note 5 — Timberland Acquisitions. We also closed on a 91,000-acre Large Disposition in Oklahoma. See Item 7 — Results of Operations for additional information.
We estimate that the gross timber inventory and merchantable timber inventory of our Southern timberlands were 83 million tons and 70 million tons, respectively, as of September 30, 2024, on a pro forma basis adjusted for the 91,000-acre Large Disposition in Oklahoma completed in the fourth quarter. The following table provides a breakdown of our Southern timberlands acreage and timber inventory by product and age class as of September 30, 2024, presented on a pro forma basis to exclude acreage and timber inventory sold in the Large Disposition:

(volumes in thousands of SGT) (a)
Age Class	Acres (000’s)	Pine Pulpwood	Pine Sawtimber	Hardwood Pulpwood	Hardwood Sawtimber	Total
Pine Plantation
0 to 4 years (b)	269	—	—	—	—	—
5 to 9 years	199	—	—	—	—	—
10 to 14 years	182	6,789	1,816	41	—	8,646
15 to 19 years	204	10,302	5,732	127	1	16,162
20 to 24 years	185	7,557	7,782	140	3	15,482
25 to 29 years	67	2,237	4,237	83	3	6,560
30 + years	43	1,245	3,337	202	3	4,787
Total Pine Plantation	1,149	28,130	22,904	593	10	51,637
Natural Pine (Plantable) (c)	30	299	329	598	115	1,341
Natural Mixed Pine/Hardwood (d)	509	7,589	5,929	13,713	2,340	29,571
Forested Acres and Gross Inventory	1,688	36,018	29,162	14,904	2,465	82,549
Plus: Non-Forested Acres (e)	64
Gross Acres	1,752
Less: Pre-Merchantable Age Class Inventory (f)						(8,709)
Less: Volume in Environmentally Sensitive/Legally Restricted Areas						(3,964)
Merchantable Timber Inventory						69,876

(a)Table presented as of September 30, 2024 and is presented on a pro forma basis adjusted for the 91,000-acre Large Disposition in Oklahoma.
(b)0 to 4 years includes clearcut acres not yet replanted.
(c)Consists of natural stands that are convertible into pine plantations once harvested.
(d)Consists of all non-plantable natural stands, including those that are in environmentally sensitive or economically inaccessible areas.
(e)Includes roads, rights of way and all other non-forested areas.
(f)Includes inventory that is less than 15 years old.

PACIFIC NORTHWEST TIMBER
As of December 31, 2024, our Pacific Northwest timberlands consisted of approximately 308,000 acres located in Oregon and Washington, of which approximately 241,000 acres were designated as productive acres, meaning land that is capable of growing merchantable timber and where the harvesting of timber is not constrained by physical, environmental or regulatory restrictions. These timberlands primarily comprise second and third rotation western hemlock and Douglas-fir, as well as a small amount of other softwood species, such as western red cedar. A small percentage also consists of natural hardwood stands of predominantly red alder. In the Pacific Northwest, rotation ages typically range from 35 to 50 years. Our product mix in the Pacific Northwest is heavily weighted to sawtimber, which is sold to domestic wood products facilities as well as exported primarily to Pacific Rim markets.
We estimate that the sustainable yield of our Pacific Northwest timberlands is approximately 115 to 135 MMBF (or 0.90 to 1.05 million tons) annually. We expect that the average annual harvest volume of our Pacific Northwest timberlands over the next five years (2025 to 2029) will be toward the lower end of our sustainable yield range. For additional information, see Item 1 — Business — Discussion of Timber Inventory and Sustainable Yield and Item 1A — Risk Factors.
In 2024, we closed on 109,000 acres of Large Dispositions in Washington. See Item 7 — Results of Operations for additional information.
We estimate that the gross timber inventory and merchantable timber inventory of our Pacific Northwest timberlands were 1,981 MMBF and 971 MMBF, respectively, as of September 30, 2024, on a pro forma basis adjusted for the 109,000 acres of Large Dispositions in Washington completed in the fourth quarter. The following table provides a breakdown of our Pacific Northwest timberlands acreage and timber inventory by product and age class as of September 30, 2024, presented on a pro forma basis to exclude acreage and timber inventory sold in the Large Dispositions:

(volumes in MBF, except as noted) (a)
Age Class	Acres (000’s)	Softwood Pulpwood (f)	Softwood Sawtimber (f)	Total (f)
Commercial Forest
0 to 4 years (b)	28	—	—	—
5 to 9 years	26	—	—	—
10 to 14 years	25	—	—	—
15 to 19 years	27	—	—	—
20 to 24 years	28	43,557	84,911	128,468
25 to 29 years	28	64,307	223,499	287,806
30 to 34 years	25	72,107	374,742	446,849
35 to 39 years	34	89,325	512,810	602,135
40 to 44 years	11	33,746	210,591	244,337
45 to 49 years	4	8,859	56,583	65,442
50+ years	3	6,555	41,381	47,936
Total Commercial Forest	239	318,456	1,504,517	1,822,973
Non-Commercial Forest (c)	2	1,675	9,652	11,327
Productive Forested Acres	241
Restricted Forest (d)	57	23,398	123,010	146,408
Total Forested Acres and Gross Inventory	298	343,529	1,637,179	1,980,708
Plus: Non-Forested Acres (e)	10
Gross Acres	308
Less: Pre-Merchantable Age Class Inventory				(863,362)
Less: Restricted Forest Inventory				(146,408)
Total Merchantable Timber				970,938
Conversion factor for MBF to SGT				7.75
Total Merchantable Timber (thousands of SGT)				7,525

(a)Table presented as of September 30, 2024 and is presented on a pro forma basis adjusted for the 109,000 acres of Large Dispositions in Washington.
(b)0 to 4 years includes clearcut acres not yet replanted.
(c)Includes non-commercial forests with limited productivity.
(d)Includes significant portions of riparian management zones, legally restricted forests, and environmentally sensitive areas.
(e)Includes roads, rights of way, and all other non-forested areas.
(f)Includes a minor component of hardwood in red alder and other species.

REAL ESTATE
All of our land sales, including HBU and non-HBU, are reported in our Real Estate segment. We report our Real Estate sales in six categories:
•Improved Development,
•Unimproved Development,
•Rural,
•Timberland & Non-Strategic,
•Large Dispositions, and
•Conservation Easements
The Improved Development category comprises properties sold for development for which we, through a taxable REIT subsidiary, have invested in site improvements such as infrastructure, roadways, utilities, amenities and/or other improvements designed to enhance marketability and create parcels, pads and/or lots for sale.
The Unimproved Development category comprises properties sold for development for which we have not invested in site improvements.
The Rural category comprises real estate sales (excluding development sales) representing a demonstrable premium above timberland value.

The Timberland & Non-Strategic category includes real estate sales representing little to no premium to timberland value and generally comprising less productive assets that are deemed non-core to our operations. Timberland & Non-strategic sales are effectuated in the ordinary course of business to improve our portfolio or in response to unsolicited offers.
The Large Dispositions category includes sales of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value. Proceeds from Large Dispositions are generally used to fund capital allocation priorities, such as share repurchases, debt repayment or acquisitions. Sales designated as Large Dispositions are excluded from cash flow from operations and the calculation of Adjusted EBITDA and Cash Available for Distribution (“CAD”). See Item 7 — Performance and Liquidity Indicators for the definition of Adjusted EBITDA and CAD.
We maintain a detailed land classification analysis for all of our timberland and HBU acres. The vast majority of our HBU properties are managed as timberland and generate cash flow from timber operations prior to their sale or, in the case of Improved Development properties, prior to improvement.
Conservation Easements are the sale of development rights, which preclude future development on the underlying land but reserve our rights to continue to grow and harvest timber.

COMPETITION
TIMBER
Timber markets in our Southern and Pacific Northwest regions are relatively fragmented with price being the principal method of competition.
The following table provides an overview of certain major competitors in each of our Timber segments:

Segment	Competitors
Southern Timber (a)	Weyerhaeuser Company
Resource Management Service
Manulife Investment Management Timberland and Agriculture Inc.
Forest Investment Associates
PotlatchDeltic
Timberland Investment Resources
J.P. Morgan Asset Management
BTG Pactual
Molpus Woodlands Group
The Westervelt Company, Inc.

Pacific Northwest Timber (a)	Weyerhaeuser Company
Green Diamond Resource Company
State of Washington Department of Natural Resources
Sierra Pacific Industries
J.P. Morgan Asset Management
Forest Investment Associates
Manulife Investment Management Timberland and Agriculture Inc.
Bureau of Indian Affairs
Port Blakely Tree Farms
BTG Pactual

(a)    In addition to the competitors listed, we also compete with numerous other large and small privately held timber companies.

REAL ESTATE
In our Real Estate business, we compete with other owners of entitled and unentitled properties. Each property has unique attributes, but overall quantity of supply and price for residential, commercial, industrial and rural properties in the geographic areas in which we operate are the most significant competitive drivers.
CUSTOMERS

In 2024, we closed on four Large Disposition transactions for a total of $495.0 million, representing approximately 50% of consolidated sales. Individually, each large disposition represents 10% or more of consolidated sales. There were no other individual customers (or group of customers under common control) who represented 10% or more of consolidated sales. See Note 4 — Revenue for additional information.

SEASONALITY
Across all our segments, results are normally not impacted significantly by seasonal changes. However, significant wet weather in areas of our Southern Timber operations can hinder access for harvesting, thereby temporarily reducing supply in the affected areas and generally strengthening prices. Conversely, extended dry weather in an area tends to suppress prices as timber is more accessible for harvesting.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

We are subject to federal, state and local laws and regulations in the United States that could affect our business, including those promulgated under the Foreign Corrupt Practices Act, Occupational Safety and Health Act, Clean Water Act, Endangered Species Act, Washington Forest Practices Act and various other environmental and safety laws and regulations. Our operations also are subject to various international trade agreements, tariffs, taxes and regulations. While we believe that we are in compliance in all material respects with all applicable governmental regulations, current governmental regulations may change or become more stringent or unforeseen events may occur, any of which could have a material adverse effect on our financial position or results of operations.

We are aware of hazardous substances at a former sawmill site located in Port Gamble, Washington, which we acquired as part of our acquisition of Pope Resources. We have been identified as a “potentially liable party” at the Port Gamble site and are presently working on cleanup and remediation under the Washington Model Toxics Control Act, as well as the federal Comprehensive Environmental Response, Compensation and Liability Act programs. We have determined that a liability has been incurred and that the amount of the loss can reasonably be estimated. Accordingly, we have accrued amounts on our balance sheet for losses related to this site. Compliance with environmental laws and regulations and our remedial environmental obligations historically have not had a material impact on our operations, and we are not aware of any proposed regulations or remedial obligations that could trigger significant costs or capital expenditures in connection with such compliance.

We have elected to be taxed as a REIT for U.S. federal tax purposes pursuant to the Internal Revenue Code of 1986 and related U.S. Treasury regulations and administrative guidance (“REIT Requirements”). We monitor and test our compliance with all REIT Requirements and believe that we are in compliance in all material respects with all such current requirements. In the event we are not in compliance, or in the event current REIT Requirements change in such a way as to preclude our continuing qualification as a REIT, such events could have a material adverse effect on our financial position or results of operations.

Compliance with government regulations, including environmental regulations, has not had, and based on current information and the applicable laws and regulations currently in effect, is not expected to have a material effect on our capital expenditures, earnings or competitive position. However, laws and regulations may be changed, accelerated or adopted that impose significant operational restrictions and compliance requirements upon our company and which could negatively impact our operating results. See Item 1A — Risk Factors.

PORT GAMBLE ENVIRONMENTAL REMEDIATION
In the merger with Pope Resources, we acquired the town of Port Gamble, Washington. Portions of this property require environmental remediation under federal and state environmental laws, and remediation activities are currently ongoing. As such, we have recognized environmental liabilities associated with Port Gamble. For additional information on our environmental liabilities see Note 11 — Commitments and Note 13 — Environmental and Natural Resource Damage Liabilities.
The sections below provide a history of the environmental matters in Port Gamble, Washington:
Discovery and Initial Actions
In Port Gamble, Washington, hazardous substances were previously discovered requiring environmental remediation under federal and state environmental laws. The real estate subject to environmental remediation requirements was the location of a sawmill operated by Pope & Talbot, Inc. (“P&T”) from 1853 to 1995. P&T continued to lease various portions of the site for its operations until 2002. During the time P&T operated in Port Gamble, it also conducted shipping, log storage, and log transfer operations in the tidal and subtidal waters of Port Gamble Bay, some of which were under a lease from the Washington State Department of Natural Resources (“DNR”) that lasted from 1974 to 2004. P&T’s operations resulted in the release of hazardous substances that impacted the upland and submerged portions of the site. These substances include various hydrocarbons, cadmium, and toxins associated with wood waste and the production of wood products.
Following the mill closure, the Washington State Department of Ecology (the “DOE”) began to examine the environmental conditions at Port Gamble. Under Washington law, both Pope Resources and P&T were considered by the DOE to be “potentially liable persons” (“PLPs”); Pope Resources because of its ownership of certain portions of the site, and P&T because of its historical ownership and operation of the site. P&T and Pope Resources entered into a settlement agreement in 2002 that allocated responsibility for environmental contamination at the townsite, millsite, a solid waste landfill, and adjacent water to Pope Resources, with P&T assuming responsibility for funding cleanup in the Port Gamble Bay and the other areas of the site that were impacted by its historical operations.
In 2005, both Pope Resources and P&T received Environmental Excellence Awards from DOE for their work in remediating the contamination that had existed at the Port Gamble townsite and landfill. DOE also issued letters to both parties in 2006 indicating that the agency expected to take no further action regarding conditions at those portions of the site. Pope Resources continued cleaning up the remaining contamination at the millsite. By late 2005, the millsite portion of the site had largely been cleaned and the remaining aspects of that project consisted of test well monitoring and modest additional remediation. The Port Gamble Bay area and related tidelands, for which P&T was responsible under the parties’ settlement agreement, had not yet been remediated. In 2007, P&T filed for bankruptcy protection and was eventually liquidated, leaving Pope Resources as the only remaining PLP. Because environmental liabilities are joint and several as between PLPs, the result of P&T’s bankruptcy was to leave the liability with Pope Resources as the only remaining solvent PLP.
In-water Cleanup
Beginning in 2010, DOE began to reconsider its expectations regarding the level of cleanup that would be required for Port Gamble Bay, largely because of input from interested citizens and groups, one of the most prominent being the Port Gamble S’Klallam Tribe. In response to input from these groups, DOE adopted remediation levels that were far more stringent than either DOE or Pope Resources had contemplated previously. In December 2013, Pope Resources and DOE entered into a consent decree that included a cleanup action plan (“CAP”) requiring the removal of docks and pilings, excavation and backfilling of intertidal areas, subtidal dredging and monitoring, and other specific remediation steps. The construction phase of the cleanup of the Port Gamble Bay area and related tidelands began in September 2015 and the in-water portion of the cleanup was completed in January 2017.
Millsite Cleanup
With the in-water portion of the cleanup completed, there was expected to be relatively modest cleanup activity on the millsite and a monitoring period. In February 2018, Pope Resources and DOE entered into an agreed order with respect to the millsite under which Pope Resources performed a remedial investigation and feasibility study (“RI/FS”), which it submitted to DOE for review in January 2019. Following the finalization of the RI/FS, Pope Resources worked with DOE to develop a CAP. As with the in-water portion of the project, the CAP defined the scope of the remediation activity for the millsite. The consent decree, which includes the CAP, was entered in Kitsap County Superior Court on November 25, 2020.
Natural Resources Damages
In addition to the cleanup costs discussed previously, certain environmental laws allow state, federal, and tribal trustees (collectively, the “Trustees”) to bring suit against property owners to recover natural resource damages (“NRD”). Similar to cleanup responsibility, liability for NRD can attach to a property owner simply because an injury to natural resources resulted from releases of hazardous substances on the owner’s property, regardless of culpability for the release. Trustees have alleged that Pope Resources had NRD liability because of releases that occurred on its property. Prior to the merger with Rayonier, Pope Resources began negotiations with the Trustees for the purpose of identifying NRD restoration projects. Those negotiations culminated in the entry of an NRD Consent Decree in the U.S. District Court for the Western District of Washington on September 23, 2024. An integrated cleanup and habitat restoration project incorporating activities required by the mill site cleanup and NRD consent decrees was initiated in June 2024. Site work is expected to be substantially complete in 2025, with in-water vegetation transplanting and monitoring efforts continuing for ten years.
For additional information see Item 1A — Risk Factors.
RESEARCH AND DEVELOPMENT
Research and development is an integral component of Rayonier's forestry program. We conduct research in a wide variety of topics in order to increase the productivity and sustainability of our forests. Topics include genetics and tree improvement, soils and site productivity, seedling production, site-specific silviculture, biometrics and growth and yield, environmental sustainability (including protection of water, biodiversity, and species of conservation concern) and carbon and climate impact. Our research and development is conducted by an internal team of scientists that frequently work in cooperation with university partners and governmental agencies.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers as of February 21, 2025, are as follows:
Mark D. McHugh, 49, Mr. McHugh was appointed President and Chief Executive Officer in April 2024, having previously served as President and Chief Financial Officer since January 2023. Prior to this, he served as Senior Vice President and Chief Financial Officer since joining Rayonier in December 2014. Mr. McHugh has over 20 years of experience in finance and capital markets, focused primarily on the forest products and REIT sectors. He joined Rayonier from Raymond James, where he served as Managing Director in the firm’s Real Estate Investment Banking group, responsible for the firm’s timberland and agriculture sector coverage. Prior to Raymond James, he worked in the Investment Banking division of Credit Suisse in New York and Los Angeles from 2000 to 2008, focused on the paper and forest products sectors. Throughout his career, he has provided a wide range of strategic and financial counsel to various publicly traded paper, forest products, and real estate companies. Mr. McHugh holds a B.S.B.A. in Finance from the University of Central Florida and a JD from Harvard Law School.
Douglas M. Long, 54, Mr. Long was appointed Executive Vice President and Chief Resource Officer in January 2023, having previously served as Senior Vice President, Forest Resources since December 2015. Mr. Long oversees Rayonier’s global forestry operations, as well as emerging business opportunities associated with land-based solutions. He joined Rayonier in 1995 as a GIS Forestry Analyst and held multiple positions of increasing responsibility within the forestry division prior to his most recent roles, including Vice President, U.S. Operations from November 2014 to December 2015 and Director, Atlantic Region, U.S. Forest Resources from March 2014 to November 2014. Mr. Long holds bachelor’s and master’s degrees in Forest Resources and Conservation from the University of Florida.
April J. Tice, 51, Ms. Tice was appointed Senior Vice President and Chief Financial Officer in April 2024, having previously served as Vice President and Chief Accounting Officer since 2021. In her current position, she acts as the Company’s principal financial and accounting officer. Prior to this, she served as Vice President, Financial Services and Corporate Controller. She joined Rayonier in 2010 as Manager, General Ledger, and has held multiple positions of increasing responsibility within the finance and accounting departments. Prior to joining Rayonier, Ms. Tice held various accounting positions with Deloitte & Touche, the State of Florida, and two private companies located in Florida. Ms. Tice holds a Bachelor of Fine Arts from Florida State University and a Master of Accountancy with a tax concentration from the University of North Florida. Ms. Tice is a Certified Public Accountant in the State of Florida.
Christopher T. Corr, 61, Mr. Corr joined the Company in July 2013 and currently serves as Senior Vice President, Real Estate Development and President of Raydient. Prior to joining Rayonier, he served as Executive Vice President, Buildings and Places for AECOM from 2008 to 2013. Prior to that, Mr. Corr held various positions with The St. Joe Company between 1998 and 2008, most recently as Executive Vice President and Chief Strategy Officer. From 1992 to 1998, Mr. Corr was a senior manager with The Walt Disney Company, where he was a key member of the team that developed the visionary town of Celebration near Orlando, Florida. From 1990 to 1992, Mr. Corr served as an elected member of the Florida House of Representatives. Mr. Corr holds a Bachelor of Arts degree from the University of Florida and has completed programs with the Harvard Real Estate Institute and the Wharton School of Business at University of Pennsylvania.
Mark R. Bridwell, 62, Mr. Bridwell was appointed Senior Vice President, General Counsel and Corporate Secretary in March 2023. He was previously promoted to Vice President and General Counsel in June 2014, and shortly thereafter, assumed the additional role of Corporate Secretary in March 2015. Mr. Bridwell previously served as Assistant General Counsel for Land Resources from 2012 to June 2014 and Associate General Counsel for Timber and Real Estate from 2009 to 2012. He joined Rayonier in 2006 as Associate General Counsel for Performance Fibers. Prior to Rayonier, Mr. Bridwell served as counsel for six years at Siemens Corporation. Prior to Siemens Corporation, he was an attorney with the international law firms of Jones, Day, Reavis & Pogue and Seyfarth, Shaw, Fairweather & Geraldson for five years. Mr. Bridwell holds a B.S.B.A. in Finance from the University of Central Florida, and both an MBA and JD from Emory University.
Shelby L. Pyatt, 54, Ms. Pyatt was appointed Senior Vice President, Human Resources and Information Technology in March 2023, having previously served as Vice President, Human Resources and Information Technology since October 2015. Prior to this, she served as Vice President, Human Resources from July 2014 to October 2015, Director, Compensation, Benefits and Employee Services from 2009 to July 2014 and Director, Compensation and Employee Services from 2006 to 2009. She joined Rayonier in 2003 as Manager,

Compensation. Prior to joining Rayonier, Ms. Pyatt held human resources positions with CSX Corporation and Barnett Bank. Ms. Pyatt holds a bachelor’s degree in Business Management.
W. Rhett Rogers, 48, Mr. Rogers was appointed Senior Vice President, Portfolio Management in March 2023 having previously served as Vice President, Portfolio Management since February 2017. Mr. Rogers oversees the Company’s land acquisition and disposition activities, rural and HBU land sales, and land information services function. He joined Rayonier in 2001 as a District Technical Forester, and has held multiple positions of increasing responsibility within the Company. Mr. Rogers holds a Bachelor of Science in Forestry from Louisiana Tech University, and both an MBA and MS in Forest Resources from Mississippi State University.
HUMAN CAPITAL
Rayonier is committed to providing an engaging and rewarding employee experience, as well as making safety a priority in everything we do.
Our Culture and Employee Retention
We view our culture as an asset and believe a positive and healthy work environment is crucial for achieving our goals of being the preferred employer in the forestry industry and retaining key talent. We actively foster open communication and information sharing throughout the organization, while empowering employees to take initiative and contribute their ideas. This approach ensures team members feel valued, engaged and capable of making a meaningful impact.
Every two years we conduct a formal company-wide anonymous employee survey to gather feedback for management. Results are benchmarked against our third-party provider’s global database, shared transparently, and reviewed with our Board of Directors to inform the setting of non-financial goals for management.
Employee recruitment, retention and development are essential to our success. We are committed to providing employees with opportunities for skill development and professional growth, alongside competitive compensation commensurate with experience, knowledge and performance. Our compensation package includes base salary and an annual bonus. We also use targeted equity-based grants with multi-year vesting schedules to promote employee retention and cultivate an ownership mentality across the organization. Our comprehensive benefits package includes medical, dental, vision, life, accident, disability and paid parental and caregiver leave. We also offer a health savings account, a dependent care spending account and an employee assistance plan. Our 401(k) retirement savings plan includes company matching contributions as well as enhanced retirement contributions.
Employee Development
We offer a robust training and development program to all employees that encompasses a variety of learning methods to cater to diverse needs. This includes micro and on-demand learning for quick and targeted skill upgrades, traditional classroom programs for more in-depth learning, and a coaching and mentoring program for professional growth. For those seeking broader experience, we offer cross-functional assignments, and a specialized job rotation program designed for early career foresters. We also offer tuition reimbursement, covering 80% of degreed program costs.

Workplace Safety
Safety is a way of life and a cornerstone of Rayonier’s culture — our key guiding principle is that all of our employees and contractors should return home safely each day. To that end:
•We employ a systematic, four-pronged approach to developing and assimilating our safety principles: set goals, communicate effectively, identify preventive measures and provide proper tools and training.
•We conduct meetings throughout our organization addressing key safety issues.
•We offer a variety of mandatory and optional safety courses each year in areas such as: defensive driving, proper chainsaw use, ATV safety, CPR certifications and first aid, emergency evacuation, slips, trips and falls, overhead hazards, fire prevention, internal reporting of safety incidents, general forestry requirements and various other safety topics.
Rayonier achieved our goal in 2024—we had zero fatalities or significant incidents, and everybody went home safe, every day. Our commitment to maintaining a safe working environment has not only safeguarded lives, but has also contributed to the overall success of our organization and industry. It is through adherence to safety protocols and constant vigilance that we have created a workplace where everyone feels secure and supported.

We generally engage contractors to perform a number of critical functions, such as the planting of trees and the harvesting and hauling of logs. Our safety management programs are designed to use a collaborative approach to focus on both employee and contractor safety. For our employees, driving is generally deemed to be the most hazardous activity associated with our business given the geographic dispersion of our assets. However, for our contracted workforce, activities associated with tree felling, extraction of logs and log transportation are the most critical risk areas.
Our safety management program includes both contractors and employees pursuant to local laws. Regulations incorporating contractor safety do not exist in the U.S. In line with our goal to provide an accident-free workplace for everyone, we have taken steps to promote safe work practices among our contractor workforce. Our safety program focuses on establishing an open dialogue about safety issues with contractors. The program includes safety alerts, tailgate meetings on safety topics, education on best management practices, and our near miss/incident reporting program. We now require all contractors to have an active written safety program in place before working on our property. In 2024, 720 safety near miss reports were submitted and 1,364 contractor safety meetings were conducted.
Employee Wellness
Our employee wellness program, Stay Strong, promotes overall employee health and well-being through education, resources, and a financial investment. Stay Strong focuses on four key areas: Health and Well-Being, Financial Wellness, Work-Life Balance and Emotional Health. This includes a comprehensive benefits package, an employee assistance program, flexible work arrangements, financial wellness assessments and counseling, generous paid time off, health fairs and health risk assessments, and a variety of wellness seminars and workshops for all employees.

Employee Demographics
Rayonier is committed to promoting an inclusive workforce as we believe this plays an integral role in maintaining an engaging employee experience. As of December 31, 2024, excluding the impact of our workforce optimization initiative, we had 332 employees supporting our continuing operations.

The following charts provide a breakdown of Rayonier’s demographics as of December 31, 2024:

WORKFORCE BY ETHNICITY (a)

U.S.
0.9% American Indian/Alaskan Native
1.5% Asian
3.9% Black or African-American
4.2% Hispanic or Latino
0.6% Two or more races
88.9% White

WORKFORCE BY GENDER

35%
U.S.
65%
Male
Female

LEADERS BY GENDER (b)

19%
U.S.
81%
Male
Female

(b) Leaders are defined as employees who have responsibility for managing other employees.

AVAILABILITY OF REPORTS AND OTHER INFORMATION
Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and amendments to those reports filed or furnished pursuant to Sections 13(a) or 14 of the Securities Exchange Act of 1934 are made available to the public free of charge in the Investor Relations section of our website, www.rayonier.com, shortly after we electronically file such material with, or furnish them to, the SEC. Our corporate governance guidelines and charters of all committees of our board of directors are also available on our website. The information on our website is not incorporated by reference into the 2024 Form 10-K.

Item 1A.    RISK FACTORS
Our operations are subject to a number of risks. When considering an investment in our securities, you should carefully read and consider these risks, together with all other information in this Annual Report on Form 10-K. If any of the events described in the following risk factors actually occur, our business, financial condition or operating results, as well as the market price of our securities, could be materially adversely affected.
ECONOMIC RISK FACTORS
A sustained increase in the rate of inflation, a persistent period of heightened inflation and monetary policy responses to the inflationary environment could negatively affect our stock price, results of operations and financial condition.
The acceleration of inflation in the United States and global economies could adversely affect us. In particular, increases in the cost and availability of labor for us and our contractors could increase our costs, compress our margins and impact harvest levels. In addition, increases in energy and fuel costs could affect our results of operations. Energy costs are a significant operating expense for logging and hauling contractors who support us and the customers of our standing timber. A rise in energy costs could have a negative effect on the cost and availability of such contractors. Additionally, rising energy costs could have a negative impact on the cost of ocean freight for our exported products. Moreover, our selling, general and administrative costs could increase. More generally, an increase in inflation and interest rates could have an adverse impact on our cost of capital, which could impact the value of our long-lived assets, our ability to economically acquire additional assets, the cost of debt and the value of our equity. One of the factors that may influence the price of our common shares is our annual dividend yield as compared to the yields on other financial instruments. An increase in market interest rates could cause increases in discount rates and, accordingly, a decline in property values and total returns for timberland assets. Thus, an increase in market interest rates could result in higher yields on other financial instruments and could adversely affect the relative attractiveness of an investment in our equity and, accordingly, the trading price of our common shares. These macroeconomic factors impacting us are beyond our control and could have a material adverse effect on our business, financial condition, results of operations and the value of our equity.
We are exposed to the cyclicality of the markets in which we operate and other factors beyond our control, which could adversely affect our results of operations.
In our Timber segments, the level of residential construction activity, including home repair and remodeling activity, is the primary driver of sawtimber demand. In addition, demand for logs can be affected by the demand for wood chips in the pulp and paper and engineered wood products markets, as well as the bio-energy production markets. The ongoing level of activity in these markets is subject to fluctuation due to future changes in economic conditions, inflation, interest rates, government subsidies, credit availability, population growth, weather conditions, geopolitical tensions, the imposition of tariffs on our customers’ finished products and other factors. Changes in global economic conditions, such as new timber supply sources and changes in currency exchange rates, foreign interest rates and foreign and domestic trade policies, can also negatively impact demand for our timber and logs. In addition, the industries in which our customers participate are highly competitive and may experience overcapacity or reductions in demand, all of which may affect demand for and pricing of our products.
In our Real Estate segment, our inability to sell our HBU properties at attractive prices could have a significant effect on our results of operations. Demand for real estate can be affected by the availability of capital, changes in interest rates, availability and terms of financing, conditions in the credit markets generally, changes in governmental agencies, changes in developer confidence, actions by conservation organizations, actions by anti-development organizations, our ability to obtain land use entitlements and other permits necessary for our development activities, local real estate market economic conditions, competition from other sellers of land and real estate developers, the relative illiquidity of real estate investments, employment rates, new housing starts, population growth, demographics and federal, state and local land use, zoning and environmental protection laws or regulations (including any changes in laws or regulations). In addition, changes in investor interest in purchasing timberlands could reduce our ability to execute sales of non-strategic timberlands.
These macroeconomic and cyclical factors impacting our operations are beyond our control and, if such conditions deteriorate, could have an adverse effect on our business.

The industries in which we operate are highly competitive.
The markets in which we operate are highly competitive, and we compete with companies that have substantially greater financial resources than we do in each of these businesses. The competitive pressures relating to our Timber segments are primarily driven by quantity of product supply and quality of the timber offered by competitors in the domestic and export markets, each of which may impact pricing. With respect to our Real Estate segment, we compete with other owners of entitled and unentitled properties. Each property has unique attributes, but overall quantity of supply and price for residential, commercial, industrial and rural properties in the geographic areas in which we operate are the most significant competitive drivers.
Our business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by the ongoing conflicts and geopolitical tensions.
The global economy has been negatively impacted by the military conflicts between Russia and Ukraine, as well as in the Middle East. The duration and outcomes of these conflicts and their residual effects are uncertain. Global log and lumber markets have exhibited increased volatility as sanctions have been imposed on Russia by the United States, the United Kingdom and the European Union in response to Russia’s invasion of Ukraine. Additionally, the conflict and related hostilities in the Middle East have increased the potential for disruptions to shipping in the Red Sea, affected the cost and availability of ocean freight providers and elevated US military operations in the region. While we do not expect our operations to be directly impacted by these conflicts at this time, changes in the cost of ocean freight, and changes in global wood and commodity flows, especially energy commodities, could impact the markets in which we operate, which may in turn negatively impact our business, results of operations, supply chain and financial condition. In addition, the effects of the ongoing conflicts could heighten certain of our other known risks described herein.
OPERATIONAL RISK FACTORS
Weather, climate change and other natural conditions may limit our timber harvest and sales.
Weather conditions, changes in timber growth cycles, limitations on access (for example, due to prolonged wet conditions) and other factors, including damage by fire, insect infestation, disease, prolonged drought and natural disasters such as wind storms and hurricanes, may limit harvesting of our timberlands. Changes in the diversity of plants and trees due to fluctuations in temperature and rainfall patterns, could adversely impact the long-term growing conditions in our forests. The volume and value of timber that can be harvested from our timberlands may be reduced by any such occurrence and other causes beyond our control. As is typical in the forestry industry, we do not maintain insurance for any loss to our timber, including losses due to fire and these other causes. These and other factors beyond our control could reduce our timber inventory and our sustainable yield, thereby adversely affecting our financial results and cash flows.
Entitlement and development of real estate entail a lengthy, uncertain and costly governmental approval process, which could adversely affect our ability to grow the businesses in our Real Estate segment.
Entitlement and development of real estate entail extensive approval processes involving multiple regulatory jurisdictions. It is common for a project to require multiple approvals, permits and consents from U.S. federal, state and local governing and regulatory bodies. Any of these issues can materially affect the cost, timing and economic viability of our real estate projects. Moreover, the real estate entitlement process is frequently a political one, which involves uncertainty and often extensive negotiation and concessions in order to secure and maintain the necessary approvals and permits. In the U.S., a significant amount of our development property is located in jurisdictions in which local governments face challenging issues relating to growth and development, including zoning and future land use, public services, water availability, transportation and other infrastructure, concurrency requirements, affordable housing, land conservation efforts, and funding for same, and the requirements of state law. In addition, anti-development groups are active, especially in Florida and Washington, in filing litigation to oppose particular entitlement activities and development projects, and in seeking legislation and other anti-development limitations on real estate development activities. We expect this type of anti-development activity to continue in the future.

Entitlement and development of real estate are also subject to lengthy, uncertain and costly implementation processes. Large-scale developments may involve commitments from government agencies or third parties related to the delivery of infrastructure improvements (such as roads, bridges, sidewalks, water, sewer and other utilities), the certainty and timing of which are outside of our control.

Changes in the laws, or interpretation or enforcement thereof, regarding the use and development of real estate, changes in the political composition of state and local governmental bodies and the identification of new facts regarding our properties could lead to new or greater costs, delays and liabilities that could materially adversely affect our business, profitability or financial condition.
We depend on third parties for logging and transportation services and increases in the costs or decreases in the availability of quality service providers could adversely affect our business.
Our Timber segments depend on logging and transportation services provided by third parties, both domestically and internationally, including by railroad, trucks and/or ships. If any of our transportation providers were to fail to deliver timber supply or logs to our customers in a timely manner, or were to damage timber supply or logs during transport, we may be unable to sell it at full value, or at all. Tight job markets have increased the difficulty and cost of attracting and retaining sufficient skilled labor for logging and transportation. Accordingly, our timber harvesting volumes and realized margins have been negatively impacted in certain markets. It is expected that the supply of qualified logging contractors will be impacted by the availability and cost of debt financing for equipment purchases as well as the limited availability of adequately trained loggers. Should demand for housing become elevated, harvest levels may further increase, placing more pressure on the existing supply of logging contractors. Any significant failure or unavailability of third-party logging or transportation providers, or further increases in transportation rates, labor rates and/or fuel costs, may result in higher logging costs or the inability to capitalize on stronger log prices to the extent logging contractors cannot be secured at a competitive cost. Such events could harm our reputation, negatively affect our customer relationships and adversely affect our business.

We are subject to risks associated with doing business outside of the U.S.
Although the bulk of our customers are in the U.S., some of our sales are to end markets outside of the U.S. The export of our products into international markets results in risks inherent in conducting business pursuant to international laws, regulations and customs. International sales may contribute to future growth. The risks associated with our business outside the U.S. include:
•changes in and reinterpretations of the laws, regulations and enforcement priorities of the countries in which our products are sold;
•responsibility to comply with anti-bribery laws such as the U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions;
•trade protection laws, policies and measures and other regulatory requirements affecting trade and investment, including loss or modification of exemptions for taxes and tariffs, imposition of new tariffs and duties and import and export licensing requirements;
•negative impacts from the imposition and/or threatened imposition of substantial tariffs on forest products imports into U.S. trading partner countries in connection with trade tensions between the U.S. and those countries;
•business disruptions arising from public health crises and outbreaks of communicable diseases, especially in China;
•business disruptions arising from geopolitical tensions, especially between China and the United States;
•product damage or losses incurred during shipping;
•potentially negative consequences from changes in or interpretations of tax laws;
•economic or political instability, inflation, recessions and interest rate and exchange rate fluctuations; and
•uncertainties regarding non-U.S. judicial systems, rules and procedures;
These risks could adversely affect our business, financial condition and results of operations.

Our estimates of timber inventories and growth rates may be inaccurate, which could impair our ability to realize expected revenues.
We rely upon estimates of merchantable timber inventories (which include judgments regarding inventories that may be lawfully and economically harvested), timber growth rates and end-product yields when acquiring and managing working forests. These estimates, which are inherently inexact and uncertain in nature, are central to forecasting our anticipated timber revenues and expected cash flows. Growth rates and end-product yield estimates are developed using statistical sampling, harvest results and growth and yield modeling, in conjunction with industry research cooperatives and by in-house forest biometricians, using measurements of trees in research plots spread across our timberland holdings. The growth equations predict the rate of height and diameter growth of trees so that foresters can estimate the volume of timber that may be present in a tree stand at a given age. Tree growth varies by species, soil type, geographic area, and climate. Errors in or inappropriate application of growth equations in forest management planning may lead to inaccurate estimates of future volumes. If the assumptions we rely upon change or these estimates are inaccurate, our ability to manage our timberlands in a sustainable or profitable manner may be diminished, which may cause our results of operations and our stock price to be adversely affected.
Our businesses are subject to extensive environmental laws and regulations that may restrict or adversely affect our ability to conduct our business.
Environmental laws and regulations are constantly changing and are generally becoming more restrictive. Laws, regulations and related judicial decisions and administrative interpretations affecting our business are subject to change, and new laws and regulations are frequently enacted. These changes may adversely affect our ability to harvest and sell timber, remediate contaminated properties and/or entitle real estate. These laws and regulations may relate to, among other things, the protection of timberlands and endangered species, recreation and aesthetics, protection and restoration of natural resources, surface water quality, timber harvesting practices, and remedial standards for contaminated property and groundwater. Over time, the complexity and stringency of these laws and regulations have increased and the enforcement of these laws and regulations has intensified. For example, the U.S. Environmental Protection Agency (“EPA”) has pursued a number of initiatives that, if implemented, could impose additional operational and pollution control obligations on industrial facilities like those of Rayonier’s customers, especially in the area of air emissions and wastewater and stormwater control. Similarly, recent legislation in Oregon has resulted in the addition of significant buffers and riparian management zones adjacent to streams, which has reduced the areas within which we may harvest. Environmental laws and regulations will likely continue to become more restrictive and over time could adversely affect our business, financial condition and results of operations.
If regulatory and environmental permits are delayed, restricted or rejected, a variety of our operations could be adversely affected. We are required to seek permission from government agencies in the states in which we operate to perform certain activities related to our properties. Any of these agencies could delay review of, or reject, any of our filings. In our Southern Timber and Pacific Northwest Timber segments, any delay associated with a filing could result in a delay or restriction in replanting, thinning, insect control, fire control or harvesting, any of which could have an adverse effect on our operating results. For example, in Washington State, we are required to file a Forest Practice Application for each unit of timberland to be harvested. These applications may be denied, conditioned or restricted by the regulatory agency. Actions by the regulatory agencies could delay or restrict timber harvest activities pursuant to these permits. Delays or harvest restrictions on a significant number of applications could have an adverse effect on our operating results.
Environmental groups and interested individuals may seek to delay or prevent a variety of operations. We expect that environmental groups and interested individuals will intervene with increasing frequency in the regulatory processes in the states and countries where we own, lease or manage timberlands. For example, in Washington State, environmental groups and interested individuals may appeal individual forest practice applications or file petitions with the Forest Practices Board to challenge the regulations under which forest practices are approved. These and other challenges could materially delay or prevent operations on our properties. For example, interveners at times may bring legal action in Florida in opposition to entitlement and change of use of timberlands to commercial, industrial or residential use. Delays or restrictions due to the intervention of environmental groups or interested individuals could adversely affect our operating results. In addition to intervention in regulatory proceedings, interested groups and individuals may file or threaten to file lawsuits that seek to prevent us from obtaining permits, implementing capital improvements or pursuing operating plans. Any threatened or actual lawsuit could delay harvesting on our timberlands, affect how we operate or limit our ability to modify or invest in our real estate. Among the remedies that could be enforced in a lawsuit is a judgment preventing or restricting harvesting on a portion of our timberlands.

Third-party operators may create environmental liabilities. We lease and/or grant easements across some of our properties to third-party operators for the purpose of operating communications towers, generating renewable energy (wind and solar), operating pipelines for the transport of gases and liquids, conducting carbon capture and storage operations and exploring, extracting, developing and producing oil, gas, rock and other minerals. These activities are subject to federal, state and local laws and regulations. These operations may also create risk of environmental liabilities for an unlawful discharge of oil, gas, chemicals or other materials into the air, soil or water. Generally, these third-party operators indemnify us against any such liability, and we require that they maintain liability insurance to the extent practical to do so. However, if for any reason our third-party operators are not able to honor their obligations to us, or if insurance is not in effect, then it is possible that we could be responsible for costs associated with environmental liabilities caused by such third-party operators.
The impact of existing regulatory restrictions on future harvesting activities may be significant. U.S. federal, state and local laws and regulations, as well as those of other countries, which are intended to protect threatened and endangered species, as well as waterways and wetlands, limit and may prevent timber harvesting, road building, our participation in markets for carbon offsets and carbon storage and other activities on our timberlands. Restrictions relating to threatened and endangered species apply to activities that would adversely impact a protected species or significantly degrade its habitat. The size of the restricted area varies depending on the protected species, the time of year and other factors, but can range from less than one acre to several thousand acres. A number of species that naturally live on or near our timberlands, including, among others, the northern spotted owl, marbled murrelet, several species of salmon and trout in the Pacific Northwest, and the red cockaded woodpecker, red hills salamander, Louisiana pine snake and eastern indigo snake in the Southeast, are protected under the Federal Endangered Species Act (the “ESA”) or similar U.S. federal and state laws. A significant number of other species are currently under review for possible protection under the ESA. As we gain additional information regarding the presence of threatened or endangered species on our timberlands, or if other regulations, such as those that require buffers to protect water bodies, become more restrictive, the amount of our timberlands subject to harvest restrictions could increase.
We formerly owned or operated or may own or acquire timberlands or properties that may require environmental remediation or otherwise be subject to environmental and other liabilities. We owned or operated manufacturing facilities and discontinued operations that we do not currently own, and we may currently own or may acquire timberlands and other properties in the future that are subject to environmental liabilities, such as remediation of soil, sediment and groundwater contamination and other existing or potential liabilities. In connection with the spin-off of our Performance Fibers business in 2014, and pursuant to the related Separation and Distribution Agreement between us and Rayonier Advanced Materials, Rayonier Advanced Materials has assumed any environmental liability of ours in connection with the manufacturing facilities and discontinued operations related to the Performance Fibers business and has agreed to indemnify and hold us harmless in connection with such environmental liabilities. However, in the event we seek indemnification from Rayonier Advanced Materials, we cannot provide any assurance that a court will enforce our indemnification right if challenged by Rayonier Advanced Materials or that Rayonier Advanced Materials will be able to fund any amounts for indemnification owed to us. In addition, the cost of investigation and remediation of contaminated timberlands and properties that we currently own or acquire in the future could increase operating costs and adversely affect financial results. We could also incur substantial costs, such as civil or criminal fines, sanctions and enforcement actions (including orders limiting our operations or requiring corrective measures, installation of pollution control equipment or other remedial actions), clean-up and closure costs, and third-party claims for property damage and personal injury as a result of violations of, or liabilities under, environmental laws and regulations related to such timberlands or properties.
We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of that technology could harm our business.
We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information and to manage or support a variety of our business processes, including financial transactions and maintenance of records, which may include confidential information. We rely on commercially available systems, software, tools and monitoring to provide security for processing, transmitting and storing confidential information, such as personally identifiable information. Although we have taken steps to protect the security of the data maintained in our information systems, it is possible that our security measures and those of our information technology vendors will not be able to prevent the systems’ improper functioning or the improper disclosure of personally identifiable information, such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. The rapid evolution and increased adoption of artificial intelligence technologies, by us or by third parties, may also heighten our cybersecurity risks by making cyberattacks more difficult to prevent, detect, contain and mitigate. Any failure to maintain proper function, security and availability of our information systems and those of our information technology vendors could interrupt our operations, damage our reputation, or subject us to liability claims or regulatory penalties, any one of which could materially and adversely affect our financial condition and results of operations.
REIT AND TAX-RELATED RISK FACTORS
Loss of our REIT status would adversely affect our cash flow and stock price.
We intend to continue to operate in accordance with REIT requirements pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), and related U.S. Treasury regulations and administrative guidance. Qualification as a REIT involves the application of highly technical and complex provisions of the Code, which are subject to change, perhaps retroactively, and which are not within our control. We cannot assure that we will remain qualified as a REIT or that new legislation, U.S. Treasury regulations, administrative interpretations or court decisions will not significantly affect our ability to remain qualified as a REIT or the U.S. federal income tax consequences of such qualification.
We monitor and test our compliance with all REIT requirements. In particular, we regularly test our compliance with the REIT “asset tests,” which require generally that, at the close of each calendar quarter: (1) at least 75% of the market value of our total assets must consist of REIT-qualifying interests in real property (such as timberlands), including leaseholds and options to acquire real property and leaseholds, as well as cash and cash items and certain other specified assets, (2) no more than 25% of the market value of our total assets may consist of other assets that are not qualifying assets for purposes of the 75% test in clause (1) above, and (3) no more than 20% of the market value of our total assets may consist of the securities of one or more “taxable REIT subsidiaries.” As of December 31, 2024, Rayonier is in compliance with these asset tests.
If in any taxable year we fail to qualify as a REIT and are not entitled to relief under the Code, we will not be allowed a deduction for dividends paid to shareholders in computing our taxable income and we will be subject to U.S. federal income tax on our REIT taxable income. In addition, we will be disqualified from qualification as a REIT for the four taxable years following the year during which the qualification was lost, unless we are entitled to relief under certain provisions of the Code. As a result, our net income and the cash available for distribution to our shareholders could be reduced for up to five years or longer, which could have a material adverse effect on our financial condition.
If we fail to remain qualified as a REIT, we may also need to borrow funds or liquidate some investments or assets to pay any resulting additional tax liability. Accordingly, cash available for distribution to our shareholders would be reduced.
Certain of our business activities are potentially subject to prohibited transactions tax.
As a REIT, we will be subject to a 100% tax on any net income from “prohibited transactions.” In general, prohibited transactions are sales or other dispositions of property to customers in the ordinary course of business. Sales of logs, and dealer sales of timberlands or other real estate, constitute prohibited transactions unless the sale satisfies certain safe harbor provisions in the Code.
We intend to avoid the 100% prohibited transactions tax by complying with the prohibited transaction safe harbor provisions and conducting activities that would otherwise be prohibited transactions through one or more taxable REIT subsidiaries. We may not, however, always be able to identify timberland properties that become part of our “dealer” real estate sales business. Therefore, if we sell timberlands which we incorrectly identify as property not held for sale to customers in the ordinary course of business, we may be subject to the 100% prohibited transactions tax.
Failure of our Operating Partnership to maintain status as a partnership for U.S. federal income tax purposes would substantially reduce our cash available to pay distributions.
We believe our Operating Partnership qualifies as a partnership for U.S. federal income tax purposes. As a partnership, our Operating Partnership is not subject to U.S. federal income tax on its income. Instead, each of the partners is allocated its share of our Operating Partnership’s income. We cannot assure you, however, that the IRS will not challenge the status of our Operating Partnership as a partnership for U.S. federal income tax purposes. If the IRS were to successfully challenge the status of our Operating Partnership as a partnership, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that our Operating Partnership could make, which could have further implications as to our ability to maintain our status as a REIT. This would substantially reduce our cash available to pay distributions and the return on a unitholder and/or shareholder’s investment.
Our cash dividends and Operating Partnership distributions are not guaranteed and may fluctuate.
Generally, REITs are required to distribute 90% of their ordinary taxable income, but not their net capital gains income. Accordingly, we do not generally believe that we are required to distribute material amounts of cash since substantially all of our taxable income is generally treated as capital gains income. However, a REIT must pay corporate level tax on its undistributed taxable income and capital gains.
Our Board of Directors, in its sole discretion, determines the amount of quarterly dividends to be paid to our shareholders based on consideration of a number of factors. These factors include, but are not limited to, our results of operations, cash flow and capital requirements, economic conditions, tax considerations, borrowing capacity and other factors, including debt covenant restrictions that may impose limitations on cash payments, future acquisitions and divestitures, harvest levels, changes in the price and demand for our products and general market demand for timberlands, including those timberland properties that have higher and better uses. Consequently, our dividend levels may fluctuate. Because our Operating Partnership distributions are aligned with the dividend, such distributions may also fluctuate.
Lack of shareholder ownership and transfer restrictions in our articles of incorporation may affect our ability to qualify as a REIT.
In order to qualify as a REIT, an entity cannot have five or fewer individuals who own, directly or indirectly after applying attribution of ownership rules, 50% or more of the value of its outstanding shares during the last six months in each calendar year. Although it is not required by law or the REIT provisions of the Code, almost all REITs have adopted ownership and transfer restrictions in their articles of incorporation or organizational documents which seek to assure compliance with that rule. While we are not in violation of the ownership rules, we do not have, nor do we have any current plans to adopt, share ownership and transfer restrictions. As such, the possibility exists that five or fewer individuals could acquire 50% or more of the value of our outstanding shares, which could result in our disqualification as a REIT.
GENERAL RISK FACTORS
The impacts of climate-related initiatives, at the international, U.S. federal and state levels, remain uncertain at this time.
There continue to be numerous international, U.S. federal and state-level initiatives and proposals to address domestic and global climate issues. Within the U.S., most of these proposals would regulate and/or tax the production of carbon dioxide and other “greenhouse gases” to facilitate the reduction of carbon compound emissions into the atmosphere, and provide tax and other incentives to produce and use “cleaner” energy. Additionally, our investors and other stakeholders are increasingly focused on the impacts of climate change on their investments and our business prospects, including those related to solar leases, carbon capture and storage projects and our participation in carbon markets.
Overall, it is reasonably likely that legislative and regulatory activity in this area will in some way affect Rayonier and the U.S. customers of our Southern Timber and Pacific Northwest Timber segments, but it is unclear at this time what the nature of the impact will be. We continue to monitor political and regulatory developments in this area, but their overall impact on Rayonier, from a cost, benefit and financial performance standpoint, remains uncertain at this time.

Expectations relating to sustainability considerations expose Rayonier to potential liabilities, increased costs, reputational harm and other adverse effects on Rayonier’s business.
Many governments, regulators, investors, employees, customers and other stakeholders are increasingly focused on sustainability considerations relating to businesses, including greenhouse gas emissions, human capital, and diversity. Rayonier makes statements about these matters through information provided on its website, press releases and other communications, including through its Sustainability and Carbon Reports. Responding to these sustainability considerations involves risks and uncertainties, including those described under “Forward-Looking Statements,” requires investments and is impacted by factors that may be outside Rayonier’s control. In addition, some stakeholders may disagree with Rayonier’s initiatives and the focus of stakeholders may change and evolve over time. Stakeholders also may have very different views on where our sustainability focus should be placed, including differing views of regulators in various jurisdictions in which we operate. Any failure, or perceived failure, by Rayonier to further its initiatives, adhere to its public statements, comply with federal, state or international sustainability laws and regulations, or to meet evolving and varied stakeholder expectations and standards could result in legal and regulatory proceedings against Rayonier and materially adversely affect Rayonier’s business, reputation, results of operations, financial condition and stock price.

Item 2.    PROPERTIES
Our continuing timber operations are disaggregated into two geographically distinct reporting segments: Southern Timber and Pacific Northwest Timber. The following table provides a breakdown of our timberland holdings for our continuing operations as of September 30, 2024 and December 31, 2024.

(acres in 000s)	As of September 30, 2024			As of December 31, 2024
	Owned	Leased	Total	Owned	Leased	Total
Southern
Alabama	250	3	253	250	3	253
Arkansas	—	2	2	—	2	2
Florida	361	35	396	360	35	395
Georgia	611	50	661	611	49	660
Louisiana	146	—	146	146	—	146
Oklahoma	91	—	91	—	—	—
South Carolina	15	—	15	15	—	15
Texas	279	—	279	279	—	279
	1,753	90	1,843	1,661	89	1,750

Pacific Northwest
Oregon	6	—	6	6	—	6
Washington	408	3	411	299	3	302
	414	3	417	305	3	308

Total	2,167	93	2,260	1,966	92	2,058

The following tables detail changes in our portfolio of owned and leased timberlands by state for our continuing operations from December 31, 2023 to December 31, 2024:

(acres in 000s)	Acres Owned
	December 31, 2023	Acquisitions	Sales	Other	December 31, 2024
Southern
Alabama	250	—	—	—	250
Florida	361	5	(6)	—	360
Georgia	612	2	(3)	—	611
Louisiana	147	—	(1)	—	146
Oklahoma	91	—	(91)	—	—
South Carolina	16	—	(1)	—	15
Texas	282	—	(3)	—	279
	1,759	7	(105)	—	1,661

Pacific Northwest
Oregon	6	—	—	—	6
Washington	408	—	(109)	—	299
	414	—	(109)	—	305

Total	2,173	7	(214)	—	1,966

(acres in 000s)	Acres Leased
	December 31, 2023	New Leases	Sold/Expired Leases (a)	Other	December 31, 2024
Southern
Alabama	5	—	(2)	—	3
Arkansas	2	—	—	—	2
Florida	36	—	(1)	—	35
Georgia	50	—	(1)	—	49
	93	—	(4)	—	89

Pacific Northwest
Washington (b)	4	—	(1)	—	3

Total	97	—	(5)	—	92

(a)Includes acres previously under lease that have been harvested and activity for the relinquishment of leased acres.
(b)Primarily timber reservations acquired in the merger with Pope Resources.

TIMBERLAND LEASES & DEEDS
The following table details our acres under lease as of December 31, 2024 by type of lease and estimated lease expiration for our continuing operations. See Note 17 — Leases for more information on U.S. timberland leases including lease terms and renewal provisions.

(acres in 000s)			Lease Expiration
Location	Type of Lease	Total	2025-2034	2035-2044	2045-2054	Thereafter
Southern	Fixed Term	79	39	34	—	6
	Fixed Term with Renewal Option (a)	10	10	—	—	—
Pacific Northwest	Fixed Term (b)	3	1	1	1	—
Total Acres under Long-term Leases		92	50	35	1	6

(a)Includes approximately 2,000 acres of timber deeds.
(b)Primarily timber reservations acquired in the merger with Pope Resources.
The following table details our estimated leased acres, lease expirations and lease costs over the next five years:

(acres and dollars in 000s, except per acre amounts)
Location		2025	2026	2027	2028	2029
Southern
	Leased Acres Expiring (a)	26	1	11	—	—
	Year-end Leased Acres (a)	63	62	51	51	51
	Estimated Annual Lease Cost (a)(b)	$3,377	$2,780	$2,745	$2,344	$2,328
	Average Lease Cost per Acre (a)	$40.70	$49.15	$49.03	$51.17	$51.12
Pacific Northwest
	Leased Acres Expiring	—	—	—	—	—
	Year-end Leased Acres (c)	3	3	3	3	3

(a)Includes timber deeds.
(b)Represents capitalized and expensed lease payments.
(c)Primarily timber reservations acquired in the merger with Pope Resources for which no lease payments are made.

OTHER NON-TIMBERLAND LEASES
See Note 17 — Leases for information on other non-timberland leases.

PART II

Item 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OBJECTIVE
The objective of the Management’s Discussion and Analysis is to detail material information, events, uncertainties and other factors impacting the Company and the Operating Partnership and to provide investors an understanding of “Management’s perspective.” Item 7, Management’s Discussion and Analysis (MD&A) highlights the critical areas for evaluating our performance which includes a discussion on the reportable segments, liquidity and capital, and critical accounting estimates. The MD&A is provided as a supplement to, and should be read in conjunction with, our financial statements and notes.
EXECUTIVE SUMMARY
On March 9, 2025, we entered into a purchase and sale agreement to sell our entire 77% interest in the New Zealand joint venture and as a result, the New Zealand operations are shown as discontinued operations for all periods presented. On June 30, 2025, we completed the sale. See Note 2 — Discontinued Operations for additional information. Effective with the third quarter of 2025, we realigned our segments considering the economic characteristics of each business unit and the way the CODM, the Chief Executive Officer, now internally evaluates business performance and makes capital allocation decisions. As part of the realignment, the previously reported Trading segment’s log trading activities conducted in the U.S. South and Pacific Northwest are now reported in the respective Southern Timber or Pacific Northwest Timber segments based on geographical location. All prior period amounts have been reclassified to reflect the newly aligned segment structure. See Note 3 — Segment and Geographical Information for further discussion of our reportable segments.
Unless otherwise noted, amounts and disclosures throughout this MD&A relate to our continuing operations. See Note 2 — Discontinued Operations for additional information regarding the sale of our New Zealand joint venture.
OUR COMPANY
We are a leading timberland real estate investment trust (“REIT”) with assets located in some of the most productive softwood timber growing regions in the U.S. Our revenues, operating income and cash flows are primarily derived from the following core business segments: Southern Timber, Pacific Northwest Timber, and Real Estate. We own or lease under long-term agreements approximately 2.1 million acres of timberland and real estate in Alabama, Arkansas, Florida, Georgia, Louisiana, Oregon, South Carolina, Texas and Washington.
Across our timberland management segments, we sell standing timber (primarily at auction to third parties) and delivered logs. Sales from our timber segments include all activities related to the harvesting of timber and other value-added activities such as the licensing of properties for hunting, the leasing of properties for mineral extraction and cell towers, and revenue from land-based solutions such as carbon capture and storage and solar. We believe we are the second largest publicly-traded timberland REIT and one of the largest private timberland owners in the United States. Our Real Estate business manages all property sales and seeks to maximize the value of our properties that are more valuable for development, recreational or residential uses than for growing timber, and opportunistically sells non-strategic timberlands.
CURRENT YEAR DEVELOPMENTS
    During 2024, we acquired approximately 7,000 acres of timberland for $22.8 million. For further information on acquisitions, see Note 5 — Timberland Acquisitions. In addition, we closed on Large Dispositions totaling approximately 200,000 acres for an aggregate sale price of $495 million (~$2,475/acre). These dispositions consisted of approximately 91,000 acres in Southeast Oklahoma and 109,000 acres on the Olympic Peninsula in Northwest Washington. See Item 7 — Results of Operations and Note 3 — Segment and Geographical Information for additional information regarding the Large Dispositions.

INDUSTRY AND MARKET CONDITIONS
The demand for timber is directly related to the underlying demand for pulp, paper, packaging, lumber and other wood products. The significant majority of timber sold in our Southern Timber segment is consumed domestically. With a higher proportion of pulpwood, our Southern Timber segment relies heavily on downstream markets for pulp and paper, and to a lesser extent wood pellet markets. Our Pacific Northwest Timber segment relies primarily on domestic customers but also exports a modest volume of timber, particularly to China. The Southern Timber and Pacific Northwest Timber segments rely on the strength of U.S. lumber markets as well as underlying housing starts.
Pricing in our timber segments is influenced by macroeconomic factors, including residential construction activity, and can also vary considerably on a local level based on weather, the available inventory of logs, mill demand, and export market access. In our Southern Timber segment, pine pulpwood net stumpage realizations have been negatively impacted by increased log supply from salvage timber across the region, while pine sawtimber net stumpage realizations have remained constrained by softer demand from lumber mills and have also been negatively impacted by the availability of salvage timber. In our Pacific Northwest Timber segment, weighted-average delivered log prices remain under pressure due to soft domestic demand and reduced export market tension.
    We are subject to the risk of price fluctuations in certain of our cost components, primarily logging and transportation (cut and haul), ocean freight and demurrage costs. Other major components of our cost of sales are the cost basis of timber sold (depletion) and the cost basis of real estate sold. Depletion includes the amortization of capitalized site preparation, planting and fertilization, real estate taxes, timberland lease payments and certain payroll costs. The cost basis of real estate sold includes the cost basis in land and costs directly associated with the development and construction of identified real estate projects, such as infrastructure, roadways, utilities, amenities and/or other improvements. Other costs include amortization of capitalized costs related to road and bridge construction and software, depreciation of fixed assets and equipment, road maintenance, severance and excise taxes, fire prevention and real estate commissions and closing costs.
Our Real Estate segment is exposed to changes in interest and mortgage rates as higher rates could negatively impact buyer demand for the properties we sell. However, overall demand for rural HBU properties and our improved development projects remained strong in 2024. Our improved development projects, specifically Wildlight, our development project north of Jacksonville, Florida, and Heartwood, our development project south of Savannah, Georgia, continue to benefit from favorable migration and demographic trends, which have thus far outweighed the impacts of higher interest rates.

CRITICAL ACCOUNTING ESTIMATES
    The preparation of financial statements requires us to establish accounting policies and make estimates, assumptions and judgments that affect our assets, liabilities, revenues and expenses, and to disclose contingent assets and liabilities in our Annual Report on Form 10-K. We base these estimates and assumptions on historical data and trends, current fact patterns, expectations and other sources of information we believe are reasonable. Actual results may differ from these estimates.
MERCHANTABLE INVENTORY AND DEPLETION COSTS AS DETERMINED BY TIMBER HARVEST MODELS
    An annual depletion rate is established for each particular region by dividing the cost of merchantable inventory (including costs described above) by standing merchantable inventory volume. Pre-merchantable records are maintained for each planted year age class, including acres planted, stems per acre and costs of planting and tending. For more information, see Discussion of Timber Inventory and Sustainable Yield in Item 1 — Business.
    Significant assumptions and estimates are used in the recording of timber inventory and depletion costs. Factors that can impact timber volume include weather changes, losses due to natural causes, differences in actual versus estimated growth rates and changes in the age when timber is considered merchantable. A 3% company-wide change in estimated standing merchantable inventory would have caused an estimated change of approximately $5.9 million to 2024 depletion expense.
    Merchantable standing timber inventory is estimated by our land information services group annually, using industry-standard computer software. The inventory calculation takes into account growth, in-growth (annual transfer of oldest pre-merchantable age class into merchantable inventory), timberland sales and the annual harvest specific to each business unit. The age at which timber is considered merchantable is reviewed periodically and updated for changing harvest practices, future harvest age profiles and biological growth factors.
    Acquisitions of timberland can also affect the depletion rate. Upon the acquisition of timberland, we make a determination whether to combine the newly-acquired merchantable timber with an existing depletion pool or to create a new pool. The determination is based on the geographic location of the new timber, the customers/markets that will be served and species mix. During 2024, we acquired 7,000 acres of timberlands in Florida and Georgia. These acquisitions did not have a material impact on 2024 depletion rates.

IMPAIRMENT OF LONG-LIVED ASSETS
We review the carrying amount of long-lived assets whenever an event or a change in circumstances indicates that the carrying value of the asset or asset group may not be recoverable through future operations. If we evaluate recoverability, we are required to estimate future cash flows and residual value of the asset or asset group. The evaluation of future cash flows requires the use of assumptions that include future economic conditions such as construction costs and sales values that may differ from actual results. An impairment loss is recognized if the carrying amount of an asset is not recoverable and exceeds its fair value. See Note 1 — Summary of Significant Accounting Policies for additional information.

DEFERRED TAX ITEMS
The Timber and Real Estate operations conducted within our REIT are generally not subject to U.S. income taxation. We expect any variability in our effective tax rate and the amount of cash taxes to be paid to be driven primarily by operations conducted through our Taxable REIT Subsidiaries (TRS). Due to the existence of Net Operating Loss (NOL) carryforwards within the TRS, the most critical element of our deferred tax reporting is the assessment of the valuation allowance against the Deferred Tax Asset (DTA) created by these NOLs. Deferred tax expense or benefit is recognized in the financial statements according to the changes in deferred tax assets and liabilities between years. Valuation allowances are established to reduce deferred tax assets when it becomes more likely than not that such assets will not be realized. See Note 21 — Income Taxes for additional information about our unrecognized tax benefits and Note 2 — Discontinued Operations for additional information about our New Zealand operations.

ENVIRONMENTAL AND NATURAL RESOURCE DAMAGE LIABILITIES
We determine the costs of environmental remediation for areas we have been named potentially liable parties based on evaluations of current law and existing technologies. Inherent uncertainties exist in such evaluations primarily due to unknown environmental conditions, changing governmental regulations and legal standards regarding liability and emerging remediation technologies. At December 31, 2024, the total amount of liabilities recorded on our Consolidated Balance Sheets related to environmental contamination and Natural Resource Damages was $7.9 million. This is management’s best estimate of the costs for remediation and restoration, however, management will continue to monitor the cleanup process and make adjustments to the liability as needed. For more information, see Governmental Regulations and Environmental Matters in Item 1 — Business, Note 1 — Summary of Significant Accounting Policies and Note 13 — Environmental and Natural Resource Damage Liabilities.
ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED
See Note 1 — Summary of Significant Accounting Policies for a summary of recently issued accounting standards.

RESULTS OF OPERATIONS
Summary of our results of operations for the three years ended December 31:

Financial Information (in millions of dollars)	2024	2023	2022
Sales
Southern Timber	$251.6	$265.1	$264.7
Pacific Northwest Timber	108.0	133.3	174.5
Real Estate
Improved Development	30.8	30.7	35.4
Unimproved Development	12.4	0.1	—
Rural	72.9	99.7	59.5
Timberland & Non-Strategic	0.6	3.3	11.4
Conservation Easement	1.1	—	—
Deferred Revenue/Other (a)	15.5	13.9	1.2
Large Dispositions	495.0	242.2	30.5
Total Real Estate	628.3	390.0	138.0
Total Sales	$987.9	$788.4	$577.2

Operating Income (Loss)
Southern Timber	$77.9	$76.3	$96.6
Pacific Northwest Timber (b)	(6.3)	(8.7)	16.3
Real Estate (c)	335.1	156.6	58.5
Corporate and other (d)	(42.6)	(39.6)	(36.0)
Operating Income	364.1	184.7	135.4
Interest expense, net (e)	(33.8)	(45.2)	(33.4)
Interest and other miscellaneous income, net (f)	9.5	20.1	2.4
Income tax benefit (expense) (g)	1.1	(0.3)	(3.1)
Income from continuing operations	340.9	159.3	101.3
Income from operations of discontinued operations, net of tax	28.1	19.2	21.5
Net Income	369.0	178.5	122.8
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(5.0)	(2.1)	(13.3)
Net Income Attributable to Rayonier, L.P.	$364.0	$176.4	$109.5
Less: Net income attributable to noncontrolling interests in the Operating Partnership	(4.9)	(2.9)	(2.4)
Net Income Attributable to Rayonier Inc.	$359.1	$173.5	$107.1

Adjusted EBITDA (h)
Southern Timber	$151.3	$156.3	$156.9
Pacific Northwest Timber	25.4	28.3	65.0
Real Estate	92.4	99.3	72.7
Corporate and other	(38.8)	(37.9)	(34.7)
Total Adjusted EBITDA (h)	$230.2	$246.0	$259.9

(a)Includes deferred revenue adjustments, builder price participation and marketing fees related to Improved Development sales in addition to residential and commercial lease revenue.
(b)The year ended December 31, 2022 includes $0.7 million of timber write-offs resulting from casualty events.
(c)The years ended December 31, 2024, December 31, 2023 and December 31, 2022 include income of $291.1 million, $105.1 million and $16.6 million, respectively, from Large Dispositions. The year ended December 31, 2022 includes $16.0 million of equity income from the sale of a multi-family apartment complex in Bainbridge Island, Washington.
(d)The year ended December 31, 2024 includes $0.8 million of costs related to disposition initiatives and $1.1 million of restructuring charges.
(e)The year ended December 31, 2024 includes a $1.6 million gain from a terminated cash flow hedge.
(f)The year ended December 31, 2024 includes $8.0 million of net recoveries associated with legal settlements, which is partially offset by $6.0 million of pension settlement charges. The year ended December 31, 2023 includes $20.7 million of net recoveries associated with legal settlements, which is partially offset by a $2.0 million pension settlement charge.
(g)The year ended December 31, 2024 includes a $1.2 million income tax benefit related to the pension settlement.
(h)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Item 7 — Performance and Liquidity Indicators.

Southern Timber Overview *	2024	2023	2022
Sales Volume (in thousands of tons) (a)
Pine Pulpwood	3,704	3,821	3,911
Pine Sawtimber	2,796	3,295	2,041
Total Pine Volume	6,500	7,116	5,952
Hardwood	309	198	331
Total Volume	6,808	7,314	6,283

% Delivered Volume (vs. Total Volume)	34%	35%	43%
% Pine Sawtimber Volume (vs. Total Pine Volume)	43%	46%	34%
% Export Volume (vs. Total Volume) (b)	1%	1%	2%

Net Stumpage Pricing (dollars per ton) (a)(c)
Pine Pulpwood	$16.89	$16.78	$22.45
Pine Sawtimber	28.41	29.64	34.36
Weighted Average Pine	$21.84	$22.73	$26.53
Hardwood	13.55	13.89	23.48
Weighted Average Total	$21.46	$22.49	$26.37

Summary Financial Data (in millions of dollars)
Timber Sales	$199.4	$226.6	$236.6
Less: Cut and Haul	(51.0)	(58.0)	(64.0)
Less: Port and Freight	(2.4)	(4.5)	(6.8)
Net Stumpage Sales	$146.0	$164.1	$165.8

Trading Sales	1.2	1.0	0.5
Land-Based Solutions (d)	14.5	4.0	1.1
Other Non-Timber Sales	36.5	33.5	26.5
Total Sales	$251.6	$265.1	$264.7

Operating Income	$77.9	$76.3	$96.6
(+) Depreciation, depletion and amortization	73.4	80.0	60.3
Adjusted EBITDA (e)	$151.3	$156.3	$156.9

Other Data
Year-End Acres (in thousands)	1,750	1,852	1,919

*All periods presented have been retrospectively adjusted for financial impacts of log trading activities in the U.S.South due to the elimination of the Trading segment.
(a)Excludes log trading activities.
(b)Estimated percentage of export volume, which includes volumes sold to third-party exporters in addition to direct exports through our log export program.
(c)Pulpwood and sawtimber product pricing for composite stumpage sales is estimated based on market data.
(d)Consists primarily of sales from carbon capture and storage (“CCS”) and solar energy contracts.
(e)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Item 7 — Performance and Liquidity Indicators.

Pacific Northwest Timber Overview *	2024	2023	2022
Sales Volume (in thousands of tons) (a)
Pulpwood	183	216	300
Domestic Sawtimber (b)	1,007	999	1,188
Export Sawtimber	28	89	97
Total Volume	1,219	1,305	1,585

% Delivered Volume (vs. Total Volume)	87%	97%	92%
% Sawtimber Volume (vs. Total Volume)	85%	83%	81%
% Export Volume (vs. Total Volume) (c)	7%	12%	11%

Delivered Log Pricing (in dollars per ton) (a)
Pulpwood	$29.88	$38.78	$50.83
Domestic Sawtimber	89.79	97.71	111.96
Export Sawtimber (d)	137.77	142.63	117.85
Weighted Average Log Price	$81.88	$90.97	$100.50

Summary Financial Data (in millions of dollars)
Timber Sales	$95.2	$117.9	$156.6
Less: Cut and Haul	(42.0)	(56.6)	(62.7)
Less: Port and Freight	(1.8)	(5.2)	(2.8)
Net Stumpage Sales	$51.4	$56.1	$91.1

Trading Sales	7.2	9.1	12.2
Land-Based Solutions (e)	0.1	1.4	—
Other Non-Timber Sales	5.5	4.9	5.6
Total Sales	$108.0	$133.3	$174.5

Operating (Loss) Income	($6.3)	($8.7)	$16.3
(+) Timber write-offs resulting from casualty events (f)	—	—	0.7
(+) Depreciation, depletion and amortization	31.7	36.9	48.0
Adjusted EBITDA (g)	$25.4	$28.3	$65.0

Other Data
Year-End Acres (in thousands)	308	418	474
Northwest Sawtimber (in dollars per MBF) (a)(h)	$660	$711	$849

*All periods presented have been retrospectively adjusted for financial impacts of log trading activities in the U.S. Pacific Northwest due to the elimination of the Trading segment.
(a)Excludes log trading activities.
(b)Includes volumes sold to third-party exporters.
(c)Estimated percentage of export volume, which includes volumes sold to third-party exporters in addition to direct exports through our log export program.
(d)Direct exports through our log export program began in Q1 2022. Prior to Q4 2022, pricing reflects the transfer of logs on an FOB basis. Beginning in Q4 2022, pricing is reported on a CFR basis (i.e., inclusive of export costs and freight).
(e)Consists primarily of conservation easement sales for habitat protection in Q2 2023.
(f)Timber write-offs resulting from casualty events includes the write-off of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(g)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Item 7 — Performance and Liquidity Indicators.
(h)Delivered Sawtimber excluding chip-n-saw.

Real Estate Overview *	2024	2023	2022
Sales (in millions of dollars)
Improved Development (a)	$30.8	$30.7	$35.4
Unimproved Development	12.4	0.1	—
Rural	72.9	99.7	59.5
Timberland & Non-Strategic	0.6	3.3	11.4
Conservation Easement	1.1	—	—
Deferred Revenue/Other (b)	15.5	13.9	1.2
Large Dispositions (c)	495.0	242.2	30.5
Total Sales	$628.3	$390.0	$138.0

Acres Sold
Improved Development (a)	267	376	225
Unimproved Development	1,129	10	—
Rural	12,330	28,955	13,156
Timberland & Non-Strategic	430	1,270	3,966
Large Dispositions (c)	199,470	55,008	10,977
Total Acres Sold	213,625	85,618	28,323

Gross Price per Acre (dollars per acre)
Improved Development (a)	$115,355	$81,756	$157,424
Unimproved Development	10,980	11,250	—
Rural	5,914	3,442	4,522
Timberland & Non-Strategic	1,421	2,636	2,874
Large Dispositions (c)	2,482	4,403	2,776
Weighted Average (Total) (d)	$8,243	$4,372	$6,128
Weighted Average (Adjusted) (e)	$6,187	$3,411	$4,140

Total Sales (Excluding Large Dispositions)	$133.3	$147.8	$107.5

Operating Income	$335.1	$156.6	$58.5
(–) Gain associated with the multi-family apartment complex sale attributable to NCI (f)	—	—	(11.5)
(–) Large Dispositions (c)	(291.1)	(105.1)	(16.6)
(+) Depreciation, depletion and amortization	7.0	18.0	13.9
(+) Non-cash cost of land and improved development	41.4	29.8	28.4
Adjusted EBITDA (g)	$92.4	$99.3	$72.7

*All periods presented exclude results from our 77% New Zealand joint venture interest, which was sold on June 30, 2025 and is reflected as Discontinued Operations in the Consolidated Financial Statements. See Note 2 — Discontinued Operations for additional information.
(a)Reflects land with capital invested in infrastructure improvements.
(b)Includes deferred revenue adjustments, builder price participation and marketing fees related to Improved Development sales in addition to residential and commercial lease revenue.
(c)Large Dispositions are defined as transactions involving the sale of timberland that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value.
(d)Excludes Large Dispositions.
(e)Excludes Improved Development and Large Dispositions.
(f)Gain associated with the multi-family apartment complex sale attributable to NCI represents the gain recognized in connection with the sale of property by the Bainbridge Landing joint venture attributable to noncontrolling interests.
(g)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Item 7 — Performance and Liquidity Indicators.

Capital Expenditures By Segment *	2024	2023	2022
Timber Capital Expenditures (in millions of dollars)
Southern Timber
Reforestation, silviculture and other capital expenditures	$31.9	$30.6	$24.1
Property taxes	7.5	7.3	7.1
Lease payments	2.6	2.8	3.1
Allocated overhead	6.4	5.9	4.9
Subtotal Southern Timber	$48.4	$46.5	$39.3
Pacific Northwest Timber
Reforestation, silviculture and other capital expenditures	8.1	10.9	10.5
Property taxes	0.5	0.9	1.1
Allocated overhead	4.7	5.6	5.2
Subtotal Pacific Northwest Timber	$13.3	$17.4	$16.8
Total Timber Segments Capital Expenditures	$61.7	$63.9	$56.1
Real Estate	0.3	0.3	0.3
Corporate	—	0.6	—
Total Capital Expenditures	$62.1	$64.8	$56.4

Timberland Acquisitions
Southern Timber	$22.8	$10.5	$457.8
Pacific Northwest Timber	—	3.6	—
Total Timberland Acquisitions	$22.8	$14.1	$457.8

Real Estate Development Investments (a)	$25.8	$23.1	$13.7

*All periods presented exclude results from our 77% New Zealand joint venture interest, which was sold on June 30, 2025 and is reflected as Discontinued Operations in the Consolidated Financial Statements. See Note 2 — Discontinued Operations for additional information.
(a)Represents investments in master infrastructure or entitlements in our real estate development projects. Real Estate Development Investments are amortized as the underlying properties are sold and included in Non-Cash Cost of Land and Improved Development.

Discontinued Operations *	2024	2023	2022
Summary Financial Data by Historical Segment (in millions of dollars)
New Zealand Timber
Timber Sales	$215.3	$211.1	$253.1
Less: Cut and Haul	(85.5)	(84.5)	(94.3)
Less: Port and Freight	(75.3)	(64.8)	(94.1)
Net Stumpage Sales	$54.5	$61.8	$64.8
Carbon Credit Sales	22.4	23.4	19.8
Other Non-Timber Sales	0.8	1.0	1.1
Total New Zealand Timber Sales	$238.6	$235.5	$274.1

Real Estate
Land Sales	15.5	—	—
Total Real Estate Sales	$15.5	—	—

Trading
Trading Sales	19.7	31.7	56.6
Non-Timber Sales	1.5	1.8	1.7
Total Trading Sales	$21.2	$33.5	$58.2

Corporate / Intersegment Eliminations
Non-Timber Sales	(0.2)	(0.5)	(0.4)
Total Corporate / Intersegment Eliminations	($0.2)	($0.5)	($0.4)

Total sales from discontinued operations	$275.1	$268.6	$331.9

Income from operations of discontinued operations, net of tax	$28.1	$19.2	$21.5

*Due to the Company's sale of the entities that held its entire 77% New Zealand joint venture interest, which was completed on June 30, 2025, New Zealand operating results are classified as Discontinued Operations in our Consolidated Financial Statements for all periods presented.

RESULTS OF OPERATIONS, 2024 VERSUS 2023
(millions of dollars)
The following tables summarize sales, operating income (loss) and Adjusted EBITDA variances for 2024 versus 2023:

Sales	Southern Timber		Pacific Northwest Timber		Real Estate		Total
2023	$265.1		$133.3		$390.0		$788.4
Volume	(11.0)		(5.3)		(70.2)		(86.5)
Price	(7.2)		(1.5)		53.0		44.3
Non-timber sales (a)	13.5		(0.7)		—		12.8
Other	(8.8)	(b)	(17.8)	(b)	255.5	(c)	228.9
2024	$251.6		$108.0		$628.3		$987.9

(a)For the Southern Timber segment, includes sales from carbon capture and storage ("CCS") and solar energy contracts. For the Pacific Northwest Timber segment, includes Conservation Easement sales for habitat protection in Q2 2023.
(b)Includes variance due to stumpage versus delivered sales.
(c)Includes a $252.8 million increase in Large Dispositions as well as deferred revenue adjustments, builder price participation and marketing fees related to Improved Development sales in addition to Conservation Easement sales and residential and commercial lease revenue.

Operating Income (Loss)	Southern Timber	Pacific Northwest Timber	Real Estate		Corporate and Other		Total
2023	$76.3	($8.7)	$156.6		($39.6)		$184.7
Volume	(5.8)	(0.5)	(45.6)		—		(51.9)
Price (a)	(7.0)	(1.1)	53.0		—		44.9
Cost	—	1.8	9.1		(0.9)		10.0
Non-timber income (b)	13.2	(0.7)	—		—		12.5
Depreciation, depletion & amortization	1.1	2.9	1.6		(0.1)		5.5
Non-cash cost of land and improved development	—	—	(26.5)		—		(26.5)
Other	—	—	186.9	(c)	(2.0)	(d)	184.9
2024	$77.9	($6.3)	$335.1		($42.6)		$364.1

(a)For Timber segments, price reflects net stumpage realizations (i.e. net of cut and haul and shipping costs). For Real Estate, price is presented net of cash closing costs.
(b)For the Southern Timber segment, includes income from carbon capture and storage (“CCS”) and solar energy contracts. For the Pacific Northwest Timber segment, includes Conservation Easement sales for habitat protection in Q2 2023.
(c)Includes a $186.0 million increase in operating income from Large Dispositions in the current year as well as deferred revenue adjustments, builder price participation and marketing fees related to Improved Development sales in addition to Conservation Easement sales and residential and commercial lease revenue.
(d)Includes $0.8 million of costs related to disposition initiatives and $1.1 million of restructuring charges.

Adjusted EBITDA (a)	Southern Timber	Pacific Northwest Timber	Real Estate	Corporate and Other	Total
2023	$156.3	$28.3	$99.3	($37.9)	$246.0
Volume	(11.2)	(2.8)	(70.2)	—	(84.3)
Price (b)	(7.0)	(1.1)	53.0	—	44.9
Cost	—	1.8	9.1	(0.9)	10.0
Non-timber income (c)	13.2	(0.7)	—	—	12.5
Other (d)	—	—	1.2	—	1.2
2024	$151.3	$25.4	$92.4	($38.8)	$230.2

(a)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Item 7 — Performance and Liquidity Indicators.
(b)For Timber segments, price reflects net stumpage realizations (i.e. net of cut and haul and shipping costs). For Real Estate, price is presented net of cash closing costs.
(c)For the Southern Timber segment, includes income from carbon capture and storage (“CCS”) and solar energy contracts. For the Pacific Northwest Timber segment, includes Conservation Easement sales for habitat protection in Q2 2023.
(d)Real Estate includes deferred revenue adjustments, builder price participation and marketing fees related to Improved Development sales in addition to Conservation Easement sales and residential and commercial lease revenue.

SOUTHERN TIMBER
    Full-year sales of $251.6 million decreased $13.5 million, or 5%, versus the prior year. Harvest volumes decreased 7% to 6.81 million tons versus 7.31 million tons in the prior year, primarily driven by wet ground conditions that constrained production, softer demand from lumber mills, and the impact of the Large Disposition completed in the fourth quarter. Average pine sawtimber stumpage realizations decreased 4% to $28.41 per ton versus $29.64 per ton in the prior year, while average pine pulpwood stumpage realizations increased 1% to $16.89 per ton versus $16.78 per ton in the prior year. The decrease in average pine sawtimber prices was primarily due to softer demand from sawmills, an unfavorable geographic mix, and the impact of salvage volume. The increase in average pine pulpwood prices was primarily driven by improved demand from pulp mills. Overall, weighted-average stumpage realizations (including hardwood) decreased 5% to $21.46 per ton versus $22.49 per ton in the prior year.
    Operating income of $77.9 million increased $1.6 million versus the prior year due to higher non-timber income ($13.2 million) and lower depletion rates ($1.1 million), partially offset by lower net stumpage realizations ($7.0 million) and lower volumes ($5.8 million). Full-year Adjusted EBITDA of $151.3 million was $5.0 million below the prior year.
PACIFIC NORTHWEST TIMBER
    Full-year sales of $108.0 million decreased $25.3 million, or 19%, versus the prior year. Harvest volumes decreased 7% to 1.22 million tons versus 1.31 million tons in the prior year, primarily due to the Large Dispositions completed in the region. Average delivered prices for domestic sawtimber decreased 8% to $89.79 per ton versus $97.71 per ton in the prior year due to a combination of weaker demand from domestic lumber mills, reduced export market tension, and an unfavorable species mix. Average delivered pulpwood prices decreased 23% to $29.88 per ton versus $38.78 per ton in the prior year due to softer mill demand in the region.
    An operating loss of $6.3 million versus an operating loss of $8.7 million in the prior year was driven by lower depletion rates ($2.9 million) and lower costs ($1.8 million), partially offset by lower net stumpage realizations ($1.1 million), lower non-timber income ($0.7 million), and lower volumes ($0.5 million). Full-year Adjusted EBITDA of $25.4 million was $2.9 million below the prior year.
REAL ESTATE
    Full-year sales of $628.3 million increased $238.3 million versus the prior year, while operating income of $335.1 million increased $178.5 million versus the prior year. Sales and operating income in the current year included $495.0 million and $291.1 million, respectively, from Large Dispositions. Prior year sales and operating income included $242.2 million and $105.1 million, respectively, from Large Dispositions. Sales increased primarily due to significantly higher volumes (213,625 acres sold versus 85,618 acres sold in the prior year), partially offset by lower weighted average prices ($2,863 per acre versus $4,392 per acre in the prior year). Full-year Adjusted EBITDA of $92.4 million was $6.9 million below the prior year.

CORPORATE AND OTHER EXPENSE
    Full-year corporate and other operating expense of $42.6 million increased $3.0 million versus the prior year, primarily due to $0.8 million of costs related to disposition initiatives and $1.1 million of restructuring charges, as well as higher compensation and benefit related expenses. The restructuring charges were related to a workforce optimization initiative designed to reduce overhead costs following the disposition of approximately 255,000 acres of timberlands in connection with our Initiatives to Enhance Shareholder Value.
INTEREST EXPENSE, NET
    Full-year interest expense of $33.8 million decreased $11.4 million versus the prior year, primarily due to lower average outstanding debt and the gain from a terminated cash flow hedge.
INTEREST AND OTHER MISCELLANEOUS INCOME, NET
Full-year interest and other miscellaneous income of $9.5 million decreased $10.6 million versus the prior year. The decrease versus the prior year is primarily due to lower net recoveries associated with legal settlements ($12.7 million) and higher pension settlement charges ($4.0 million), partially offset by higher interest income ($6.4 million) due to higher cash on hand as a result of the completed Large Dispositions.
INCOME TAX BENEFIT (EXPENSE)
Full-year income tax benefit of $1.1 million versus income tax expense of $0.3 million in the prior year is primarily due to a $1.2 million tax benefit associated with the pension termination and settlement.
INCOME FROM OPERATIONS OF DISCONTINUED OPERATIONS, NET OF TAX
Discontinued operations relates to the sale of our New Zealand joint venture, which was completed on June 30, 2025. Full-year income from operations of discontinued operations, net of tax was $28.1 million versus $19.2 million in the prior year. See Note 2 — Discontinued Operations for additional information.
SHARE REPURCHASES
During the fourth quarter, the Company repurchased 488,017 shares at an average price of $30.10 per share, or $14.7 million in total. In December, the Company announced a new $300 million share repurchase authorization, replacing our previous $100 million share repurchase authorization.
RESULTS OF OPERATIONS, 2023 VERSUS 2022
(millions of dollars)
The following tables summarize sales, operating income (loss) and Adjusted EBITDA variances for 2023 versus 2022:

Sales	Southern Timber		Pacific Northwest Timber		Real Estate		Total
2022	$264.7		$174.5		$138.0		$577.2
Volume	27.6		(19.8)		76.3		84.1
Price	(28.3)		(16.6)		(45.8)		(90.7)
Non-timber sales	9.9		0.7		—		10.6
Other	(8.8)	(a)	(5.5)	(a)	221.5	(b)	207.2
2023	$265.1		$133.3		$390.0		$788.4

(a)Includes variance due to stumpage versus delivered sales.
(b)Includes a $211.7 million increase in Large Dispositions as well as deferred revenue adjustments, builder price participation and marketing fees related to Improved Development sales in addition to residential and commercial lease revenue.

Operating Income (Loss)	Southern Timber	Pacific Northwest Timber		Real Estate		Corporate and Other	Total
2022	$96.6	$16.3		$58.5		($36.0)	$135.4
Volume	17.1	(5.5)		43.6		—	55.2
Price (a)	(28.4)	(17.6)		(45.8)		—	(91.8)
Cost	(8.0)	(5.9)		(8.5)		(3.2)	(25.6)
Non-timber income	9.0	0.6		—		—	9.6
Depreciation, depletion & amortization	(9.9)	2.8		6.0		(0.4)	(1.5)
Non-cash cost of land and improved development	—	—		24.1		—	24.1
Other	—	0.7	(b)	78.7	(c)	—	79.4
2023	$76.3	($8.7)		$156.6		($39.6)	$184.7

(a)For Timber segments, price reflects net stumpage realizations (i.e. net of cut and haul and shipping costs). For Real Estate, price is presented net of cash closing costs.
(b)Includes $0.7 million of timber write-offs resulting from casualty events in the prior year.
(c)Includes an $88.5 million increase in operating income from Large Dispositions in the current year, which is partially offset by $16.0 million of equity income from the sale of a multi-family apartment complex in Bainbridge Island, Washington in the prior year. Real estate also includes deferred revenue adjustments, builder price participation and marketing fees related to Improved Development sales in addition to residential and commercial lease revenue.

Adjusted EBITDA (a)	Southern Timber	Pacific Northwest Timber	Real Estate	Corporate and Other	Total
2022	$156.9	$65.0	$72.7	($34.7)	$259.9
Volume	26.8	(13.8)	76.3	—	89.3
Price (b)	(28.4)	(17.6)	(45.8)	—	(91.8)
Cost	(8.0)	(5.9)	(8.5)	(3.2)	(25.6)
Non-timber income	9.0	0.6	—	—	9.6
Other (c)	—	—	4.6	—	4.6
2023	$156.3	$28.3	$99.3	($37.9)	$246.0

(a)Adjusted EBITDA is a non-GAAP measure defined and reconciled in Item 7 — Performance and Liquidity Indicators.
(b)For Timber segments, price reflects net stumpage realizations (i.e. net of cut and haul and shipping costs). For Real Estate, price is presented net of cash closing costs.
(c)Real Estate includes deferred revenue adjustments, builder price participation and marketing fees related to Improved Development sales in addition to residential and commercial lease revenue. The prior year period included a $4.5 million gain associated with a multi-family apartment complex sale attributable to Rayonier.
SOUTHERN TIMBER
    Full-year 2023 sales of $265.1 million increased marginally versus the prior year. Harvest volumes increased 16% to 7.31 million tons versus 6.28 million tons in the prior year, primarily driven by additional volume from acquisitions completed in the fourth quarter of 2022. Average pine sawtimber stumpage realizations decreased 14% to $29.64 per ton versus $34.36 per ton in the prior year, while average pine pulpwood stumpage realizations decreased 25% to $16.78 per ton versus $22.45 per ton in the prior year. The decrease in average pine sawtimber prices was primarily due to softer demand from sawmills, relatively drier weather conditions, and decreased competition from pulp mills for chip-n-saw volume. The decrease in average pine pulpwood prices was primarily due to weaker end-market demand and relatively drier weather conditions. Overall, weighted-average stumpage realizations (including hardwood) decreased 15% to $22.49 per ton versus $26.37 per ton in the prior year.
    Operating income of $76.3 million decreased $20.3 million versus the prior year due to lower net stumpage realizations ($28.4 million), higher depletion rates ($9.9 million), higher overhead and other costs ($4.1 million), and costs associated with long-term timber lease expirations ($3.9 million), partially offset by higher volumes ($17.1 million) and higher non-timber income ($9.0 million). Full-year Adjusted EBITDA of $156.3 million was $0.6 million below the prior year.

PACIFIC NORTHWEST TIMBER
    Full-year 2023 sales of $133.3 million decreased $41.2 million, or 24%, versus the prior year. Harvest volumes decreased 18% to 1.31 million tons versus 1.59 million tons in the prior year, as some planned harvests were deferred in response to soft market conditions. Average delivered prices for domestic sawtimber decreased 13% to $97.71 per ton versus $111.96 per ton in the prior year, reflecting weaker domestic and export market demand. Average delivered pulpwood prices decreased 24% to $38.78 per ton versus $50.83 per ton in the prior year as the prior year benefited from stronger end-market demand.
    An operating loss of $8.7 million versus operating income of $16.3 million in the prior year was driven by lower net stumpage realizations ($17.6 million), higher costs ($5.9 million) and lower volumes ($5.5 million), partially offset by lower depletion rates ($2.8 million), timber write-offs resulting from casualty events in the prior year ($0.7 million), and higher non-timber income ($0.6 million). Full-year Adjusted EBITDA of $28.3 million was $36.8 million below the prior year.
REAL ESTATE
    Full-year 2023 sales of $390.0 million increased $252.0 million versus the prior year, while operating income of $156.6 million increased $98.1 million versus the prior year. Sales and operating income in 2023 included $242.2 million and $105.1 million, respectively, from Large Dispositions. Prior year sales and operating income included $30.5 million and $16.6 million, respectively, from Large Dispositions. Prior year period operating income also included an $11.5 million gain attributable to noncontrolling interests from the sale of a multi-family apartment complex in Bainbridge Island, Washington. Sales increased primarily due to significantly higher volumes (85,618 acres sold versus 28,323 acres sold in the prior year), partially offset by lower weighted average prices ($4,392 per acre versus $4,829 per acre in the prior year). Full-year Adjusted EBITDA of $99.3 million was $26.6 million above the prior year.
CORPORATE AND OTHER EXPENSE
    Full-year 2023 corporate and other operating expense of $39.6 million million increased $3.6 million versus the prior year, primarily due to higher compensation and benefit expenses and professional services fees. Compensation and benefits expenses were elevated versus the prior year primarily due to the acceleration of equity compensation expense for retirement-eligible employees.
INTEREST EXPENSE, NET
    Full-year 2023 interest expense of $45.2 million increased $11.8 million versus the prior year primarily due to higher average outstanding debt and a higher weighted-average interest rate.
INTEREST AND OTHER MISCELLANEOUS INCOME, NET
Full-year 2023 interest and other miscellaneous income of $20.1 million increased $17.7 million versus the prior year, as 2023 included $20.7 million of net recoveries associated with legal settlements, partially offset by a $2.0 million pension settlement charge.
INCOME TAX BENEFIT (EXPENSE)
Full-year 2023 income tax expense of $0.3 million decreased $2.8 million versus the prior year period, primarily due to the non-recurring built-in gains tax payment of $2.5 million recognized and paid in 2022.
INCOME FROM OPERATIONS OF DISCONTINUED OPERATIONS, NET OF TAX
Discontinued operations relates to the sale of our New Zealand joint venture, which was completed on June 30, 2025. Full-year 2023 income from operations of discontinued operations, net of tax was $19.2 million versus $21.5 million in the prior year. See Note 2 — Discontinued Operations for additional information.

OUTLOOK FOR 2025
In 2025, we expect to achieve full-year harvest volumes in our Southern Timber segment of 6.9 to 7.1 million tons—a modest increase in harvest volumes versus the prior year, primarily due to the carryover of some planned 2024 volume into 2025, partially offset by reduced volume from the recent disposition in Oklahoma. Further, while we expect pine stumpage realizations to trend higher as the year progresses, we anticipate that full-year realizations will be slightly lower versus the prior year, due in part to the continued impact of salvage volume on the market. Lastly, we expect slightly lower non-timber income for full-year 2025 as compared to the prior year, which benefited from significant pipeline easement activity.
In our Pacific Northwest Timber segment, we expect to achieve full-year harvest volumes of approximately 0.9 million tons, which reflects the reduction in our Pacific Northwest sustainable yield resulting from the recent dispositions in Washington. Further, we expect that full-year weighted average log pricing will increase modestly versus the prior year as a result of improving demand conditions.
In our Real Estate segment, we are encouraged by the continued strong demand and value realizations for our HBU properties, and we expect another solid year in both our rural land sales program as well as our improved development projects based on our current pipeline of transactions. However, similar to 2024, we anticipate very light closing activity in the first quarter.
Our 2025 outlook is subject to a number of variables and uncertainties, including those discussed at Item 1A — Risk Factors.

LIQUIDITY AND CAPITAL RESOURCES
Our principal source of cash is cash flow from operations, primarily the harvesting of timber and sales of real estate. As a REIT, our main use of cash is dividends on Rayonier Inc. common shares and distributions on Rayonier, L.P. units. We also use cash to maintain the productivity of our timberlands through replanting and silviculture. Our operations have generally produced consistent cash flow and required limited capital resources; however, acquisitions of timberlands generally require funding from external sources or Large Dispositions.
STRATEGY
We continuously evaluate our capital structure. Our strategy is to maintain a weighted-average cost of capital competitive with other timberland REITs and TIMOs, while maintaining an investment grade debt rating as well as retaining the flexibility to actively pursue capital allocation opportunities as they become available. Overall, we believe we have adequate liquidity and sources of capital to run our businesses efficiently and effectively and to maximize the value of our timberland and real estate assets under management.
On November 1, 2023, we announced an asset disposition and capital structure realignment plan (the “Plan”) targeting $1 billion of select asset sales to reduce our leverage to ≤3.0x Net Debt / Adjusted EBITDA and return capital to share and unit holders. As of December 31, 2024, we had closed on approximately $737 million of timberland dispositions and reduced Net Debt / Adjusted EBITDA to 2.6x, while also returning capital to share and unit holders in the form of special cash dividends and share repurchases. On June 30, 2025, we completed the sale of our our entire 77% interest in the New Zealand joint venture, which completed our asset disposition and capital structure realignment plan with $1.45 billion of dispositions in the aggregate. See Note 2 — Discontinued Operations for additional information regarding the sale.
CREDIT RATINGS
Both our ability to obtain financing and the related costs of borrowing are affected by our credit ratings, which are periodically reviewed by the rating agencies. As of December 31, 2024, our credit ratings from S&P and Moody’s were “BBB-” and “Baa3,” respectively, with both agencies listing our outlook as “Stable.”
SUMMARY OF LIQUIDITY AND FINANCING COMMITMENTS

	As of December 31,
(in millions of dollars)	2024	2023	2022
Cash and cash equivalents	$303.1	$179.7	$103.7
Total debt (a)	1,050.0	1,300.0	1,450.0
Noncontrolling interests in the Operating Partnership	51.8	81.7	105.8
Shareholders’ equity	1,780.5	1,877.6	1,880.7
Net Income Attributable to Rayonier Inc.	359.1	173.5	107.1
Adjusted EBITDA (b)	230.2	246.0	259.9
Total capitalization (total debt plus permanent and temporary equity)	2,882.3	3,259.3	3,436.5
Debt to capital ratio	36%	40%	42%
Debt to Adjusted EBITDA (b)	4.6	5.3	5.6
Net debt to Adjusted EBITDA (b)(c)	3.2	4.6	5.2
Net debt to enterprise value (c)(d)	16%	18%	21%

(a)Total debt as of December 31, 2024, 2023 and 2022 reflects the principal on long-term debt, gross of deferred financing costs and unamortized discounts of $5.6 million, $6.9 million and $8.4 million, respectively.
(b)For a reconciliation of Adjusted EBITDA to net income see Item 7 — Performance and Liquidity Indicators.
(c)Net debt is calculated as total debt less cash and cash equivalents.
(d)Enterprise value based on market capitalization (including Rayonier, L.P. “OP” units) plus net debt based on Rayonier’s share price of $26.10, $33.41, and $32.96 as of December 31, 2024, 2023 and 2022, respectively.

AT-THE-MARKET (“ATM”) EQUITY OFFERING PROGRAM
On November 4, 2022, we entered into a new distribution agreement with a group of sales agents through which we may sell common shares, from time to time, having an aggregate sales price of up to $300 million (the “2022 ATM Program”). As of December 31, 2024, $269.7 million remains available for issuance under the 2022 ATM Program.
The following table outlines common share issuances pursuant to our ATM program (dollars in millions):

	Year Ended December 31,
	2024	2023
Common shares issued under the ATM program	—	400
Average price of common shares issued under the ATM program	—	$34.03
CASH FLOWS
    The following table summarizes our cash flows from operating, investing and financing activities for each of the three years ended December 31 (in millions of dollars):

	2024	2023	2022
Total cash provided by (used for):
Operating activities	$261.6	$298.4	$269.2
Investing activities	354.0	124.1	(516.4)
Financing activities	(479.4)	(328.9)	(4.6)
Effect of exchange rate changes on cash	(1.4)	(0.6)	(1.9)
Change in cash, cash equivalents and restricted cash	$134.8	$93.0	($253.7)
CASH PROVIDED BY OPERATING ACTIVITIES
Cash provided by operating activities decreased $36.8 million versus the prior year primarily due to changes in working capital and lower net recoveries on legal settlements.
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES
Cash provided by investing activities increased $229.9 million versus the prior year primarily due to higher proceeds from Large Dispositions ($244.9 million) and lower capital expenditures from continuing operations ($2.7 million), partially offset by higher cash used for timberland acquisitions ($8.7 million), higher real estate development investments ($2.7 million), higher capital expenditures from discontinued operations ($1.0 million), and other investing activities ($5.2 million).
CASH USED FOR FINANCING ACTIVITIES
Cash used for financing activities increased $150.5 million from the prior year due to higher debt repayments ($100.0 million), higher dividends paid on common shares ($30.6 million), increases in share repurchases ($14.6 million), higher distributions to noncontrolling interests in consolidated affiliates ($5.4 million), and lower proceeds from the issuance of common shares under the incentive stock plan ($0.1 million), partially offset by lower distributions to noncontrolling interests in the Operating Partnership ($0.2 million), and lower costs associated with the issuance of common shares under the ATM Program ($0.1 million).

FUTURE USES OF CASH
We expect future uses of cash to include working capital requirements, principal and interest payments on long-term debt, lease payments, capital expenditures, real estate development investments, timberland acquisitions, dividends on Rayonier Inc. common shares and distributions on Rayonier, L.P. units, distributions to noncontrolling interests, repurchases of the Company’s common shares, or other expenditures as needed.
Significant long-term uses of cash for continuing operations include the following (in millions):

Future uses of cash (in millions)	Total	Payments Due by Period
		2025	2026-2027	2028-2029	Thereafter
Long-term debt (a)	$1,050.0	—	$200.0	$400.0	$450.0
Interest payments on long-term debt (b)	192.7	50.2	78.5	45.4	18.6
Operating leases — timberland (c)	24.9	3.4	5.6	4.4	11.5
Operating leases — PP&E, offices (c)	0.8	0.5	0.3	—	—
Commitments — real estate projects	60.5	25.7	17.2	10.1	7.5
Commitments — environmental remediation (d)	7.9	4.3	1.2	0.5	1.9
Commitments — other (e)	2.8	1.3	1.0	0.1	0.4
Total	$1,339.6	$85.4	$303.8	$460.5	$489.9

(a)The book value of long-term debt, net of deferred financing costs and unamortized discounts, is currently recorded at $1,044.4 million on our Consolidated Balance Sheets, but upon maturity the liability will be $1,050.0 million. See Note 8 — Debt for additional information.
(b)Projected interest payments for variable-rate debt were calculated based on outstanding principal amounts and interest rates as of December 31, 2024 and excludes the impact of hedging.
(c)Excludes anticipated renewal options.
(d)Commitments — environmental remediation represents our estimate of potential liability associated with environmental contamination and Natural Resource Damages in Port Gamble, Washington. See Note 13 — Environmental and Natural Resource Damage Liabilities for additional information.
(e)Commitments — other includes other purchase obligations.

We expect to fund future uses of cash with a combination of existing cash balances, cash generated by operating activities, the remaining issuances available under the Company’s ATM Program, Large Dispositions and the use of our revolving credit facilities. We believe we have sufficient sources of funding to meet our business requirements for the next 12 months and in the longer term.

EXPECTED 2025 EXPENDITURES
    Capital expenditures in 2025 are forecasted to be between $52 million and $57 million, excluding any strategic timberland acquisitions we may make. Capital expenditures are expected to primarily consist of seedling planting, fertilization and other silvicultural activities, property taxes, lease payments, allocated overhead and other capitalized costs. Aside from capital expenditures, we may also acquire timberland as we actively evaluate acquisition opportunities.
    Real estate development investments in 2025 are expected to be between $28 million and $32 million, net of reimbursements from community development bonds. Expected real estate development investments are primarily related to Wildlight, our mixed-use community development project located north of Jacksonville, Florida and Heartwood, our mixed-use development project located in Richmond Hill just south of Savannah, Georgia.
Our 2025 dividend payments on Rayonier Inc. common shares and distributions to Rayonier, L.P. unitholders are expected to be approximately $171.2 million and $2.3 million, respectively. These estimates exclude the additional dividend and distribution paid January 30, 2025, to shareholders of record on December 12, 2024. They assume no change in the quarterly dividend rate of $0.2725 per share or unit announced on February 5, 2025, and no material changes in outstanding common shares or partnership units. See the subsequent events section of Note 1 — Summary of Significant Accounting Policies for additional information regarding our quarterly dividend and distribution rate.
    Future share repurchases, if any, will depend on the Company’s liquidity and cash flow, as well as general market conditions and other considerations including capital allocation priorities.

OFF-BALANCE SHEET ARRANGEMENTS
We utilize off-balance sheet arrangements to provide credit support for certain suppliers and vendors in case of their default on critical obligations, and collateral for outstanding claims under our previous workers’ compensation self-insurance programs. These arrangements consist of standby letters of credit and surety bonds. As part of our ongoing operations, we also periodically issue guarantees to third parties. Off-balance sheet arrangements are not considered a source of liquidity or capital resources and do not expose us to material risks or material unfavorable financial impacts. See Note 14 — Guarantees for additional information on the letters of credit and surety bonds as of December 31, 2024.
SUMMARY OF GUARANTOR FINANCIAL INFORMATION
In May 2021, Rayonier, L.P. issued $450 million of 2.75% Senior Notes due 2031 (the “Senior Notes due 2031”). Rayonier TRS Holdings Inc., together with Rayonier Inc. and Rayonier Operating Company LLC agreed to irrevocably, fully and unconditionally guarantee jointly and severally, the obligations of Rayonier, L.P. in regards to the Senior Notes due 2031. As a general partner of Rayonier, L.P., Rayonier Inc. consolidates Rayonier, L.P. and has no material assets or liabilities other than its interest in Rayonier, L.P. These notes are unsecured and unsubordinated and will rank equally with all other unsecured and unsubordinated indebtedness from time to time outstanding.
Rayonier, L.P. is a limited partnership, in which Rayonier Inc. is the general partner. The operating subsidiaries of Rayonier, L.P. conduct all of our operations. Rayonier, L.P.’s most significant assets are its interest in operating subsidiaries, which have been excluded in the table below to eliminate intercompany transactions between the issuer and guarantors and to exclude investments in non-guarantors. As a result, our ability to make required payments on the notes depends on the performance of our operating subsidiaries and their ability to distribute funds to us. There are no material restrictions on dividends from the operating subsidiaries.
The following table contains the summarized balance sheet information for the consolidated obligor group of debt issued by Rayonier, L.P. for the two years ended December 31:

(in millions)	December 31, 2024	December 31, 2023
Current assets	$311.9	$197.5
Non-current assets	93.1	98.8
Current liabilities	293.8	60.0
Non-current liabilities	2,341.5	2,181.6
Due to non-guarantors	1,273.3	861.5
The following table contains the summarized results of operations information for the consolidated obligor group of debt issued by Rayonier, L.P. for the two years ended December 31:

(in millions)	December 31, 2024	December 31, 2023
Cost and expenses	($35.4)	($32.3)
Operating loss	(35.4)	(32.3)
Net loss	(60.2)	(70.5)
Revenue from non-guarantors	1,263.0	1,108.9
LIQUIDITY FACILITIES
    See Note 8 — Debt for information on liquidity facilities and other outstanding debt, as well as for information on covenants that must be met in connection with our Senior Notes due 2031, 2015 Term Loan Agreement, 2016 Incremental Term Loan Agreement, 2021 Incremental Term Loan Agreement and Revolving Credit Facility.
RESTRICTED CASH
See Note 22 — Restricted Cash for further information regarding the funds deposited with a third-party intermediary and cash held in escrow.

PERFORMANCE AND LIQUIDITY INDICATORS
The discussion below is presented to enhance the reader’s understanding of our operating performance, liquidity, and ability to generate cash and satisfy rating agency and creditor requirements. This information includes two measures of financial results: Adjusted Earnings before Interest, Taxes, Depreciation, Depletion and Amortization (“Adjusted EBITDA”), and Cash Available for Distribution (“CAD”), which are both non-GAAP financial measures used to supplement Rayonier’s financial statements presented in accordance with GAAP. These measures are not defined by GAAP and the discussion of Adjusted EBITDA and CAD is not intended to conflict with or change any of the GAAP disclosures described above. Management considers these measures to be important to estimate the enterprise and shareholder values of the Company as a whole and of its core segments, and for allocating capital resources. In addition, analysts, investors and creditors use these measures when analyzing our operating performance, financial condition and cash generating ability. Management uses Adjusted EBITDA as a performance measure and CAD as a liquidity measure. Adjusted EBITDA and CAD as defined may not be comparable to similarly titled measures reported by other companies. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, income from operations of discontinued operations, costs related to disposition initiatives, restructuring charges, timber write-offs resulting from casualty events, gain associated with the multi-family apartment complex sale attributable to noncontrolling interests and Large Dispositions.

We reconcile Adjusted EBITDA to Net Income for the consolidated Company and to Operating Income (Loss) for the segments, as those are the most comparable GAAP measures for each. The following table provides a reconciliation of Net Income to Adjusted EBITDA for the three years ended December 31 (in millions of dollars):

	2024	2023	2022
Net Income to Adjusted EBITDA Reconciliation
Net Income	$369.0	$178.5	$122.8
Income from operations of discontinued operations, net of tax (a)	(28.1)	(19.2)	(21.5)
Interest, net and miscellaneous income (b)	25.5	43.4	30.5
Income tax (benefit) expense (c)	(1.1)	0.3	3.1
Depreciation, depletion and amortization	113.9	136.6	123.5
Non-cash cost of land and improved development	41.4	29.8	28.4
Non-operating (income) expense (d)	(1.3)	(18.3)	0.4
Costs related to disposition initiatives (e)	0.8	—	—
Restructuring charges (f)	1.1	—	—
Timber write-offs resulting from casualty events (g)	—	—	0.7
Gain associated with the multi-family apartment complex sale attributable to NCI (h)	—	—	(11.5)
Large Dispositions (i)	(291.1)	(105.1)	(16.6)
Adjusted EBITDA	$230.2	$246.0	$259.9

(a)Income from operations of discontinued operations, net of tax includes income generated by our New Zealand joint venture interest, which is reflected as discontinued operations.
(b)The year ended December 31, 2024 includes a $1.6 million gain from a terminated cash flow hedge.
(c)The year ended December 31, 2024 includes a $1.2 million income tax benefit related to the pension settlement.
(d)The year ended December 31, 2024 includes $8.0 million of net recoveries associated with legal settlements, which is partially offset by $6.0 million of pension settlement charges. The year ended December 31, 2023 includes $20.7 million of net recoveries associated with legal settlements, which is partially offset by $2.0 million of pension settlement charges.
(e)Costs related to disposition initiatives include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
(f)Restructuring charges include severance costs related to workforce optimization initiatives.
(g)Timber write-offs resulting from casualty events includes the write-off of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(h)Gain associated with the multi-family apartment complex sale attributable to noncontrolling interests represents the gain recognized in connection with the sale of property by the Bainbridge Landing joint venture attributable to noncontrolling interests.
(i)Large Dispositions are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value.

The following tables provide a reconciliation of Operating Income (Loss) by segment to Adjusted EBITDA by segment for the three years ended December 31 (in millions of dollars):

		Southern Timber	Pacific Northwest Timber	Real Estate	Corporate and Other	Total
2024
Operating income (loss)		$77.9	($6.3)	$335.1	($42.6)	$364.1
Add:	Costs related to disposition initiatives (a)	—	—	—	0.8	0.8
Add:	Restructuring charges (b)	—	—	—	1.1	1.1
Add:	Depreciation, depletion and amortization	73.4	31.7	7.0	1.8	113.9
Add:	Non-cash cost of land and improved development	—	—	41.4	—	41.4
Less:	Large Dispositions (c)	—	—	(291.1)	—	(291.1)
Adjusted EBITDA		$151.3	$25.4	$92.4	($38.8)	$230.2
2023
Operating income (loss)		$76.3	($8.7)	$156.6	($39.6)	$184.7
Add:	Depreciation, depletion and amortization	80.0	36.9	18.0	1.7	136.6
Add:	Non-cash cost of land and improved development	—	—	29.8	—	29.8
Less:	Large Dispositions (c)	—	—	(105.1)	—	(105.1)
Adjusted EBITDA		$156.3	$28.3	$99.3	($37.9)	$246.0
2022
Operating income		$96.6	$16.3	$58.5	($36.0)	$135.4
Add:	Depreciation, depletion and amortization	60.3	48.0	13.9	1.3	123.5
Add:	Non-cash cost of land and improved development	—	—	28.4	—	28.4
Add:	Timber write-offs resulting from casualty events (d)	—	0.7	—	—	0.7
Less:	Gain associated with the multi-family apartment complex sale attributable to NCI (e)	—	—	(11.5)	—	(11.5)
Less:	Large Dispositions (c)	—	—	(16.6)	—	(16.6)
Adjusted EBITDA		$156.9	$65.0	$72.7	($34.7)	$259.9

(a)Costs related to disposition initiatives include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023.
(b)Restructuring charges include severance costs related to workforce optimization initiatives.
(c)Large Dispositions are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value.
(d)Timber write-offs resulting from casualty events includes the write-off of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged.
(e)Gain associated with the multi-family apartment complex sale attributable to noncontrolling interests represents the gain recognized in connection with the sale of property by the Bainbridge Landing joint venture attributable to noncontrolling interests.

Cash Available for Distribution (CAD) is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to Operating Partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. In compliance with SEC requirements for non-GAAP measures, we reduce CAD by mandatory debt repayments, which results in the measure entitled “Adjusted CAD.” CAD and Adjusted CAD generated in any period are not necessarily indicative of the CAD that may be generated in future periods.
Below is a reconciliation of Cash Provided by Operating Activities to Adjusted CAD for the three years ended December 31 (in millions):

	2024	2023	2022
Cash provided by operating activities	$261.6	$298.4	$269.2
Cash provided by operating activities from discontinued operations	(51.2)	(51.0)	(25.6)
Capital expenditures (a)	(62.1)	(64.8)	(56.4)
Net recovery on legal settlements (b)	(8.0)	(20.7)	—
Working capital and other balance sheet changes	0.7	(24.7)	(17.0)
CAD	$141.0	$137.2	$170.2
Mandatory debt repayments	—	—	—
Adjusted CAD	$141.0	$137.2	$170.2

Cash provided by (used for) investing activities	$354.0	$124.1	($516.4)
Cash used for financing activities	($479.4)	($328.9)	($4.6)

(a)Capital expenditures exclude timberland acquisitions and real estate development investments.
(b)Reflects the net gain from litigation regarding insurance claims.

The following table provides supplemental cash flow data for the three years ended December 31 (in millions):

	2024	2023	2022
Purchase of timberlands	($22.8)	($14.1)	($458.5)
Real Estate development investments	(25.8)	(23.1)	(13.7)
Distributions to noncontrolling interests in consolidated affiliates	(7.1)	(1.7)	(19.4)

Item 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
We are exposed to various market risks, including changes in interest rates and commodity prices. Our objective is to minimize the economic impact of these market risks. We use derivatives in accordance with policies and procedures approved by the Audit Committee of the Board of Directors. Derivatives are managed by a senior executive committee whose responsibilities include initiating, managing and monitoring resulting exposures. We do not enter into financial instruments for trading or speculative purposes.
Interest Rate Risk
We are exposed to interest rate risk through our variable rate debt due to changes in SOFR. However, we use interest rate swaps to manage our exposure to interest rate movements on our term credit agreements by swapping existing and anticipated future borrowings from floating rates to fixed rates. As of December 31, 2024, we had $600 million of U.S. long-term variable rate debt outstanding on our term credit agreements.
The notional amount of outstanding interest rate swap contracts with respect to our term credit agreements at December 31, 2024 was also $600 million. The $200 million 2015 Term Loan Agreement matures in April 2028 and on August 1, 2024, three forward-starting interest rate swaps with a total notional amount of $200 million matured into active interest rate swaps and fixed $200 million of the outstanding principal over its remaining four-year term. The 2016 Incremental Term Loan Agreement and associated interest rate swaps mature in May 2026, and the 2021 Incremental Term Loan Agreement and associated interest rate swaps mature in June 2029. At this current borrowing and derivatives level, a hypothetical one-percentage point increase/decrease in interest rates would result in no corresponding increase/decrease in interest payments and expense over a 12-month period.
The fair market value of our fixed interest rate debt is also subject to interest rate risk. The estimated fair value of our fixed rate debt at December 31, 2024 was $381.0 million compared to the $450.0 million principal amount. We use interest rates of debt with similar terms and maturities to estimate the fair value of our debt. Generally, the fair market value of fixed-rate debt will increase as interest rates fall and decrease as interest rates rise. A hypothetical one-percentage point increase/decrease in prevailing interest rates at December 31, 2024 would result in a corresponding decrease/increase in the fair value of our fixed rate debt of approximately $21 million and $22 million, respectively.
We estimate the periodic effective interest rate on our long-term fixed and variable rate debt to be approximately 2.3% after consideration of interest rate swaps and estimated patronage refunds and excluding unused commitment fees on the revolving credit facility.
The following table summarizes our outstanding debt, interest rate swaps and average interest rates, by year of expected maturity and their fair values at December 31, 2024:

(Dollars in thousands)	2025	2026	2027	2028	2029	Thereafter	Total	Fair Value
Variable rate debt:
Principal amounts	—	$200,000	—	$200,000	$200,000	—	$600,000	$600,000
Average interest rate (a)(b)	—	6.30%	—	6.15%	6.20%	—	6.21%
Fixed rate debt:
Principal amounts	—	—	—	—	—	$450,000	$450,000	$380,970
Average interest rate (b)	—	—	—	—	—	2.75%	2.75%
Interest rate swaps:
Notional amount	—	$200,000	—	$200,000	$200,000	—	$600,000	$49,353
Average pay rate (b)	—	1.50%	—	1.37%	0.67%	—	1.18%
Average receive rate (c)	—	4.55%	—	4.55%	4.55%	—	4.55%

(a)     Excludes estimated patronage refunds.
(b)     Interest rates as of December 31, 2024.
(c)     Average daily Simple SOFR rate as of December 31, 2024 based on a 30-day look back period.

Item 8.    FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of Rayonier Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rayonier Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of income and comprehensive income (loss), shareholders' equity and cash flows for each of the three years in the period ended December 31, 2024, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2024, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 21, 2025 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Depletion of Timber
Description of the Matter	For the year ended December 31, 2024, the Company recognized $290 million in depletion expense and the Timber and Timberlands balance, net of depletion and amortization, was $2,724 million at December 31, 2024. As described in Note 1 to the financial statements, the Company establishes an annual depletion rate for each particular region. Depletion rates are determined by region by dividing merchantable inventory cost by standing merchantable inventory volume, which is estimated annually. The Company charges accumulated costs attributed to merchantable timber to depletion expense (cost of sales) at the time the timber is harvested or when the underlying timberland is sold.

Auditing management’s annual depletion rate was complex and subjective due to the estimation uncertainty in determining the standing merchantable inventory volume utilized in the calculation of the depletion rate for each region. In particular, estimating the standing merchantable inventory volume involves statistical sampling and growth modeling using inputs such as growth estimates, harvest information and environmental and operational restrictions.
How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s process for establishing the annual depletion rate for each geographic region. For example, we tested controls over management’s review of the estimated standing merchantable inventory volume that was determined for each geographic region.

To test the annual depletion rates (including estimated standing merchantable inventory volume), our audit procedures included, among others, evaluating the methodology used and testing the completeness and accuracy of the underlying data used by the Company. We inspected satellite images to test timber existence and assessed the timberland for features that would impact the Company’s ability to harvest its timber. In addition, we evaluated current year changes to harvestability, analyzed the change in depletion as a percentage of sales, utilized published industry growth rates to assess the increase in timber volume and compared actual volume harvested to the volume estimated by the Company.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2012.
Jacksonville, Florida
February 21, 2025, except for the effects of discontinued operations and change in reportable segments as disclosed in Notes 2 and 3, respectively, as to which the date is November 21, 2025.

Report of Independent Registered Public Accounting Firm

To the Unitholders of Rayonier, L.P. and the Board of Directors of Rayonier Inc., the general partner of Rayonier, L.P.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Rayonier, L.P. and subsidiaries (the Operating Partnership) as of December 31, 2024 and 2023, the related consolidated statements of income and comprehensive income (loss), changes in capital and cash flows for each of the three years in the period ended December 31, 2024, and the related notes and financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Operating Partnership at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Operating Partnership’s management. Our responsibility is to express an opinion on the Operating Partnership’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Operating Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Operating Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Operating Partnership’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Depletion of Timber
Description of the Matter
For the year ended December 31, 2024, the Operating Partnership recognized $290 million in depletion expense and the Timber and Timberlands balance, net of depletion and amortization, was $2,724 million at December 31, 2024. As described in Note 1 to the financial statements, the Operating Partnership establishes an annual depletion rate for each particular region. Depletion rates are determined by region by dividing merchantable inventory cost by standing merchantable inventory volume, which is estimated annually. The Operating Partnership charges accumulated costs attributed to merchantable timber to depletion expense (cost of sales) at the time the timber is harvested or when the underlying timberland is sold.

Auditing management’s annual depletion rate was complex and subjective due to the estimation uncertainty in determining the standing merchantable inventory volume utilized in the calculation of the depletion rate for each region. In particular, estimating the standing merchantable inventory volume involves statistical sampling and growth modeling using inputs such as growth estimates, harvest information and environmental and operational restrictions.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Operating Partnership’s process for establishing the annual depletion rate for each geographic region. For example, we tested controls over management’s review of the estimated standing merchantable inventory volume that was determined for each geographic region.

To test the annual depletion rates (including estimated standing merchantable inventory volume), our audit procedures included, among others, evaluating the methodology used and testing the completeness and accuracy of the underlying data used by the Operating Partnership. We inspected satellite images to test timber existence and assessed the timberland for features that would impact the Operating Partnership’s ability to harvest its timber. In addition, we evaluated current year changes to harvestability, analyzed the change in depletion as a percentage of sales, utilized published industry growth rates to assess the increase in timber volume and compared actual volume harvested to the volume estimated by the Operating Partnership.

/s/ Ernst & Young LLP

We have served as the Operating Partnership’s auditor since 2019.
Jacksonville, Florida
February 21, 2025, except for the effects of discontinued operations and change in reportable segments as disclosed in Notes 2 and 3, respectively, as to which the date is November 21, 2025.

RAYONIER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31,
(Thousands of dollars, except per share data)

	2024	2023	2022
SALES (NOTE 4)	$987,929	$788,373	$577,183
Costs and Expenses
Cost of sales	(547,582)	(528,916)	(392,297)
Selling and general expenses	(74,439)	(74,803)	(64,739)
Other operating (expense) income, net (Note 18)	(1,801)	42	15,254
	(623,822)	(603,677)	(441,782)
OPERATING INCOME	364,107	184,696	135,401
Interest expense, net	(33,756)	(45,144)	(33,347)
Interest and other miscellaneous income, net	9,487	20,055	2,362
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	339,838	159,607	104,416
Income tax benefit (expense) (Note 21)	1,022	(293)	(3,112)
INCOME FROM CONTINUING OPERATIONS	340,860	159,314	101,304
DISCONTINUED OPERATIONS, NET (NOTE 2)
Income from operations of discontinued operations, net of tax	28,123	19,181	21,487
NET INCOME	368,983	178,495	122,791
Less: Net income attributable to noncontrolling interests in the Operating Partnership	(4,834)	(2,905)	(2,393)
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(5,002)	(2,097)	(13,321)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	359,147	173,493	107,077
OTHER COMPREHENSIVE INCOME (LOSS), RELATING TO CONTINUING OPERATIONS
Cash flow hedges, net of income tax effect of $0, $0 and $0	(6,610)	(16,047)	77,465
Pension and postretirement benefit plans, net of income tax effect of $1,222, $0 and $0	9,846	593	1,627
OTHER COMPREHENSIVE INCOME (LOSS), RELATING TO DISCONTINUED OPERATIONS
Foreign currency translation adjustment, net of income tax effect of $0, $0 and $0	(33,100)	(1,516)	(23,093)
Cash flow hedges, net of income tax effect of $3,790, $2,368 and $555	(9,746)	6,090	(1,426)
Total other comprehensive (loss) income	(39,610)	(10,880)	54,573
COMPREHENSIVE INCOME	329,373	167,615	177,364
Less: Comprehensive income attributable to noncontrolling interests in the Operating Partnership	(4,356)	(2,639)	(3,692)
Less: Comprehensive income attributable to noncontrolling interests in consolidated affiliates	(1,276)	(3,449)	(12,182)
COMPREHENSIVE INCOME ATTRIBUTABLE TO RAYONIER INC.	$323,741	$161,527	$161,490
EARNINGS PER COMMON SHARE (NOTE 7)
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$2.26	$1.06	$0.61
Discontinued Operations	$0.16	$0.11	$0.12
Net Income	$2.41	$1.17	$0.73
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$2.24	$1.05	$0.61
Discontinued Operations	$0.16	$0.11	$0.12
Net Income	$2.39	$1.17	$0.73

See Notes to Consolidated Financial Statements.

RAYONIER INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31,
(Thousands of dollars, except share data)

	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$303,065	$179,684
Restricted cash, current (Note 22)	19,366	—
Trade receivables, less allowance for doubtful accounts of $401 and $210	8,006	13,081
Other receivables	13,267	11,539
Inventory (Note 16)	30,879	29,191
Prepaid logging roads	6,465	8,944
Prepaid expenses	3,101	2,852
Assets held for sale (excluding discontinued operations) (Note 23)	5,371	1,021
Other current assets	53	7,014
Current assets of discontinued operations (Note 2)	47,320	63,632
Total current assets	436,893	316,958
TIMBER AND TIMBERLANDS, NET OF DEPLETION AND AMORTIZATION	2,384,345	2,619,196
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS (NOTE 15)	109,610	105,595
PROPERTY, PLANT AND EQUIPMENT
Land	5,581	6,453
Buildings	24,493	29,379
Machinery and equipment	4,876	6,332
Construction in progress	779	1,841
Total property, plant and equipment, gross	35,729	44,005
Less—accumulated depreciation	(18,297)	(18,166)
Total property, plant and equipment, net	17,432	25,839
RESTRICTED CASH, NON-CURRENT (NOTE 22)	676	678
RIGHT-OF-USE ASSETS (NOTE 17)	18,588	22,046
OTHER ASSETS (NOTE 24)	78,276	71,875
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS (NOTE 2)	428,599	485,398
TOTAL ASSETS	$3,474,419	$3,647,585
LIABILITIES, NONCONTROLLING INTERESTS IN THE OPERATING PARTNERSHIP AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$16,914	$15,359
Accrued taxes	1,840	3,046
Accrued payroll and benefits	15,260	12,962
Accrued interest	5,228	7,094
Pension and other postretirement benefits (Note 19)	57	8,444
Dividend and distribution payable	271,815	30,148
Deferred revenue	20,902	19,012
Other current liabilities	9,359	17,489
Current liabilities of discontinued operations (Note 2)	47,335	26,723
Total current liabilities	388,710	140,277
LONG-TERM DEBT, NET (NOTE 8)	1,044,410	1,293,064
PENSION AND OTHER POSTRETIREMENT BENEFITS, NON-CURRENT (NOTE 19)	1,349	1,441
LONG-TERM LEASE LIABILITY (NOTE 17)	16,260	19,600
LONG-TERM DEFERRED REVENUE	10,697	11,294
OTHER NON-CURRENT LIABILITIES	9,776	10,807
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS (NOTE 2)	170,841	211,849
COMMITMENTS AND CONTINGENCIES (NOTES 11 and 12)
NONCONTROLLING INTERESTS IN THE OPERATING PARTNERSHIP (NOTE 6)	51,843	81,651
SHAREHOLDERS’ EQUITY
Common Shares, 480,000,000 shares authorized, 148,536,643 and 148,299,117 shares issued and outstanding	1,522,487	1,497,641
Retained earnings	257,254	338,244
Accumulated other comprehensive (loss) income (Note 25)	(10,429)	24,651
TOTAL RAYONIER INC. SHAREHOLDERS’ EQUITY	1,769,312	1,860,536
Noncontrolling interests in consolidated affiliates (Note 6)	11,221	17,066
TOTAL SHAREHOLDERS’ EQUITY	1,780,533	1,877,602
TOTAL LIABILITIES, NONCONTROLLING INTERESTS IN THE OPERATING PARTNERSHIP AND SHAREHOLDERS’ EQUITY	$3,474,419	$3,647,585

See Notes to Consolidated Financial Statements.

RAYONIER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Thousands of dollars, except share data)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2021	145,372,961	$1,389,073	$402,307	($19,604)	$43,802	$1,815,578
Income from continuing operations	—	—	90,949	—	10,355	101,304
Income from discontinued operations	—	—	18,521	—	2,966	21,487
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(2,393)	—	—	(2,393)
Dividends ($1.125 per share) (a)	—	—	(165,902)	—	—	(165,902)
Issuance of shares under the “at-the-market” equity offering, net of commissions and offering costs of $1.1 million	1,579,228	59,350	—	—	—	59,350
Issuance of shares under incentive stock plans	321,337	2,466	—	—	—	2,466
Stock-based incentive compensation	—	12,356	—	—	—	12,356
Repurchase of common shares	(97,809)	(4,225)	—	—	—	(4,225)
Adjustment of noncontrolling interests in the Operating Partnership	—	—	23,155	—	—	23,155
Conversion of units into common shares	106,914	3,925	—	—	—	3,925
Pension and postretirement benefit plans	—	—	—	1,627	—	1,627
Foreign currency translation adjustment	—	—	—	(22,282)	(811)	(23,093)
Cash flow hedges	—	—	—	76,367	(328)	76,039
Allocation of other comprehensive income to noncontrolling interests in the Operating Partnership	—	—	—	(295)	—	(295)
Distributions to noncontrolling interests in consolidated affiliates	—	—	—	—	(12,807)	(12,807)
Noncontrolling interests in consolidated affiliates redemption of shares	—	—	—	—	(27,860)	(27,860)
Balance, December 31, 2022	147,282,631	$1,462,945	$366,637	$35,813	$15,317	$1,880,712
Income (loss) from continuing operations	—	—	159,361	—	(47)	159,314
Income from discontinued operations	—	—	17,037	—	2,144	19,181
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(2,905)	—	—	(2,905)
Dividends ($1.34 per share) (a)(b)	—	—	(199,465)	—	—	(199,465)
Issuance of shares under the “at-the-market” equity offering, net of commissions and offering costs	400	(81)	—	—	—	(81)
Issuance of shares under incentive stock plans	380,080	75	—	—	—	75
Stock-based incentive compensation	—	14,002	—	—	—	14,002
Repurchase of common shares	(128,923)	(4,217)	—	—	—	(4,217)
Adjustment of noncontrolling interests in the Operating Partnership	—	—	(2,421)	—	—	(2,421)
Conversion of units into common shares	764,929	24,917	—	—	—	24,917
Pension and postretirement benefit plans	—	—	—	593	—	593
Foreign currency translation adjustment	—	—	—	(1,466)	(50)	(1,516)
Cash flow hedges	—	—	—	(11,358)	1,401	(9,957)
Allocation of other comprehensive loss to noncontrolling interests in the Operating Partnership	—	—	—	1,069	—	1,069
Distributions to noncontrolling interests in consolidated affiliates	—	—	—	—	(1,699)	(1,699)
Balance, December 31, 2023	148,299,117	$1,497,641	$338,244	$24,651	$17,066	$1,877,602

RAYONIER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (CONTINUED)
(Thousands of dollars, except share data)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2023	148,299,117	$1,497,641	$338,244	$24,651	$17,066	$1,877,602
Income from continuing operations	—	—	340,350	—	510	340,860
Income from discontinued operations	—	—	23,631	—	4,492	28,123
Net income attributable to noncontrolling interests in the Operating Partnership	—	—	(4,834)	—	—	(4,834)
Dividends ($2.94 per share) (a)(b)	—	—	(438,600)	—	—	(438,600)
Issuance of shares under incentive stock plans	399,929	—	—	—	—	—
Stock-based incentive compensation	—	14,232	—	—	—	14,232
Repurchase of common shares	(619,982)	(4,179)	(14,687)	—	—	(18,866)
Adjustment of noncontrolling interests in the Operating Partnership	—	—	13,150	—	—	13,150
Conversion of units into common shares	457,579	14,793	—	—	—	14,793
Pension and postretirement benefit plans	—	—	—	9,846	—	9,846
Foreign currency translation adjustment	—	—	—	(31,616)	(1,484)	(33,100)
Cash flow hedges	—	—	—	(14,113)	(2,243)	(16,356)
Allocation of other comprehensive loss to noncontrolling interests in the Operating Partnership	—	—	—	803	—	803
Distributions to noncontrolling interests in consolidated affiliates	—	—	—	—	(7,120)	(7,120)
Balance, December 31, 2024	148,536,643	$1,522,487	$257,254	($10,429)	$11,221	$1,780,533

(a)For information regarding distributions to noncontrolling interests in the operating partnership, see the Rayonier Inc. Consolidated Statements of Cash Flows and Note 6 — Noncontrolling Interests.
(b)The year ended December 31, 2024 includes an additional dividend of $1.80 per common share, consisting of a combination of cash and the Company’s common shares. The dividend was paid January 30, 2025, to shareholders of record on December 12, 2024. The year ended December 31, 2023 includes an additional cash dividend of $0.20 per common share. The dividend was paid January 12, 2024, to shareholders of record on December 29, 2023.

See Notes to Consolidated Financial Statements.

RAYONIER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
(Thousands of dollars)

	2024	2023	2022
OPERATING ACTIVITIES
Net income	$368,983	$178,495	$122,791
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization from continuing operations	113,854	136,565	123,463
Depreciation, depletion and amortization from discontinued operations	26,395	21,666	23,876
Non-cash cost of land and improved development from continuing operations	41,368	29,768	28,374
Non-cash cost of land and improved development from discontinued operations	3,041	—	—
Stock-based incentive compensation expense	14,232	14,002	12,356
Deferred income taxes	2,639	278	(5,352)
Pension settlement charge	5,979	2,036	—
Amortization of losses from pension and postretirement plans	1	6	753
Timber write-offs resulting from casualty events	—	2,302	729
Gain on sale of large disposition of timberlands	(291,078)	(105,078)	(16,606)
Other	(601)	13,169	1,049
Changes in operating assets and liabilities:
Receivables	(2,830)	4,404	(9,109)
Inventories	2,006	513	(4,335)
Accounts payable	571	1,505	1,144
All other operating activities	(22,968)	(1,256)	(9,943)
CASH PROVIDED BY OPERATING ACTIVITIES	261,592	298,375	269,190
INVESTING ACTIVITIES
Capital expenditures from continuing operations	(62,094)	(64,784)	(56,356)
Capital expenditures from discontinued operations	(17,686)	(16,663)	(18,455)
Real estate development investments	(25,818)	(23,078)	(13,698)
Purchase of timberlands	(22,753)	(14,062)	(458,530)
Net proceeds from large disposition of timberlands	484,787	239,898	29,496
Other	(2,423)	2,776	1,180
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	354,013	124,087	(516,363)
FINANCING ACTIVITIES
Issuance of debt	—	—	656,842
Repayment of debt	(250,000)	(150,000)	(531,842)
Dividends paid on common shares (a)	(200,566)	(169,990)	(165,707)
Distributions to noncontrolling interests in the Operating Partnership (b)	(2,808)	(2,962)	(3,668)
Proceeds from the issuance of common shares under incentive stock plan	—	75	2,628
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	—	(81)	61,557
Repurchase of common shares to pay withholding taxes on vested incentive stock awards	(4,179)	(4,217)	(4,225)
Repurchase of common shares made under repurchase program	(14,687)	—	—
Debt issuance costs	—	—	(740)
Distributions to noncontrolling interests in consolidated affiliates	(7,120)	(1,699)	(19,434)
CASH USED FOR FINANCING ACTIVITIES	(479,360)	(328,874)	(4,589)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,419)	(621)	(1,970)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Change in cash, cash equivalents and restricted cash	134,826	92,967	(253,732)

Balance from continuing operations, beginning of year	180,362	104,825	338,640
Balance from discontinued operations, beginning of year	28,012	10,582	30,499
Total Balance, beginning of year	$208,374	$115,407	$369,139

Balance from continuing operations, end of year	323,107	180,362	104,825
Balance from discontinued operations, end of year	20,093	28,012	10,582
Total Balance, end of year	$343,200	$208,374	$115,407

(a)The year ended December 31, 2024 includes an additional cash dividend of $0.20 per common share, totaling $29.8 million. The additional dividend was paid January 12, 2024, to shareholders of record on December 29, 2023.
(b)The year ended December 31, 2024 includes an additional cash distribution of $0.20 per Redeemable Operating Partnership Unit, totaling $0.5 million. The additional distribution was paid January 12, 2024, to holders of record on December 29, 2023.

RAYONIER INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
For the Years Ended December 31,
(Thousands of dollars)

	2024	2023	2022
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year:
Interest (a)	$38,605	$48,742	$35,717
Income taxes (b)	5,877	4,816	15,127
Non-cash investing activity:
Capital assets purchased on account	$7,657	$7,490	$4,435
Non-cash financing activity:
Noncontrolling interests in consolidated affiliates redemption of shares (c)	—	—	$27,860

(a)Interest paid is presented net of patronage payments received of $8.3 million, $6.2 million and $6.0 million for the years ended December 31, 2024, 2023 and 2022, respectively. For additional information on patronage payments, see Note 8 — Debt. Interest paid for the years ended December 31, 2024, 2023 and 2022 includes $3.4 million, $3.2 million, and $2.6 million, respectively, from discontinued operations.
(b)Income taxes paid for the years ended December 31, 2024, 2023 and 2022 includes $5.6 million, $4.6 million, and $12.1 million, respectively, from discontinued operations.
(c)The New Zealand subsidiary made a capital distribution in order to redeem certain equity interests, resulting in the recording of a loan payable by the New Zealand subsidiary in the amount of $27.9 million for the year ended December 31, 2022.

See Notes to Consolidated Financial Statements.

RAYONIER, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31,
(Thousands of dollars, except per unit data)

	2024	2023	2022
SALES (NOTE 4)	$987,929	$788,373	$577,183
Costs and Expenses
Cost of sales	(547,582)	(528,916)	(392,297)
Selling and general expenses	(74,439)	(74,803)	(64,739)
Other operating (expense) income, net (Note 18)	(1,801)	42	15,254
	(623,822)	(603,677)	(441,782)
OPERATING INCOME	364,107	184,696	135,401
Interest expense, net	(33,756)	(45,144)	(33,347)
Interest and other miscellaneous income, net	9,487	20,055	2,362
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	339,838	159,607	104,416
Income tax benefit (expense) (Note 21)	1,022	(293)	(3,112)
INCOME FROM CONTINUING OPERATIONS	340,860	159,314	101,304
DISCONTINUED OPERATIONS, NET (NOTE 2)
Income from operations of discontinued operations, net of tax	28,123	19,181	21,487
NET INCOME	368,983	178,495	122,791
Less: Net income attributable to noncontrolling interests in consolidated affiliates	(5,002)	(2,097)	(13,321)
NET INCOME ATTRIBUTABLE TO RAYONIER, L.P. UNITHOLDERS	363,981	176,398	109,470
NET INCOME ATTRIBUTABLE TO UNITHOLDERS ATTRIBUTABLE TO:
Limited Partners	360,341	174,634	108,375
General Partners	3,640	1,764	1,095
Net income attributable to unitholders	363,981	176,398	109,470
OTHER COMPREHENSIVE INCOME (LOSS) RELATING TO CONTINUING OPERATIONS
Cash flow hedges, net of income tax effect of $0, $0 and $0	(6,610)	(16,047)	77,465
Pension and postretirement benefit plans, net of income tax effect of $1,222, $0 and $0	9,846	593	1,627
OTHER COMPREHENSIVE INCOME (LOSS) RELATING TO DISCONTINUED OPERATIONS
Foreign currency translation adjustment, net of income tax effect of $0, $0 and $0	(33,100)	(1,516)	(23,093)
Cash flow hedges, net of income tax effect of $3,790, $2,368 and $555	(9,746)	6,090	(1,426)
Total other comprehensive (loss) income	(39,610)	(10,880)	54,573
COMPREHENSIVE INCOME	329,373	167,615	177,364
Less: Comprehensive income attributable to noncontrolling interests in consolidated affiliates	(1,276)	(3,449)	(12,182)
COMPREHENSIVE INCOME ATTRIBUTABLE TO RAYONIER, L.P. UNITHOLDERS	$328,097	$164,166	$165,182
EARNINGS PER UNIT (NOTE 7)
BASIC EARNINGS PER UNIT ATTRIBUTABLE TO RAYONIER L.P.
Continuing Operations	$2.26	$1.06	$0.61
Discontinued Operations	$0.16	$0.11	$0.12
Net Income	$2.41	$1.17	$0.73
DILUTED EARNINGS PER UNIT ATTRIBUTABLE TO RAYONIER L.P.
Continuing Operations	$2.24	$1.05	$0.61
Discontinued Operations	$0.16	$0.11	$0.12
Net Income	$2.39	$1.17	$0.73

See Notes to Consolidated Financial Statements.

RAYONIER, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of December 31,
(Thousands of dollars, except unit data)

	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$303,065	$179,684
Restricted cash, current (Note 22)	19,366	—
Trade receivables, less allowance for doubtful accounts of $401 and $210	8,006	13,081
Other receivables	13,267	11,539
Inventory (Note 16)	30,879	29,191
Prepaid logging roads	6,465	8,944
Prepaid expenses	3,101	2,852
Assets held for sale (excluding discontinued operations) (Note 23)	5,371	1,021
Other current assets	53	7,014
Current assets of discontinued operations (Note 2)	47,320	63,632
Total current assets	436,893	316,958
TIMBER AND TIMBERLANDS, NET OF DEPLETION AND AMORTIZATION	2,384,345	2,619,196
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS (NOTE 15)	109,610	105,595
PROPERTY, PLANT AND EQUIPMENT
Land	5,581	6,453
Buildings	24,493	29,379
Machinery and equipment	4,876	6,332
Construction in progress	779	1,841
Total property, plant and equipment, gross	35,729	44,005
Less — accumulated depreciation	(18,297)	(18,166)
Total property, plant and equipment, net	17,432	25,839
RESTRICTED CASH, NON-CURRENT (NOTE 22)	676	678
RIGHT-OF-USE ASSETS (NOTE 17)	18,588	22,046
OTHER ASSETS (NOTE 24)	78,276	71,875
NON-CURRENT ASSETS OF DISCONTINUED OPERATIONS (NOTE 2)	428,599	485,398
TOTAL ASSETS	$3,474,419	$3,647,585
LIABILITIES, REDEEMABLE OPERATING PARTNERSHIP UNITS AND CAPITAL
CURRENT LIABILITIES
Accounts payable	$16,914	$15,359
Accrued taxes	1,840	3,046
Accrued payroll and benefits	15,260	12,962
Accrued interest	5,228	7,094
Pension and other postretirement benefits (Note 19)	57	8,444
Distribution payable	271,815	30,148
Deferred revenue	20,902	19,012
Other current liabilities	9,359	17,489
Current liabilities of discontinued operations (Note 2)	47,335	26,723
Total current liabilities	388,710	140,277
LONG-TERM DEBT, NET (NOTE 8)	1,044,410	1,293,064
PENSION AND OTHER POSTRETIREMENT BENEFITS, NON-CURRENT (NOTE 19)	1,349	1,441
LONG-TERM LEASE LIABILITY (NOTE 17)	16,260	19,600
LONG-TERM DEFERRED REVENUE	10,697	11,294
OTHER NON-CURRENT LIABILITIES	9,776	10,807
NON-CURRENT LIABILITIES OF DISCONTINUED OPERATIONS (NOTE 2)	170,841	211,849
COMMITMENTS AND CONTINGENCIES (NOTES 11 and 12)
REDEEMABLE OPERATING PARTNERSHIP UNITS (NOTE 6) 1,986,319 and 2,443,898 Units outstanding, respectively	51,843	81,651
CAPITAL
General partners’ capital	17,772	18,325
Limited partners’ capital	1,759,405	1,814,193
Accumulated other comprehensive (loss) income (Note 25)	(7,865)	28,018
TOTAL CONTROLLING INTEREST CAPITAL	1,769,312	1,860,536
Noncontrolling interests in consolidated affiliates (Note 6)	11,221	17,066
TOTAL CAPITAL	1,780,533	1,877,602
TOTAL LIABILITIES, REDEEMABLE OPERATING PARTNERSHIP UNITS AND CAPITAL	$3,474,419	$3,647,585

See Notes to Consolidated Financial Statements.

RAYONIER, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL
(Thousands of dollars, except unit data)

			Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Total Capital
	Units
	General Partners’ Capital	Limited Partners’ Capital
Balance, December 31, 2021	$17,872	$1,769,367	($15,463)	$43,802	$1,815,578
Income from continuing operations	910	90,039	—	10,355	101,304
Income from discontinued operations	185	18,336	—	2,966	21,487
Distributions on units ($1.125 per unit)	(1,696)	(167,874)	—	—	(169,570)
Issuance of units under the “at-the-market” equity offering, net of commissions and offering costs of $1.1 million	593	58,757	—	—	59,350
Issuance of units under incentive stock plans	25	2,441	—	—	2,466
Stock-based incentive compensation	124	12,232	—	—	12,356
Repurchase of units	(42)	(4,183)	—	—	(4,225)
Adjustment of Redeemable Operating Partnership Units	241	23,894	—	—	24,135
Conversion of units to common shares	39	3,886	—	—	3,925
Pension and postretirement benefit plans	—	—	1,627	—	1,627
Foreign currency translation adjustment	—	—	(22,282)	(811)	(23,093)
Cash flow hedges	—	—	76,367	(328)	76,039
Distributions to noncontrolling interests in consolidated affiliates	—	—	—	(12,807)	(12,807)
Noncontrolling interests in consolidated affiliates redemption of unit equivalents	—	—	—	(27,860)	(27,860)
Balance, December 31, 2022	$18,251	$1,806,895	$40,249	$15,317	$1,880,712
Income (loss) from continuing operations	1,593	157,768	—	(47)	159,314
Income from discontinued operations	171	16,866	—	2,144	19,181
Distributions on units ($1.34 per unit) (a)	(2,029)	(200,887)	—	—	(202,916)
Issuance of units under the “at-the-market” equity offering, net of commissions and offering costs	(1)	(80)	—	—	(81)
Issuance of units under incentive stock plans	1	74	—	—	75
Stock-based incentive compensation	140	13,862	—	—	14,002
Repurchase of units	(42)	(4,175)	—	—	(4,217)
Adjustment of Redeemable Operating Partnership Units	(8)	(798)	—	—	(806)
Conversion of units to common shares	249	24,668	—	—	24,917
Pension and postretirement benefit plans	—	—	593	—	593
Foreign currency translation adjustment	—	—	(1,466)	(50)	(1,516)
Cash flow hedges	—	—	(11,358)	1,401	(9,957)
Distributions to noncontrolling interests in consolidated affiliates	—	—	—	(1,699)	(1,699)
Balance, December 31, 2023	$18,325	$1,814,193	$28,018	$17,066	$1,877,602
Income from continuing operations	3,404	336,946	—	510	340,860
Income from discontinued operations	236	23,395	—	4,492	28,123
Distributions on units ($2.94 per unit) (a)	(4,445)	(440,050)	—	—	(444,495)
Stock-based incentive compensation	143	14,089	—	—	14,232
Repurchase of units	(189)	(18,677)	—	—	(18,866)
Adjustment of Redeemable Operating Partnership Units	150	14,864	—	—	15,014
Conversion of units to common shares	148	14,645	—	—	14,793
Pension and postretirement benefit plans	—	—	9,846	—	9,846
Foreign currency translation adjustment	—	—	(31,616)	(1,484)	(33,100)
Cash flow hedges	—	—	(14,113)	(2,243)	(16,356)
Distributions to noncontrolling interests in consolidated affiliates	—	—	—	(7,120)	(7,120)
Balance, December 31, 2024	$17,772	$1,759,405	($7,865)	$11,221	$1,780,533

(a)The year ended December 31, 2024 includes an additional distribution of $1.80 per unit, consisting of a combination of cash and units. The distribution was paid January 30, 2025, to holders of record on December 12, 2024. The year ended December 31, 2023 includes an additional cash distribution of $0.20 per unit. The cash distribution was paid January 12, 2024, to holders of record on December 29, 2023.
See Notes to Consolidated Financial Statements.

RAYONIER, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31,
(Thousands of dollars)

	2024	2023	2022
OPERATING ACTIVITIES
Net income	$368,983	$178,495	$122,791
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization from continuing operations	113,854	136,565	123,463
Depreciation, depletion and amortization from discontinued operations	26,395	21,666	23,876
Non-cash cost of land and improved development from continuing operations	41,368	29,768	28,374
Non-cash cost of land and improved development from discontinued operations	3,041	—	—
Stock-based incentive compensation expense	14,232	14,002	12,356
Deferred income taxes	2,639	278	(5,352)
Pension settlement charge	5,979	2,036	—
Amortization of losses from pension and postretirement plans	1	6	753
Timber write-offs resulting from casualty events	—	2,302	729
Gain on sale of large disposition of timberlands	(291,078)	(105,078)	(16,606)
Other	(601)	13,169	1,049
Changes in operating assets and liabilities:
Receivables	(2,830)	4,404	(9,109)
Inventories	2,006	513	(4,335)
Accounts payable	571	1,505	1,144
All other operating activities	(22,968)	(1,256)	(9,943)
CASH PROVIDED BY OPERATING ACTIVITIES	261,592	298,375	269,190
INVESTING ACTIVITIES
Capital expenditures from continuing operations	(62,094)	(64,784)	(56,356)
Capital expenditures from discontinued operations	(17,686)	(16,663)	(18,455)
Real estate development investments	(25,818)	(23,078)	(13,698)
Purchase of timberlands	(22,753)	(14,062)	(458,530)
Net proceeds from large disposition of timberlands	484,787	239,898	29,496
Other	(2,423)	2,776	1,180
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES	354,013	124,087	(516,363)
FINANCING ACTIVITIES
Issuance of debt	—	—	656,842
Repayment of debt	(250,000)	(150,000)	(531,842)
Distributions on units (a)	(203,374)	(172,952)	(169,375)
Proceeds from the issuance of units under incentive stock plan	—	75	2,628
Proceeds from the issuance of units under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	—	(81)	61,557
Repurchase of units to pay withholding taxes on vested incentive stock awards	(4,179)	(4,217)	(4,225)
Repurchase of units made under repurchase program	(14,687)	—	—
Debt issuance costs	—	—	(740)
Distributions to noncontrolling interests in consolidated affiliates	(7,120)	(1,699)	(19,434)
CASH USED FOR FINANCING ACTIVITIES	(479,360)	(328,874)	(4,589)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(1,419)	(621)	(1,970)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH
Change in cash, cash equivalents and restricted cash	134,826	92,967	(253,732)

Balance from continuing operations, beginning of year	180,362	104,825	338,640
Balance from discontinued operations, beginning of year	28,012	10,582	30,499
Total Balance, beginning of year	$208,374	$115,407	$369,139

Balance from continuing operations, end of year	323,107	180,362	104,825
Balance from discontinued operations, end of year	20,093	28,012	10,582
Total Balance, end of year	$343,200	$208,374	$115,407

(a)The year ended December 31, 2024 includes an additional cash distribution of $0.20 per unit, totaling $30.2 million. The additional distribution was paid January 12, 2024, to holders of record on December 29, 2023.

RAYONIER, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
For the Years Ended December 31,
(Thousands of dollars)

	2024	2023	2022
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year:
Interest (a)	$38,605	$48,742	$35,717
Income taxes (b)	5,877	4,816	15,127
Non-cash investing activity:
Capital assets purchased on account	$7,657	$7,490	$4,435
Non-cash financing activity:
Noncontrolling interests in consolidated affiliates redemption of shares (c)	—	—	$27,860

(a)Interest paid is presented net of patronage payments received of $8.3 million, $6.2 million and $6.0 million for the years ended December 31, 2024, 2023 and 2022, respectively. For additional information on patronage payments, see Note 8 — Debt. Interest paid for the years ended December 31, 2024, 2023 and 2022 includes $3.4 million, $3.2 million, and $2.6 million, respectively, from discontinued operations.
(b)Income taxes paid for the years ended December 31, 2024, 2023 and 2022 includes $5.6 million, $4.6 million, and $12.1 million, respectively, from discontinued operations.
(c)The New Zealand subsidiary made a capital distribution in order to redeem certain equity interests, resulting in the recording of a loan payable by the New Zealand subsidiary in the amount of $27.9 million for the year ended December 31, 2022.

See Notes to Consolidated Financial Statements.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollar amounts in thousands unless otherwise stated)

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION
    Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Rayonier Inc.'s Consolidated Financial Statements include the Operating Partnership, wholly-owned subsidiaries and entities in which the Company has a controlling interest. Rayonier, L.P.'s Consolidated Financial Statements include wholly-owned subsidiaries and entities in which the Operating Partnership has a controlling interest. For additional information regarding our consolidated entities with a noncontrolling interest component, see Note 6 — Noncontrolling Interests. All intercompany balances and transactions are eliminated.
As of December 31, 2024, the Company owned a 98.7% interest in the Operating Partnership, with the remaining 1.3% interest owned by limited partners of the Operating Partnership. As the sole general partner of the Operating Partnership, Rayonier Inc. has exclusive control of the day-to-day management of the Operating Partnership.
On March 9, 2025, we entered into a purchase and sale agreement with Taurus Forest Holdings Limited, pursuant to which we agreed to sell our entire 77% interest in our New Zealand operations. On June 30, 2025, we completed the sale of our New Zealand operations for a purchase price of $710 million.
We analyzed quantitative and qualitative factors relevant to the New Zealand operations disposal group and determined that the accounting criteria to be classified as held for sale and a discontinued operation were met. Accordingly, the operating results of the New Zealand Timber segment and the New Zealand portion of the Real Estate, former Trading and Corporate segments were classified as discontinued operations in our Consolidated Statements of Income and Comprehensive Income (Loss) for all periods presented. The assets and liabilities of the disposal group are presented separately on the consolidated balance sheet as assets and liabilities of discontinued operations for all periods presented. Our consolidated cash flows includes cash flows from discontinued operations for all periods presented. Unless otherwise indicated, all disclosures in the notes to the consolidated financial statements reflect only our continuing operations. See Note 2 — Discontinued Operations for additional information regarding the sale of the New Zealand joint venture.
Effective with the third quarter of 2025, we realigned our reportable segments to reflect changes in our internal management reporting structure. As a result, the previously reported Trading segment’s log trading activities conducted in the U.S. South and Pacific Northwest are now reported in the respective Southern Timber or Pacific Northwest Timber segments based on geographical location for all periods presented. See Note 3 — Segment and Geographical Information for further discussion of our reportable segments.
USE OF ESTIMATES
    The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and to disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. There are risks inherent in estimating and therefore actual results could differ from those estimates.
CASH AND CASH EQUIVALENTS
    Cash and cash equivalents consist of cash on hand and other highly liquid investments with original maturities of three months or less.
ACCOUNTS RECEIVABLE
    Accounts receivable are primarily amounts due to us for the sale of timber and are presented net of an allowance for doubtful accounts.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
INVENTORY
    Higher and better use (“HBU”) real estate properties that are expected to be sold within one year are included in inventory at the lower of cost or net realizable value. HBU properties that are expected to be sold after one year are included in a separate balance sheet line entitled “Higher and Better Use Timberlands and Real Estate Development Investments.” See below for additional information.
    Inventory also includes logs available to be sold by our Southern Timber and Pacific Northwest Timber segments. Log inventory is recorded at the lower of cost or net realizable value and expensed to cost of sales when sold to third-party buyers. See Note 16 — Inventory for additional information.
NOTES RECEIVABLE
Notes receivable are amounts due to us for the sale of real estate. See Note 24 — Other Assets for additional information.
PREPAID LOGGING ROADS
    In the Pacific Northwest, costs for roads built to access particular tracts to be harvested in the upcoming 24 months to 60 months are recorded as prepaid logging roads. We charge such costs to expense as timber is harvested using an amortization rate determined annually as the total cost of prepaid roads divided by the estimated tons of timber to be accessed by those roads. The prepaid balance is classified as short-term or long-term based on the upcoming harvest schedule. See Note 24 — Other Assets for additional information.
PATRONAGE DIVIDENDS
As a requirement of the Farm Credit Act, borrowers in the Farm Credit System are required to purchase equity in Farm Credit lenders. The equity balance primarily represents shares of Class A common stock in CoBank valued at $100 par value. CoBank equity purchases continue annually until a balance equal to 8% of our 10-year historical average loan balance at CoBank is obtained. Initially, a minimal equity purchase was made in cash upon the receipt of loan proceeds. Subsequently, equity purchases are made annually through patronage dividends, of which approximately 90% is cash and 10% is equity. The stock has no cash value until retired. As our loans are paid in full, the stock is generally retired over a 10-year loan base period beginning in the year following loan payoff.
Estimated cash and equity dividends are recognized as an offset to interest expense in the period earned. These estimates are calculated by applying the weighted average debt balance with each participating lender to a historical dividend rate. Changes in assumptions, as well as changes in actual experience, could cause the estimates to change. See Note 8 — Debt and Note 24 — Other Assets for additional information.
DEFERRED FINANCING COSTS
    Deferred financing costs related to revolving debt are capitalized and amortized to interest expense over the term of the revolving debt using a method that approximates the effective interest method. See Note 24 — Other Assets for additional information on deferred financing costs related to revolving debt. See Note 8 — Debt for additional information on deferred financing costs related to term debt.
CAPITALIZED SOFTWARE COSTS
Software costs are capitalized and amortized over a period not exceeding five years using the straight-line method. See Note 24 — Other Assets for additional information.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
TIMBER AND TIMBERLANDS
    Timber is stated at the lower of cost or net realizable value. Costs relating to acquiring, planting and growing timber including real estate taxes, site preparation and direct support costs relating to facilities, vehicles and supplies, are capitalized. A portion of timberland lease payments are capitalized based on the proportion of acres with merchantable timber volume remaining to be harvested under the lease term and the residual portion of the lease payments are expensed as incurred. Payroll costs are capitalized for time spent on timber growing activities, while interest and other intangible costs are not capitalized. An annual depletion rate is established for each particular region by dividing merchantable inventory cost by standing merchantable inventory volume, which is estimated annually. We charge accumulated costs attributed to merchantable timber to depletion expense (cost of sales) at the time the timber is harvested or when the underlying timberland is sold.
    Upon the acquisition of timberland, we make a determination on whether to combine the newly acquired merchantable timber with an existing depletion pool or to create a new, separate pool. This determination is based on the geographic location of the new timber, the customers/markets that will be served and the species mix. If the acquisition is similar to an existing depletion pool, the cost of the acquired timber is combined and a new depletion rate is calculated for the pool. This determination and depletion rate adjustment normally occurs in the quarter following the acquisition.
HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS
    HBU timberland is recorded at the lower of cost or net realizable value. These properties are managed as timberlands until sold or developed, with sales and depletion expense related to the harvesting of timber accounted for within the respective timber segment. At the time of sale, the cost basis of any unharvested timber is recorded as depletion expense, a component of cost of sales, within the Real Estate segment.
    HBU timberland and real estate development investments expected to be sold within twelve months are recorded as inventory. See Note 15 — Higher and Better Use Timberlands and Real Estate Development Investments for additional information.
REAL ESTATE DEVELOPMENT INVESTMENTS
Real estate development investments include capitalized costs associated with the development and construction of identified real estate projects, such as infrastructure, roadways, utilities, amenities and/or other improvements designed to enhance marketability and create parcels, pads and/or lots for sale. We capitalize interest on real estate projects under development based on the amount of underlying expenditures during the capitalization period. The period begins when activities necessary to ready a property for its intended use commence, typically when we begin the site work for land already owned, and ends when the improvement is substantially complete and ready for its intended use. Determination of when construction of a project is substantially complete and ready for its intended use is subjective and requires business judgement. As such, we determine when the capitalization period begins and ends through communication with project managers and others responsible for the tracking and oversight of individual projects.
IMPAIRMENT OF HBU TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS
We review our higher and better use timberlands and real estate development investments for potential impairment indicators whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.
Impairment indicators for each development project are assessed separately and include, but are not limited to, significant decreases in sales pace or average selling prices, significant increases in expected land development and construction costs, and projected losses on expected future sales. Development projects have extended life cycles that may last 20 to 40 years, or longer, and have few long-term contractual cash flows. Development periods often occur through several economic cycles. Subjective factors such as the expected timing of property development and sales, optimal development density and sales strategy impact the timing and amount of expected future cash flows and fair value.
An impairment loss is recognized if the carrying amount of an asset is not recoverable and exceeds its fair value. The evaluation of anticipated cash flows is highly subjective and is based in part on assumptions regarding

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
future economic conditions, such as construction costs and sales values that could differ materially from actual results in future periods. If impairment indicators exist and it is expected that undiscounted cash flows generated by the asset are less than its carrying amount less costs to sell, an impairment provision is recorded to write-down the carrying amount of the asset to its fair value.
PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION
    Property, plant and equipment additions are recorded at cost, including applicable freight, interest, construction and installation costs. We generally depreciate our assets, including office and transportation equipment, using the straight-line depreciation method over 3 to 25 years. Buildings and land improvements are depreciated using the straight-line method over 15 to 35 years and 5 to 30 years, respectively.
    Gains and losses on the sale or retirement of assets are included in operating income. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets that are held and used is measured by net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is the amount the carrying value exceeds the fair value of the assets, which is based on a discounted cash flow model. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.
LEASES
    At inception, we determine if an arrangement is a lease and whether that lease meets the classification criteria of a finance or operating lease. Operating leases are included in right-of-use (“ROU”) assets, other current liabilities, and long-term lease liability in the Consolidated Balance Sheets. The income generated from our commercial and residential leases in Port Gamble are accounted for in accordance with Topic 842. We recognize the total minimum lease payments provided for under the leases on a straight-line basis over the lease term.
    ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term. Lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
RIGHT-OF-USE ASSETS IMPAIRMENT
    Operating lease right-of-use assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset group to which the operating lease is assigned may not be recoverable. Recoverability of the asset group is evaluated based on forecasted undiscounted cash flows. If the carrying amount of the asset group is not recoverable, the fair value of the asset group is compared to its carrying amount and an impairment charge is recognized for the amount by which the carrying amount exceeds the fair value. A discounted cash flow approach using market participant assumptions of the expected cash flows and discount rate are used to estimate the fair value of the asset group.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
FAIR VALUE MEASUREMENTS
    Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level hierarchy that prioritizes the inputs used to measure fair value was established as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.
ENVIRONMENTAL REMEDIATION LIABILITIES
We estimate future costs for known environmental remediation requirements and accrue for them on an undiscounted basis when it is probable that a liability has been incurred and the related costs can be reasonably estimated. We consider various factors when estimating our environmental liabilities, including construction contracts, proposed statements of work, project management, and other professional fees. We evaluate the adequacy of these liabilities on a quarterly basis. We make adjustments to the liabilities when additional information becomes available that affects the estimated costs to study or remediate any environmental matter. Legal investigation and defense costs incurred in connection with environmental contingencies are expensed as incurred. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable and does not exceed the amount of losses previously recorded. See Note 13 — Environmental and Natural Resource Damages Liabilities for more information.

GOODWILL
    Goodwill represents the excess of the acquisition cost of our New Zealand operations over the fair value of the net assets acquired. Goodwill is not amortized, but is periodically reviewed for impairment. An impairment test for this reporting unit’s goodwill is performed annually and whenever events or circumstances indicate that the value of goodwill may be impaired. We compare the fair value of our New Zealand operations, using an independent valuation for the New Zealand forest assets, to its carrying value including goodwill. The independent valuation of the New Zealand forest assets is based on discounted cash flow models where the fair value is calculated using cash flows from sustainable forest management plans. The fair value of the forest assets is measured as the present value of cash flows from one growth cycle based on the productive forest land, taking into consideration environmental, operational, and market restrictions. These cash flow valuations involve a number of estimates that require broad assumptions and significant judgment regarding future performance. The annual impairment test was performed as of October 1, 2024; the estimated fair value of our New Zealand operations exceeded its carrying value and no impairment was recorded. Except for changes in the New Zealand foreign exchange rate, there have been no adjustments to the carrying value of goodwill since the initial recognition. See Note 2 — Discontinued Operations for additional information regarding our New Zealand operations.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
FOREIGN CURRENCY TRANSLATION AND REMEASUREMENT
    The functional currency of our New Zealand operations is the New Zealand dollar. All assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the respective balance sheet dates. Translation gains and losses are recorded as a separate component of Accumulated Other Comprehensive Income (“AOCI”), within Shareholders’ Equity.
    U.S. denominated transactions of the New Zealand subsidiary are remeasured into New Zealand dollars at the exchange rate in effect on the date of the transaction and recognized in earnings, net of related cash flow hedges. All income statement items of the New Zealand subsidiary are translated into U.S. dollars for reporting purposes using monthly average exchange rates with translation gains and losses being recorded as a separate component of AOCI, within Shareholders’ Equity.
See Note 2 — Discontinued Operations for additional information regarding our New Zealand operations.
REDEEMABLE OPERATING PARTNERSHIP UNITS
Limited partners holding Redeemable Operating Partnership Units have the right to put any and all of the units to the Operating Partnership in exchange for Rayonier registered common shares, on a one-for-one basis, or cash, at Rayonier’s option. Consequently, these Redeemable Operating Partnership Units are classified outside of permanent partners’ capital in the Operating Partnership's accompanying balance sheets and the related noncontrolling interest is classified outside of permanent equity in the accompanying balance sheets of Rayonier. The recorded value of the Redeemable Operating Partnership Units is based on the higher of 1) initial carrying amount, increased or decreased for its share of net income or loss, other comprehensive income or loss, and dividend or 2) redemption value as measured by the closing price of Rayonier common stock on the balance sheet date multiplied by the total number of Redeemable Operating Partnership Units outstanding.
RELATED PARTY
We follow ASC 850, Related Party Disclosure, for the identification of related parties and disclosure of related party transactions. A party is considered to be related to us if the party, directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with us. Related parties also include principal owners, management and directors, as well as members of their immediate families or any other parties with which we may deal if one party to a transaction controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests.
Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. See Note 26 — Related Party.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
REVENUE RECOGNITION
    We recognize revenues when control of promised goods or services (“performance obligations”) is transferred to customers, in an amount that reflects the consideration expected in exchange for those goods or services (“transaction price”). Unsatisfied performance obligations as of December 31, 2024 are primarily due to advances on stumpage contracts, unearned license revenue and unearned carbon capture and storage revenue. Of these performance obligations, $20.9 million is expected to be recognized within the next twelve months, while the remaining $10.7 million is expected to be recognized as we satisfy our performance obligations. We generally collect payment within a year of satisfying performance obligations and therefore have elected not to adjust revenues for a financing component.
    TIMBER SALES
    Revenue from the sale of timber is recognized when control passes to the buyer. We utilize two primary methods or sales channels for the sale of timber – a stumpage/standing timber model and a delivered log model. The sales method we employ depends upon local market conditions and which method management believes will provide the best overall margins.
    Under the stumpage model, standing timber is sold primarily under pay-as-cut contracts, with a specified duration (typically one year or less) and fixed prices, whereby revenue is recognized as timber is severed and the sales volume is determined. We also sell stumpage under lump-sum contracts for specified parcels where we receive cash for the full agreed value of the timber prior to harvest and control passes to the buyer upon signing the contract. We retain interest in the land, slash products and the use of the land for recreational and other purposes. Any uncut timber remaining at the end of the contract period reverts to us. Revenue is recognized for lump-sum timber sales when payment is received, the contract is signed and control passes to the buyer. A third type of stumpage sale we utilize is an agreed-volume sale, whereby revenue is recognized using the output method, as periodic physical observations are made of the percentage of acreage harvested.
    Under the delivered log model, we hire third-party loggers and haulers to harvest timber and deliver it to a buyer. Sales of domestic logs generally do not require an initial payment and are made to third-party customers on open credit terms. Sales of export logs generally require a letter of credit from an approved bank. Revenue is recognized when the logs are delivered and control has passed to the buyer. For domestic log sales, control is considered passed to the buyer as the logs are delivered to the customer’s facility. For export log sales, control is considered passed to the buyer upon delivery onto the export vessel.
The following table summarizes revenue recognition and general payment terms for timber sales:

Contract Type	Performance Obligation	Timing of Revenue Recognition	General Payment Terms
Stumpage Pay-as-Cut	Right to harvest a unit (i.e. ton, MBF) of standing timber	As timber is severed (point-in-time)	Initial payment between 5% and 20% of estimated contract value; collection generally within 10 days of severance
Stumpage Lump Sum	Right to harvest an agreed upon acreage of standing timber	Contract execution (point-in-time)	Full payment due upon contract execution
Stumpage Agreed Volume	Right to harvest an agreed upon volume of standing timber	As timber is severed (over-time)	Payments made throughout contract term at the earlier of a specified harvest percentage or time elapsed
Delivered Wood (Domestic)	Delivery of a unit (i.e. ton, MBF) of timber to customer’s facility	Upon delivery to customer’s facility (point-in-time)	No initial payment and on open credit terms; collection generally within 30 days of invoice
Delivered Wood (Export)	Delivery of a unit (i.e. ton, MBF) onto export vessel	Upon delivery onto export vessel (point-in-time)	Letter of credit from an approved bank; collection generally within 30 days of delivery

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
NON-TIMBER SALES
    Non-timber sales are primarily comprised of hunting and recreational licenses and other auxiliary income. Hunting and recreational license sales and any related costs are recognized ratably over the term of the agreement and included in “Sales” and “Cost of sales,” respectively. Payment is generally due upon contract execution.
Carbon Capture and Storage Sales
Carbon capture and storage (“CCS”) sales are primarily comprised of revenue generated from granting land access and the right to inject, sequester and permanently store carbon dioxide in a subsurface area. CCS contracts contain variable consideration arrangements, which may include variable durations, rates, access acres and carbon volumes. The determination of the transaction price and the allocation of the transaction price to the performance obligations may require significant judgment and is based on management’s estimate of the most likely amount of consideration we expect to receive as of the reporting date.
Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The estimation of variable consideration requires us to make certain judgments and assumptions regarding the amount and timing of future payments, which may be impacted by factors such as changes in market conditions, competition or other factors beyond our control. As a result, actual amounts of variable consideration could differ from our estimates.
We regularly review our estimates of variable consideration and, if necessary, adjust the transaction price and related revenue recognition accordingly. Any such adjustments are recorded in the period in which the estimate is revised.
LOG TRADING
    Log trading revenue is generally recognized when procured logs are delivered to the buyer and control has passed. For domestic log trading, control is considered passed to the buyer as the logs are delivered to the customer’s facility. For export log trading, control is considered passed to the buyer upon delivery onto the export vessel.
REAL ESTATE
    We recognize revenue on sales of real estate generally at the point in time when cash has been received, the sale has closed and control has passed to the buyer. A deposit of 2% to 5% is generally required at the time a purchase and sale agreement is executed, with the balance due at closing. On sales of development real estate containing future performance obligations, revenue is recognized using the cost input method based on development costs incurred to date relative to the total development costs allocated to the contract with the customer. The aggregate amount of the transaction price allocated to unsatisfied obligations is recorded and presented in “Deferred revenue” in the Consolidated Balance Sheets.
Builder Price Participation
    Builder Price Participation is the variable component of the transaction price for certain development sales in our Real Estate segment. Builder Price Participation reflects the lot premium that is earned when a homebuilder that purchased land from us develops and sells a home to a third-party at a price above a predetermined threshold. The excess over the threshold is shared between us and the homebuilder concurrent with the closing on the sale of the home based upon a contractually designated percentage.
    We generally constrain Builder Price Participation and, accordingly, we do not recognize an estimate of variable consideration. The constraint is primarily based on the following factors:
•There is considerable variability in home prices due to customer options, incentives, and general market conditions;
•The time between the sale of land to a homebuilder and the subsequent closing on a completed home can take up to three years; and
•Builder Price Participation is highly susceptible to factors outside of our control, such as unemployment and interest rates, among other factors.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
    We evaluate contracts with homebuilders with respect to Builder Price Participation at each reporting period to determine whether a change in facts and circumstances has eliminated the constraint and will record an estimate of Builder Price Participation revenue, if applicable.
COST OF SALES
Cost of sales associated with timber operations primarily include the cost basis of timber sold (depletion), logging and transportation costs (cut and haul) and ocean freight and demurrage costs (port and freight). Depletion includes the amortization of capitalized costs (site preparation, planting and fertilization, real estate taxes, timberland lease payments and certain payroll costs). Other costs include amortization of capitalized costs related to road and bridge construction and software, depreciation of fixed assets and equipment, road maintenance, severance and excise taxes and fire prevention.
    Cost of sales associated with real estate sold includes the cost of the land, the cost of any timber on the property that was conveyed to the buyer, any real estate development costs and any closing costs including sales commissions that may be borne by us. We expense closing costs, including sales commissions, when incurred for all real estate sales with future performance obligations expected to be satisfied within one year.
When developed residential or commercial land is sold, the cost of sales includes actual costs incurred and estimates of future development costs benefiting the property sold through completion. Costs are allocated to each sold acre or lot based upon the relative sales value of each acre or lot as compared to the estimated sales value of the total project. For purposes of allocating development costs, estimates are reevaluated at least annually and more frequently if warranted by market conditions, changes in the project’s scope or other factors, with any adjustments being allocated prospectively to the remaining units available for sale.
EMPLOYEE BENEFIT PLANS
    The determination of expense and funding requirements for our defined benefit pension plan, its unfunded excess pension plan and its postretirement life insurance plan are largely based on a number of actuarial assumptions. The key assumptions include discount rate, return on assets, mortality rates and longevity of employees. See Note 19 — Employee Benefit Plans for assumptions used to determine benefit obligations, and the net periodic benefit cost for the year ended December 31, 2024.
    Periodic pension and other postretirement expense is included in “Cost of sales,” “Selling and general expenses” and “Interest and other miscellaneous income, net” in the Consolidated Statements of Income and Comprehensive Income (Loss). The service cost component of net periodic benefit cost is included in “Cost of sales” and “Selling and general expenses” while the other components of net periodic benefit cost (interest cost, expected return on plan assets and amortization of losses or gains) are presented outside of income from operations in “Interest and other miscellaneous income, net.” Changes in the funded status of our plans are recorded through other comprehensive (loss) income in the year in which the changes occur. We measure plan assets and benefit obligations as of the fiscal year-end.
The defined benefit pension plan and the unfunded excess pension plan were terminated in 2023. For additional information, see Note 19 — Employee Benefit Plans.
INCOME TAXES
    We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax benefits or consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, operating loss carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured pursuant to tax laws using the enacted tax rate that is expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. We recognize the effect of a change in income tax rates on deferred tax assets and liabilities in the Consolidated Statements of Income and Comprehensive Income in the period that includes the enactment date of the rate change. We record a valuation allowance to reduce the carrying amounts of deferred tax assets if it is more-likely-than-not that such deferred tax assets will not be realized.
    In determining the provision for income taxes, we compute an annual effective income tax rate based on annual income by legal entity, permanent differences between book and tax, and statutory income tax rates by jurisdiction.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
Inherent in the effective tax rate is an assessment of the ultimate outcome of current period uncertain tax positions. We adjust our annual effective tax rate as additional information on outcomes or events becomes available. Discrete items such as taxing authority examination findings or legislative changes are recognized in the period in which they occur.
    Our income tax returns are subject to audit by U.S. federal, state and foreign taxing authorities. In evaluating the tax benefits associated with various tax filing positions, we record a tax benefit for an uncertain tax position if it is more-likely-than-not to be realized upon ultimate settlement. We record a liability for an uncertain tax position that does not meet this criterion. Interest and penalties for an uncertain tax position are recognized in income tax expense. We adjust our liabilities for uncertain tax benefits in the period in which it is determined the issue is settled with the taxing authorities, the statute of limitations expires for the relevant taxing authority to examine the tax position or when new facts or information become available. See Note 21 — Income Taxes for additional information.
RECENTLY ADOPTED ACCOUNTING STANDARDS
We adopted Accounting Standards Update (“ASU”) No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures in the year ended December 31, 2024 with no impact on the consolidated financial statements. See Note 3 — Segment and Geographical Information for additional information.
ACCOUNTING STANDARDS ISSUED BUT NOT YET ADOPTED
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses and in January 2025, the FASB issued ASU No. 2025-01, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date. ASU 2024-03 requires additional disclosure about certain costs and expenses in the notes to financial statements. The pronouncement is effective for annual reporting periods in fiscal years beginning after December 15, 2026, and for interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The requirements in this ASU may be applied either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to any or all prior periods presented in the financial statements. We are currently evaluating the impact of adopting this new guidance on the consolidated financial statements and disclosures.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires enhanced annual income tax disclosures, primarily through changes to the rate reconciliation and income taxes paid reconciliation. The pronouncement is effective for annual reporting periods in fiscal years beginning after December 15, 2024 and should be applied on a prospective basis. Early adoption and retrospective application are permitted. We do not expect the adoption of this pronouncement to impact our consolidated financial statements as this is a disclosure only ASU.
Recent accounting pronouncements adopted or pending adoption not discussed above are either not applicable or are not expected to have a material impact on our consolidated financial condition, results of operations, or cash flows.

SUBSEQUENT EVENTS
On January 30, 2025, we paid approximately $66.9 million in cash and issued approximately 7.6 million common shares in relation to our special dividend of $1.80 per common share, consisting of a combination of cash and the Company's common shares. In addition, we paid $0.9 million in cash and issued approximately 101,000 Redeemable Operating Partnership Units in relation to our special distribution of $1.80 per Redeemable Operating Partnership Unit, consisting of $0.45 per unit in cash and $1.35 per unit in Redeemable Operating Partnership Units.
On February 5, 2025, the Company’s board of directors declared a first quarter cash dividend of $0.2725 per common share. The adjustment in the quarterly dividend to $0.2725 per share from $0.285 per share reflects the 7.6 million incremental shares issued to shareholders as part of the Company’s recent special dividend.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
On February 5, 2025, the Company’s board of directors declared a first quarter cash distribution of $0.2725 per Redeemable Operating Partnership Unit. The adjustment in the quarterly distribution amount to $0.2725 per Redeemable Operating Partnership Unit from $0.285 per Redeemable Operating Partnership Unit reflects the incremental units issued to unitholders as part of the special dividend.
2.    DISCONTINUED OPERATIONS
On March 9, 2025, we entered into a purchase and sale agreement with Taurus Forest Holdings Limited, pursuant to which we agreed to sell our entire 77% interest in our New Zealand operations. Accordingly, the financial results of the New Zealand Timber segment and the New Zealand portion of the Real Estate, former Trading and Corporate segments were classified as discontinued operations in our Consolidated Statements of Income and Comprehensive Income (Loss) for all periods presented.
On June 30, 2025, we completed the sale of our New Zealand operations for a purchase price of $710 million. Net proceeds to Rayonier, after adjusting for estimated net debt, working capital, transaction costs, and other closing adjustments, were $698.6 million. We received a final purchase price adjustment of $0.7 million during the third quarter, which was recognized as a receivable on our June 30, 2025 Consolidated Balance Sheet. In connection with the sale, we recognized a gain on disposal of discontinued operations of $404.5 million.
The following table summarizes the results of our New Zealand operations for the three years ended December 31, as presented in “Income from operations of discontinued operations, net of tax” in the Consolidated Statements of Income and Comprehensive Income (Loss):

	2024	2023	2022
Sales	$275,068	$268,560	$331,890
Costs and Expenses
Cost of sales (a)	(237,251)	(233,654)	(295,987)
Other operating income (expense), net (b)	542	(8,318)	(5,482)
	(236,709)	(241,972)	(301,469)
Operating income from discontinued operations	38,359	26,588	30,421
Interest expense, net	(3,159)	(3,198)	(2,861)
Interest and other miscellaneous income, net	996	620	204
Income from operations of discontinued operations before income taxes	36,196	24,010	27,764
Income tax expense	(8,073)	(4,829)	(6,277)
Income from operations of discontinued operations, net of tax	28,123	19,181	21,487
Less: Net income from discontinued operations attributable to noncontrolling interests in the Operating Partnership	(324)	(275)	(404)
Less: Net income from discontinued operations attributable to noncontrolling interests in consolidated affiliates	(4,492)	(2,144)	(2,966)
Net income from discontinued operations attributable to Rayonier Inc.	$23,307	$16,762	$18,117

(a)The year ended December 31, 2023 includes timber write-offs resulting from casualty events of $2.3 million.
(b)The year ended December 31, 2024 includes transaction costs of $0.7 million.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
The major classes of the New Zealand operation’s assets and liabilities as reported on the two years ended December 31 Balance Sheet are as follows:

	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$20,093	$28,012
Trade receivables, less allowance for doubtful accounts of $0 and $0	18,935	15,549
Inventory	1,462	1,826
Prepaid logging roads	5,731	6,481
Prepaid expenses	475	794
Assets held for sale	—	8,911
Other current assets	624	2,059
Total current assets	47,320	63,632
TIMBER AND TIMBERLANDS, NET OF DEPLETION AND AMORTIZATION	339,724	385,120
PROPERTY, PLANT AND EQUIPMENT
Buildings	1,707	1,872
Machinery and equipment	171	191
Total property, plant and equipment, gross	1,878	2,063
Less — accumulated depreciation	(935)	(893)
Total property, plant and equipment, net	943	1,170
RIGHT-OF-USE ASSETS	64,082	73,428
OTHER ASSETS	23,850	25,680
TOTAL ASSETS	$475,919	$549,030
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$9,145	$11,203
Current maturities of long-term debt, net	19,442	—
Accrued taxes	2,399	1,348
Accrued payroll and benefits	793	1,253
Other current liabilities	15,556	12,919
Total current liabilities	47,335	26,723
LONG-TERM DEBT, NET	45,360	72,710
LONG-TERM LEASE LIABILITY	60,038	68,085
OTHER NON-CURRENT LIABILITIES	65,443	71,054
TOTAL LIABILITIES	$218,176	$238,572
The following table summarizes the depreciation, depletion and amortization, capital expenditures and non-cash cost of land sold and improved development of the Company’s discontinued operations for the three years ended December 31:

	2024	2023	2022
Depreciation, depletion and amortization	$26,395	$21,666	$23,876
Capital expenditures	17,686	16,663	18,455
Non-cash cost of land and improved development	3,041	—	—

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

3.    SEGMENT AND GEOGRAPHICAL INFORMATION
As of December 31, 2024, and for all periods presented, we operated in three reportable segments: Southern Timber, Pacific Northwest Timber and Real Estate. On March 9, 2025, we entered into a purchase and sale agreement to sell our entire 77% interest in the New Zealand joint venture and as a result, the New Zealand operations are shown as discontinued operations for all periods presented. One June 30, 2025, we completed the sale. See Note 2 — Discontinued Operations for additional information.
Effective with the third quarter of 2025, we realigned our reportable segments considering the economic characteristics of each business unit and the way the chief operating decision maker (“CODM”), the Chief Executive Officer, now internally evaluates business performance and makes capital allocation decisions. As part of the realignment, the previously reported Trading segment’s log trading activities conducted in the U.S. South and Pacific Northwest are now reported in the respective Southern Timber or Pacific Northwest Timber segments based on geographical location for all periods presented.
Sales between operating segments are made based on estimated fair market value, and intercompany sales, purchases and profits (losses) are eliminated in consolidation. The CODM evaluates the operating performance of the Company’s segments based on Adjusted Earnings before Interest, Taxes, Depreciation, Depletion and Amortization (“Adjusted EBITDA”) to make decisions about allocating resources and assessing performance. Total assets by segment are not used by the CODM to assess the performance of, or allocate resources to, the Company’s segments, therefore total assets by segment are not disclosed.
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, income from operations of discontinued operations, costs related to disposition initiatives, restructuring charges, timber write-offs resulting from casualty events, gain associated with the multi-family apartment complex sale attributable to noncontrolling interests and Large Dispositions.
We believe that Operating income, as defined by U.S. GAAP, is the most appropriate earnings measurement with which to reconcile Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to Operating income as determined in accordance with U.S. GAAP. Operating income as presented in the Consolidated Statements of Income and Comprehensive Income (Loss) is equal to segment income.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
The following tables summarize the segment information for the three years ended December 31:

Year Ended	Southern Timber	Pacific Northwest Timber	Real Estate	Total
December 31, 2024
Sales (a)	$251,642	$108,019	$628,268	$987,929
Costs and Expenses
Cut & haul costs	(51,041)	(42,001)	—	(93,042)
Port / freight costs	(2,883)	(5,077)	—	(7,960)
Depreciation, depletion and amortization (a)	(73,409)	(31,668)	(162,941)	(268,018)
Non-cash cost of land and improved development (a)	—	—	(78,962)	(78,962)
Other costs and expenses (b)	(46,406)	(35,569)	(51,243)	(133,218)
Reportable segment operating income (loss)	$77,903	($6,296)	$335,122	$406,729
Add: Depreciation, depletion and amortization (c)	73,409	31,668	6,986	112,063
Add: Non-cash cost of land and improved development (c)	—	—	41,368	41,368
Less: Large Dispositions (d)	—	—	(291,078)	(291,078)
Reportable segment adjusted EBITDA	$151,312	$25,372	$92,398	$269,082

Reconciliation of reportable segment results to consolidated income before taxes
All other EBITDA (e)				($38,843)
Interest, net and miscellaneous income (f)				(25,544)
Depreciation, depletion and amortization (c)				(113,854)
Non-cash cost of land and improved development (c)				(41,368)
Non-operating income				1,275
Costs related to disposition initiatives (g)				(849)
Restructuring charges (h)				(1,139)
Large Dispositions (d)				291,078
Income from Continuing Operations Before Income Taxes				$339,838
Income tax benefit				1,022
Income from Continuing Operations				$340,860
Income from operations of discontinued operations, net of tax				28,123
Net Income				$368,983

(a)Real Estate segment sales, depreciation, depletion and amortization, and non-cash cost of land and improved development includes $495.0 million, $156.0 million, and $37.6 million, respectively, from Large Dispositions.
(b)Other costs and expenses for each reportable segment primarily includes other direct and indirect cost of sales and selling and general expenses.
(c)Excludes depreciation, depletion and amortization, and non-cash cost of land and improved development of $156.0 million, and $37.6 million, respectively, from Large Dispositions.
(d)Large Dispositions are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value. The year ended December 31, 2024 includes the sale of approximately 200,000 acres for an aggregate sale price of $495.0 million. These dispositions consisted of approximately 91,000 acres in Southeast Oklahoma and 109,000 acres on the Olympic Peninsula in Northwest Washington.
(e)All other EBITDA includes general corporate expenses.
(f)Includes a $1.6 million gain from a terminated cash flow hedge.
(g)Costs related to disposition initiatives include legal, advisory, and other due diligence costs incurred in connection with the Company’s asset disposition plan, which was announced in November 2023. Costs related to disposition initiatives are recorded within the Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “Other operating (expense) income, net.”
(h)Restructuring charges include severance costs related to workforce optimization initiatives. Restructuring charges are recorded within the Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “Other operating (expense) income, net.”

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

Year Ended	Southern Timber	Pacific Northwest Timber	Real Estate	Total
December 31, 2023
Sales (a)	$265,134	$133,276	$389,963	$788,373
Costs and Expenses
Cut & haul costs	(57,964)	(56,565)	—	(114,529)
Port / freight costs	(4,893)	(8,730)	—	(13,623)
Depreciation, depletion and amortization (a)	(79,974)	(36,924)	(109,085)	(225,983)
Non-cash cost of land and improved development (a)	—	—	(73,458)	(73,458)
Other costs and expenses (b)	(45,968)	(39,725)	(50,815)	(136,508)
Reportable segment operating income (loss)	$76,335	($8,668)	$156,605	$224,272
Add: Depreciation, depletion and amortization (c)	79,974	36,924	17,955	134,853
Add: Non-cash cost of land and improved development (c)	—	—	29,768	29,768
Less: Large Dispositions (d)	—	—	(105,078)	(105,078)
Reportable segment adjusted EBITDA	$156,309	$28,256	$99,250	$283,815

Reconciliation of reportable segment results to consolidated income before taxes
All other EBITDA (e)				($37,864)
Interest, net and miscellaneous income				(43,367)
Depreciation, depletion and amortization (c)				(136,565)
Non-cash cost of land and improved development (c)				(29,768)
Non-operating income				18,278
Large Dispositions (d)				105,078
Income from Continuing Operations Before Income Taxes				$159,607
Income tax expense				(293)
Income from Continuing Operations				$159,314
Income from operations of discontinued operations, net of tax				19,181
Net Income				$178,495

(a)Real Estate segment sales, depreciation, depletion and amortization, and non-cash cost of land and improved development includes $242.2 million, $91.1 million, and $43.7 million, respectively, from Large Dispositions.
(b)Other costs and expenses for each reportable segment primarily includes other direct and indirect cost of sales and selling and general expenses.
(c)Excludes depreciation, depletion and amortization, and non-cash cost of land and improved development of $91.1 million, and $43.7 million, respectively, from Large Dispositions.
(d)Large Dispositions are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value. The year ended December 31, 2023 includes the sale of approximately 55,000 acres in Oregon for $242.2 million.
(e)All other EBITDA includes general corporate expenses.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

Year Ended	Southern Timber	Pacific Northwest Timber	Real Estate	Total
December 31, 2022
Sales (a)	$264,688	$174,487	$138,008	$577,183
Costs and Expenses
Cut & haul costs	(63,977)	(62,731)	—	(126,708)
Port / freight costs	(7,034)	(6,037)	—	(13,071)
Depreciation, depletion and amortization (a)	(60,298)	(48,024)	(22,216)	(130,538)
Non-cash cost of land and improved development (a)	—	—	(32,934)	(32,934)
Other costs and expenses (b)	(36,747)	(41,437)	(24,363)	(102,547)
Reportable segment operating income	$96,632	$16,258	$58,495	$171,385
Add: Depreciation, depletion and amortization (c)	60,298	48,024	13,886	122,208
Add: Non-cash cost of land and improved development (c)	—	—	28,374	28,374
Add: Timber write-offs resulting from casualty events (d)	—	729	—	729
Less: Gain associated with the multi-family apartment complex sale attributable to NCI (e)	—	—	(11,480)	(11,480)
Less: Large Dispositions (f)	—	—	(16,606)	(16,606)
Reportable segment adjusted EBITDA	$156,930	$65,011	$72,669	$294,610

Reconciliation of reportable segment results to consolidated income before taxes
All other EBITDA (g)				($34,729)
Interest, net and miscellaneous income				(30,537)
Depreciation, depletion and amortization (c)				(123,463)
Non-cash cost of land and improved development (c)				(28,374)
Non-operating expense				(448)
Timber write-offs resulting from casualty events (d)				(729)
Gain associated with the multi-family apartment complex sale attributable to NCI (e)				11,480
Large Dispositions (f)				16,606
Income from Continuing Operations Before Income Taxes				$104,416
Income tax expense				(3,112)
Income from Continuing Operations				$101,304
Income from operations of discontinued operations, net of tax				21,487
Net Income				$122,791

(a)Real Estate segment sales, depreciation, depletion and amortization, and non-cash cost of land and improved development includes $30.5 million, $8.3 million, and $4.6 million, respectively from Large Dispositions.
(b)Other costs and expenses for each reportable segment primarily includes other direct and indirect cost of sales and selling and general expenses.
(c)Excludes depreciation, depletion, and amortization and non-cash cost of land and improved development of $8.3 million and $4.6 million.
(d)Timber write-offs resulting from casualty events include the write-off and adjustments of merchantable and pre-merchantable timber volume damaged by casualty events that cannot be salvaged. Timber write-offs resulting from casualty events are recorded within the Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “cost of sales.”
(e)The gain associated with the multi-family apartment complex sale attributable to noncontrolling interests represents the gain recognized in connection with the sale of property by the Bainbridge Landing joint venture attributable to noncontrolling interests. The gain associated with the multi-family apartment complex sale attributable to noncontrolling interest is recorded within the Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “Other operating (expense) income, net.”
(f)Large Dispositions are defined as transactions involving the sale of productive timberland assets that exceed $20 million in size and do not reflect a demonstrable premium relative to timberland value. The year ended December 31, 2022 includes the sale of approximately 11,000 acres in Washington for $30.5 million.
(g)All other EBITDA includes general corporate expenses.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

	Gross Capital Expenditures
	2024	2023	2022
Capital Expenditures (a)
Southern Timber	$48,398	$46,506	$39,301
Pacific Northwest Timber	13,340	17,371	16,770
Real Estate	323	302	285
Corporate and other	33	605	—
Total capital expenditures	$62,094	$64,784	$56,356

Timberland Acquisitions
Southern Timber	$22,753	$10,471	$457,770
Pacific Northwest Timber	—	3,591	26
Total timberland acquisitions	$22,753	$14,062	$457,796

Total Gross Capital Expenditures	$84,847	$78,846	$514,152

(a)Excludes timberland acquisitions presented separately, in addition to real estate development investments of $25.8 million, $23.1 million and $13.7 million in the years ended December 31, 2024, 2023 and 2022, respectively.

	Geographical Operating Information (a)
	Sales			Operating Income			Identifiable Assets
	2024	2023	2022	2024	2023	2022	2024	2023
United States	$987,929	$788,373	$577,183	$364,107	$184,696	$135,401	$2,998,500	$3,098,555
Total	$987,929	$788,373	$577,183	$364,107	$184,696	$135,401	$2,998,500	$3,098,555

(a)The geographical information presented above only reflects the results of the Company's continuing operations. Sales, Operating Income, and Identifiable Assets for the New Zealand operations have been retrospectively excluded from this table and are included in the disclosures for Discontinued Operations (see Note 2 — Discontinued Operations).

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
4.    REVENUE
CONTRACT BALANCES
    The timing of revenue recognition, invoicing and cash collections results in trade receivables and deferred revenue (contract liabilities) on the Consolidated Balance Sheets. Trade receivables are recorded when we have an unconditional right to consideration for completed performance under the contract. Contract liabilities relate to payments received in advance of performance under the contract. Contract liabilities are recognized as revenue as (or when) we perform under the contract.
The following table contains contract balances recorded in the Consolidated Balance Sheets at December 31, 2024 and 2023:

Year	2024	2023	Balance Sheet Location
Contract assets
Trade receivables, net (a)	$8,006	$13,081	Trade receivables
Contract liabilities
Deferred revenue, current (b)	20,902	19,012	Deferred revenue
Deferred revenue, non-current (c)	10,697	11,294	Long-term deferred revenue

(a)The decrease in trade receivables was primarily driven by timing of sales in our timber segments.
(b)The increase in deferred revenue, current is primarily driven by the current portion of carbon capture and storage contracts entered into during 2024, partially offset by the satisfaction of post-closing obligations on real estate sales and the timing of advance payments on non-timber and stumpage contracts.
(c)The decrease in deferred revenue, non-current is primarily driven by a decrease in the non-current portion of carbon capture and storage contracts.
    The following table summarizes revenue recognized during the years ended December 31, 2024 and 2023 that was included in the contract liability balance at the beginning of each year:

	Year Ended December 31,
	2024	2023
Revenue recognized from contract liability balance at the beginning of the year (a)	$26,534	$21,187

(a)Revenue recognized was primarily from hunting licenses, carbon capture and storage (“CCS”), the use of advances on pay-as-cut timber sales, and the satisfaction of post closing obligations on net real estate sales.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
    The following tables present our revenue from contracts with customers disaggregated by product type for the years ended December 31, 2024, 2023 and 2022:

Year Ended	Southern Timber	Pacific Northwest Timber	Real Estate	Total
December 31, 2024
Pulpwood	$94,820	$5,473	—	$100,293
Sawtimber	99,636	89,726	—	189,362
Hardwood	4,967	—	—	4,967
Total Timber Sales	199,423	95,199	—	294,622
Trading (a)	1,223	7,233	—	8,456
License Revenue, primarily from Hunting	21,164	942	—	22,106
Land Based Solutions (b)	14,518	50	—	14,568
Other Non-Timber Revenue	15,314	4,595	—	19,909
Total Non-Timber Sales	52,219	12,820	—	65,039
Improved Development	—	—	30,754	30,754
Unimproved Development	—	—	12,400	12,400
Rural	—	—	72,913	72,913
Timberland & Non-Strategic	—	—	610	610
Conservation Easements	—	—	1,101	1,101
Deferred Revenue/Other (c)	—	—	14,001	14,001
Large Dispositions	—	—	495,000	495,000
Total Real Estate Sales	—	—	626,779	626,779
Revenue from Contracts with Customers	251,642	108,019	626,779	986,440
Lease Revenue	—	—	1,489	1,489
Intersegment	—	—	—	—
Total Revenue	$251,642	$108,019	$628,268	$987,929
December 31, 2023
Pulpwood	$99,035	$8,410	—	$107,445
Sawtimber	123,312	109,446	—	232,758
Hardwood	4,279	—	—	4,279
Total Timber Sales	226,626	117,856	—	344,482
Trading (a)	1,006	9,131	—	10,137
License Revenue, primarily from Hunting	23,130	1,344	—	24,474
Land Based Solutions (b)	3,989	1,355	—	5,344
Other Non-Timber Revenue	10,383	3,590	—	13,973
Total Non-Timber Sales	38,508	15,420	—	53,928
Improved Development	—	—	30,707	30,707
Unimproved Development	—	—	114	114
Rural	—	—	99,665	99,665
Timberland & Non-Strategic	—	—	3,347	3,347
Deferred Revenue/Other (c)	—	—	12,516	12,516
Large Dispositions	—	—	242,200	242,200
Total Real Estate Sales	—	—	388,549	388,549
Revenue from Contracts with Customers	265,134	133,276	388,549	786,959
Lease Revenue	—	—	1,414	1,414
Total Revenue	$265,134	$133,276	$389,963	$788,373

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

Year Ended	Southern Timber	Pacific Northwest Timber	Real Estate	Total
December 31, 2022
Pulpwood	$126,884	$15,094	—	$141,978
Sawtimber	92,512	141,541	—	234,053
Hardwood	17,216	—	—	17,216
Total Timber Sales	236,612	156,635	—	393,247
Trading (a)	487	12,250	—	12,737
License Revenue, primarily from Hunting	21,135	1,069	—	22,204
Land Based Solutions (b)	1,067	7	—	1,074
Other Non-Timber Revenue	5,387	4,526	—	9,913
Total Non-Timber Sales	28,076	17,852	—	45,928
Improved Development	—	—	35,413	35,413
Rural	—	—	59,485	59,485
Timberland & Non-Strategic	—	—	11,400	11,400
Deferred Revenue/Other (c)	—	—	(38)	(38)
Large Dispositions	—	—	30,471	30,471
Total Real Estate Sales	—	—	136,731	136,731
Revenue from Contracts with Customers	264,688	174,487	136,731	575,906
Lease Revenue	—	—	1,277	1,277
Total Revenue	$264,688	$174,487	$138,008	$577,183

(a)    Consists of log trading sales which are now included in the Southern Timber and Pacific Northwest Timber segments. See Note 3 — Segment and Geographical Information for further discussion of our reportable segments.
(b)    Consists primarily of sales from carbon capture and storage (“CCS”) and solar energy contracts and conservation easements for habitat protection.
(c)    Includes deferred revenue adjustments, builder price participation and marketing fees related to Improved Development sales.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
The following table presents our timber sales disaggregated by contract type for the years ended December 31, 2024, 2023 and 2022:

Year Ended	Southern Timber	Pacific Northwest Timber	Total
December 31, 2024
Stumpage Pay-as-Cut	$97,369	$8	$97,377
Stumpage Lump Sum	827	8,228	9,055
Total Stumpage	98,196	8,236	106,432

Delivered Wood (Domestic)	96,492	83,041	179,533
Delivered Wood (Export)	4,735	3,922	8,657
Total Delivered	101,227	86,963	188,190

Total Timber Sales	$199,423	$95,199	$294,622

December 31, 2023
Stumpage Pay-as-Cut	$109,583	—	$109,583
Stumpage Lump Sum	387	2,654	3,041
Total Stumpage	109,970	2,654	112,624

Delivered Wood (Domestic)	108,354	102,533	210,887
Delivered Wood (Export)	8,302	12,669	20,971
Total Delivered	116,656	115,202	231,858

Total Timber Sales	$226,626	$117,856	$344,482

December 31, 2022
Stumpage Pay-as-Cut	$98,967	—	$98,967
Stumpage Lump Sum	1,022	7,770	8,792
Total Stumpage	99,989	7,770	107,759

Delivered Wood (Domestic)	125,136	137,421	262,557
Delivered Wood (Export)	11,487	11,444	22,931
Total Delivered	136,623	148,865	285,488

Total Timber Sales	$236,612	$156,635	$393,247
SIGNIFICANT CUSTOMERS
For the year ended December 31, 2024, we closed on four Large Disposition transactions for a total of $495.0 million, representing approximately 50% of consolidated sales. Individually, each large disposition represents 10% or more of consolidated sales. For the year ended December 31, 2023, we closed on a 55,000-acre Large Disposition to Manulife Investment Management on behalf of clients for $242.2 million, representing approximately 31% of consolidated sales. For the year ended December 31, 2022, no individual customer (or group of customers under common control) represented 10% or more of consolidated sales.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
5.    TIMBERLAND ACQUISITIONS
During 2024, we acquired approximately 7,000 acres of U.S. timberland located in Florida and Georgia through three transactions for an aggregate value of $22.8 million, which were funded with cash on hand.
During 2023, we acquired approximately 4,000 acres of U.S. timberland located in Florida, Georgia, Texas and Washington through six transactions for an aggregate value of $13.2 million, which were funded with cash on hand and like-kind exchange proceeds. We also incurred approximately $0.9 million of additional costs associated with acquisitions completed in the prior year.
The following table summarizes the timberland acquisitions for the years ended December 31, 2024 and 2023:

	2024		2023
	Cost	Acres	Cost	Acres
Alabama (a)	—	—	$231	—
Florida	15,660	5,175	4,809	2,194
Georgia (a)	7,093	1,966	333	16
Louisiana (a)	—	—	74	—
Texas (a)	—	—	5,024	1,317
Washington	—	—	3,591	353
Total Acquisitions	$22,753	7,141	$14,062	3,880

(a)Includes costs incurred in 2023 associated with acquisitions completed in the fourth quarter of 2022.
6.    NONCONTROLLING INTERESTS
NONCONTROLLING INTERESTS IN CONSOLIDATED AFFILIATES
Matariki Forestry Group
    As of December 31, 2024, we maintained a 77% controlling financial interest in Matariki Forestry Group (the “New Zealand subsidiary”), a joint venture that owns or leases approximately 412,000 legal acres of New Zealand timberland. Accordingly, we consolidated the New Zealand subsidiary’s balance sheet and results of operations. Income attributable to the New Zealand subsidiary’s 23% noncontrolling interests is reflected as an adjustment to income in our Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “Net income attributable to noncontrolling interests in consolidated affiliates.” Rayonier New Zealand Limited (“RNZ”), a wholly-owned subsidiary, serves as the manager of the New Zealand subsidiary.
In accordance with ASC 205-20, the consolidated financial statements for all periods presented have been retrospectively revised to classify the New Zealand Subsidiary as discontinued operations in our Consolidated Statements of Income and Comprehensive Income (Loss). See Note 2 — Discontinued Operations for additional information.
Ferncliff Investors
We maintain an ownership interest in Ferncliff Investors, a real estate joint venture entity. In 2017, Ferncliff Management and Ferncliff Investors were formed for the purpose of raising capital from third parties to invest in an unconsolidated real estate joint venture entity, Bainbridge Landing LLC, for the development of a multi-family community containing apartments and townhouses on a five-acre parcel in Bainbridge Island, Washington. Ferncliff Management is the manager and 33.33% owner of Ferncliff Investors, with the remaining ownership interest in Ferncliff Investors held by third-party investors. During 2024, Bainbridge Landing LLC, a joint venture in which Ferncliff Investors held a 50% interest, was dissolved. All development and real estate sales activities related to the project was completed prior to the dissolution.
In 2022, Bainbridge Landing, LLC completed the planned sale of its multi-family apartment complex in Bainbridge Island, Washington for a purchase price of $65.5 million. The equity income related to the apartment complex sale was $16.0 million, of which $4.5 million was attributable to Rayonier. In 2024, Bainbridge Landing, LLC completed the sale of its remaining townhouse units. The income related to the final property sales was $0.8 million, of which $0.3 million was attributable to Rayonier. Income associated with the Bainbridge Landing, LLC

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
joint venture has been recognized in our Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “Other operating (expense) income, net.”
NONCONTROLLING INTERESTS IN THE OPERATING PARTNERSHIP
Noncontrolling interests in the Operating Partnership relate to the third-party ownership of Redeemable Operating Partnership Units. Net income attributable to the noncontrolling interests in the Operating Partnership is computed by applying the weighted average Redeemable Operating Partnership Units outstanding during the period as a percentage of the weighted average total units outstanding to the Operating Partnership’s net income for the period. If a noncontrolling unitholder redeems a unit for a registered common share of Rayonier or cash, the noncontrolling interests in the Operating Partnership will be reduced and the Company’s share in the Operating Partnership will be increased by the fair value of each security at the time of redemption.
The following table sets forth the Company’s noncontrolling interests in the Operating Partnership:

	2024	2023
Beginning noncontrolling interests in the Operating Partnership	$81,651	$105,763
Adjustment of noncontrolling interests in the Operating Partnership	(13,150)	2,421
Conversions of Redeemable Operating Partnership Units to common shares	(14,793)	(24,917)
Net income attributable to noncontrolling interests in the Operating Partnership	4,834	2,905
Other comprehensive loss attributable to noncontrolling interests in the Operating Partnership	(803)	(1,069)
Distributions to noncontrolling interests in the Operating Partnership (a)	(5,896)	(3,452)
Total noncontrolling interests in the Operating Partnership	$51,843	$81,651

(a)The year ended December 31, 2024 includes an additional distribution of $1.80 per Redeemable Operating Partnership Unit, consisting of a combination of cash and the Company’s Redeemable Operating Partnership Units. The distribution amount of $3.6 million was paid in cash and Redeemable Operating Partnership Units January 30, 2025, to holders of record on December 12, 2024. The year ended December 31, 2023 includes an additional distribution of $0.20 per Redeemable Operating Partnership Unit. The cash distribution amount of $0.5 million was paid January 12, 2024, to holders of record on December 29, 2023.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
7.    EARNINGS PER SHARE AND PER UNIT
    Basic earnings per common share (“EPS”) is calculated by dividing net income attributable to Rayonier Inc. by the weighted average number of common shares outstanding during the year. Diluted EPS is calculated by dividing net income attributable to Rayonier Inc., before net income attributable to noncontrolling interests (“NCI”) in the Operating Partnership by the weighted average number of common shares outstanding adjusted to include the potentially dilutive effect of outstanding stock options, performance shares, restricted shares, restricted stock units, noncontrolling interests in Operating Partnership units and contingently issuable shares and units.
    The following table provides details of the calculations of basic earnings per common share of the Company for the three years ended December 31:

	2024	2023	2022
Basic earnings per common share
Numerator:
Net income from continuing operations	$340,860	$159,314	$101,304
Less: Net income from continuing operations attributable to NCI in the Operating Partnership	(4,510)	(2,630)	(1,989)
Less: Net (income) loss from continuing operations attributable to NCI in consolidated affiliates	(510)	47	(10,355)
Net income from continuing operations attributable to Rayonier Inc.	$335,840	$156,731	$88,960

Net income from discontinued operations	$28,123	$19,181	$21,487
Less: Net income from discontinued operations attributable to NCI in the Operating Partnership	(324)	(275)	(404)
Less: Net income from discontinued operations attributable to NCI in consolidated affiliates	(4,492)	(2,144)	(2,966)
Net income from discontinued operations attributable to Rayonier Inc.	$23,307	$16,762	$18,117

Net income	$368,983	$178,495	$122,791
Less: Net income attributable to NCI in the Operating Partnership	(4,834)	(2,905)	(2,393)
Less: Net income attributable to NCI in consolidated affiliates	(5,002)	(2,097)	(13,321)
Net income attributable to Rayonier Inc.	$359,147	$173,493	$107,077

Denominator:
Denominator for basic earnings per common share - weighted average shares	148,839,858	148,046,673	146,209,847

Basic earnings per common share attributable to Rayonier Inc.:
Continuing operations	$2.26	$1.06	$0.61
Discontinued operations	$0.16	$0.11	$0.12
Basic earnings per common share	$2.41	$1.17	$0.73

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
    The following table provides details of the calculations of diluted earnings per common share of the Company for the three years ended December 31:

	2024	2023	2022
Diluted earnings per common share
Numerator:
Net income from continuing operations	$340,860	$159,314	$101,304
Less: Net (income) loss from continuing operations attributable to NCI in consolidated affiliates	(510)	47	(10,355)
Net income from continuing operations attributable to Rayonier Inc. before net income attributable to NCI in the Operating Partnership	$340,350	$159,361	$90,949

Net income from discontinued operations	$28,123	$19,181	$21,487
Less: Net income from discontinued operations attributable to NCI in consolidated affiliates	(4,492)	(2,144)	(2,966)
Net income from discontinued operations attributable to Rayonier Inc. before net income attributable to NCI in the Operating Partnership	$23,631	$17,037	$18,521

Net income	$368,983	$178,495	$122,791
Less: Net income attributable to NCI in consolidated affiliates	(5,002)	(2,097)	(13,321)
Net income attributable to Rayonier Inc. before net income attributable to NCI in the Operating Partnership	$363,981	$176,398	$109,470

Denominator:
Denominator for basic earnings per common share - weighted average shares	148,839,858	148,046,673	146,209,847
Add: Dilutive effect of:
Stock options	41	472	5,132
Performance shares, restricted shares and restricted stock units	362,352	401,351	669,501
Noncontrolling interests in Operating Partnership units	2,066,102	2,618,699	3,268,473
Contingently issuable shares and units from special dividend	827,150	—	—
Denominator for diluted earnings per common share - adjusted weighted average shares	152,095,503	151,067,195	150,152,953

Diluted earnings per common share attributable to Rayonier Inc.:
Continuing operations	$2.24	$1.05	$0.61
Discontinued operations	$0.16	$0.11	$0.12
Diluted earnings per common share	$2.39	$1.17	$0.73

	2024	2023	2022
Anti-dilutive shares excluded from computations of diluted earnings per common share:
Stock options, performance shares, restricted shares and restricted stock units	147,514	164,865	103,514

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
Basic earnings per unit (“EPU”) is calculated by dividing net income available to unitholders of Rayonier, L.P. by the weighted average number of units outstanding during the year. Diluted EPU is calculated by dividing net income available to unitholders of Rayonier, L.P. by the weighted average number of units outstanding adjusted to include the potentially dilutive effect of outstanding unit equivalents, including stock options, performance shares, restricted shares, restricted stock units and contingently issuable shares and units.
    The following table provides details of the calculations of basic earnings per unit of the Operating Partnership for the three years ended December 31:

	2024	2023	2022
Basic earnings per unit
Numerator:
Net income from continuing operations	$340,860	$159,314	$101,304
Less: Net (income) loss from continuing operations attributable to NCI in consolidated affiliates	(510)	47	(10,355)
Net income from continuing operations available to unitholders	$340,350	$159,361	$90,949

Net income from discontinued operations	$28,123	$19,181	$21,487
Less: Net income from discontinued operations attributable to NCI in consolidated affiliates	(4,492)	(2,144)	(2,966)
Net income from discontinued operations available to unitholders	$23,631	$17,037	$18,521

Net income	$368,983	$178,495	$122,791
Less: Net income attributable to NCI in consolidated affiliates	(5,002)	(2,097)	(13,321)
Net income available to unitholders	$363,981	$176,398	$109,470

Denominator:
Denominator for basic earnings per unit - weighted average units	150,905,960	150,665,372	149,478,320

Basic earnings per unit attributable to Rayonier, L.P.:
Continuing operations	$2.26	$1.06	$0.61
Discontinued operations	$0.16	$0.11	$0.12
Basic earnings per unit	$2.41	$1.17	$0.73

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
    The following table provides details of the calculations of diluted earnings per unit of the Operating Partnership for the three years ended December 31:

	2024	2023	2022
Diluted earnings per unit
Numerator:
Net income from continuing operations	$340,860	$159,314	$101,304
Less: Net (income) loss from continuing operations attributable to NCI in consolidated affiliates	(510)	47	(10,355)
Net income from continuing operations available to unitholders	$340,350	$159,361	$90,949

Net income from discontinued operations	$28,123	$19,181	$21,487
Less: Net income from discontinued operations attributable to NCI in consolidated affiliates	(4,492)	(2,144)	(2,966)
Net income from discontinued operations available to unitholders	$23,631	$17,037	$18,521

Net income	$368,983	$178,495	$122,791
Less: Net income attributable to NCI in consolidated affiliates	(5,002)	(2,097)	(13,321)
Net income available to unitholders	$363,981	$176,398	$109,470

Denominator:
Denominator for basic earnings per unit - weighted average units	150,905,960	150,665,372	149,478,320
Add: Dilutive effect of unit equivalents:
Stock options	41	472	5,132
Performance shares, restricted shares and restricted stock units	362,352	401,351	669,501
Contingently issuable shares and units from special dividend	827,150	—	—
Denominator for diluted earnings per unit - adjusted weighted average units	152,095,503	151,067,195	150,152,953

Diluted earnings per unit attributable to Rayonier, L.P.:
Continuing operations	$2.24	$1.05	$0.61
Discontinued operations	$0.16	$0.11	$0.12
Diluted earnings per unit	$2.39	$1.17	$0.73

	2024	2023	2022
Anti-dilutive unit equivalents excluded from computations of diluted earnings per unit:
Stock options, performance shares, restricted shares and restricted stock units	147,514	164,865	103,514

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
8.    DEBT
Our debt consisted of the following at December 31, 2024 and 2023:

	2024	2023
Debt:
Senior Notes due 2031 at a fixed interest rate of 2.75%	$450,000	$450,000
2015 Term Loan borrowings due 2028 at a variable interest rate of 6.15% (a)	200,000	350,000
2021 Incremental Term Loan borrowings due 2029 at a variable interest rate of 6.20% (a)	200,000	200,000
2016 Incremental Term Loan borrowings due 2026 at a variable interest rate of 6.30% (a)	200,000	200,000
2022 Incremental Term Loan borrowings due 2027	—	100,000
Total principal debt	1,050,000	1,300,000
Less: Unamortized discounts	(2,431)	(2,772)
Less: Deferred financing costs	(3,159)	(4,164)
Total long-term debt	$1,044,410	$1,293,064

(a)Reflects variable interest rates as of December 31, 2024.
Principal payments due during the next five years and thereafter are as follows:

Total
2025	—
2026	200,000
2027	—
2028	200,000
2029	200,000
Thereafter	450,000
Total debt	$1,050,000
2.75% SENIOR NOTES ISSUED MAY 2021
In May 2021, Rayonier, L.P. issued $450 million of 2.75% Senior Notes due 2031, guaranteed by certain subsidiaries. Semi-annual payments of interest only are due on these notes through maturity. The Senior Notes due 2031 were sold at an issue price of 99.195% of their face value, before underwriters discount. Our net proceeds after deducting approximately $3.9 million of underwriting discounts and expenses, were approximately $442.5 million. The discount and debt issuance costs are being amortized to interest expense over the term of the notes using the effective interest method.
TERM CREDIT AGREEMENTS
We have entered into several credit agreements with CoBank, ACB, as administrative agent, and a syndicate of Farm Credit institutions. Our various term credit facilities issued through the Farm Credit System provide for annual patronage payments, which are profit distributions made by the cooperative to its member-users based on the quantity or value of business done with the member-user.

All of our term credit agreements are benchmarked to Daily Simple SOFR plus a credit spread adjustment. While all of our term credit facilities provide for variable interest rates based on a spread over Daily Simple SOFR, we have entered into multiple interest rate swap agreements to fix all of our variable rate exposure. For each credit facility described below, we provide our estimated effective interest rate after consideration of estimated patronage payments and interest rate swaps.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
2015 TERM LOAN AGREEMENT
In August 2015, we entered into a credit agreement with CoBank, ACB, as administrative agent, and a syndicate of Farm Credit institutions and other commercial banks to provide $550 million of credit facilities, including a nine-year $350 million term loan facility (“2015 Term Loan Facility”). During the second half of 2024, we repaid $150 million of the principal balance on this loan. In connection with the repayment, we recognized a loss on early extinguishment of debt of $0.2 million, representing the write-off of a proportional amount of the unamortized deferred financing costs. The loss on early extinguishment of debt has been recorded in the Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “Interest and other miscellaneous income, net.” The periodic interest rate on the 2015 Term Loan Facility is subject to a pricing grid based on our leverage ratio, as defined in the Term Credit Agreement. As of December 31, 2024, the periodic interest rate on the $200 million 2015 Term Loan Facility was Daily Simple SOFR plus 1.5% plus a credit spread adjustment of 0.1%. Monthly payments of interest only are due on this loan through maturity. We estimate the effective interest rate on this term loan facility to be approximately 2.0% after consideration of the interest rate swaps and estimated patronage refunds. For additional information on our interest rate swaps, see Note 9 — Derivative Financial Instruments and Hedging Activities.
2022 INCREMENTAL TERM LOAN AGREEMENT
In December 2022, we entered into an Incremental Term Loan Agreement to provide a five-year $250 million senior unsecured incremental term loan facility (“2022 Incremental Term Loan Facility”). During the fourth quarter of 2023, we repaid $150 million of the principal balance on this loan. In December 2024, the remaining $100 million principal balance was repaid. We recognized a loss on early extinguishment of debt of $0.2 million, representing the write-off of unamortized deferred financing costs. The loss on early extinguishment of debt has been recognized in the Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “Interest and other miscellaneous income, net.”
2016 INCREMENTAL TERM LOAN AGREEMENT
In April 2016, we entered into an Incremental Term Loan Agreement to provide a 10-year, $300 million term loan facility (“2016 Incremental Term Loan Facility”) of which $100 million was subsequently repaid. The periodic interest rate on the 2016 Incremental Term Loan Facility is subject to a pricing grid based on our leverage ratio, as defined in the Incremental Term Loan Agreement. As of December 31, 2024, the periodic interest rate on the $200 million 2016 Incremental Term Loan Facility was Daily Simple SOFR plus 1.65% plus a credit spread adjustment of 0.1%. Monthly payments of interest only are due on this loan through maturity. We estimate the effective interest rate on this term loan facility to be approximately 2.4% after consideration of interest rate swaps and estimated patronage payments. For additional information on our interest rate swaps, see Note 9 — Derivative Financial Instruments and Hedging Activities.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
2021 INCREMENTAL TERM LOAN AGREEMENT
In June 2021, we entered into an Incremental Term Loan Agreement, which provided us the ability to make an advance of $200 million on or before June 1, 2022. In January 2022, we made a $200 million draw on our 2021 Incremental Term Loan Facility. The periodic interest rate on the 2021 Incremental Term Loan Facility is subject to a pricing grid based on our leverage ratio, as defined in the Incremental Term Loan Agreement. As of December 31, 2024, the periodic interest rate on the 2021 Incremental Term Loan Facility was Daily Simple SOFR plus 1.55% plus a credit spread adjustment of 0.1%. Monthly payments of interest only are due on this loan through maturity. We estimate the effective interest rate on this term loan facility to be approximately 1.4% after consideration of interest rate swaps and estimated patronage refunds. For additional information on our interest rate swaps, see Note 9 — Derivative Financial Instruments and Hedging Activities.
REVOLVING CREDIT FACILITY
The periodic interest rate on the Revolving Credit Facility is subject to a pricing grid based on our leverage ratio, as defined in the Term Credit Agreement. As of December 31, 2024, the periodic interest rate on the Revolving Credit Facility was Daily Simple SOFR plus 1.25% plus a credit spread adjustment of 0.1%, with an unused commitment fee of 0.175%. Monthly payments of interest only are due on this loan through maturity. See Note 24 — Other Assets for additional information about deferred financing costs related to revolving debt.
During the year ended December 31, 2024, we made no borrowings or repayments on our Revolving Credit Facility. At December 31, 2024, we had available borrowings of $293.0 million, net of $7.0 million to secure our outstanding letters of credit.
DEBT COVENANTS
In connection with our 2015 Term Loan Agreement, 2016 Incremental Term Loan Agreement, 2021 Incremental Term Loan Agreement and Revolving Credit Facility, customary covenants must be met, the most significant of which include interest coverage and leverage ratios.
The covenants listed below, which are the most significant financial covenants in effect as of December 31, 2024, are calculated on a trailing 12-month basis:

	Covenant Requirement	Actual Ratio	Favorable
Covenant EBITDA to consolidated interest expense should not be less than	2.5 to 1	7.1 to 1	4.6
Covenant debt to covenant net worth plus covenant debt shall not exceed	65%	38%	27%
    In addition to the financial covenants listed above, the Senior Notes due 2031, 2015 Term Loan Agreement, 2016 Incremental Term Loan Agreement, 2021 Incremental Term Loan Agreement, and Revolving Credit Facility include customary covenants that limit the incurrence of debt and the disposition of assets, among others. At December 31, 2024, we were in compliance with all applicable covenants.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
9.     DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES
We are exposed to market risk related to potential fluctuations in interest rates. We use derivative financial instruments to mitigate the financial impact of exposure to these risks.
Accounting for derivative financial instruments is governed by ASC Topic 815, Derivatives and Hedging, (“ASC 815”). In accordance with ASC 815, we record our derivative instruments at fair value as either assets or liabilities in the Consolidated Balance Sheets. Changes in the instruments’ fair value are accounted for based on their intended use. Gains and losses on derivatives that are designated and qualify for cash flow hedge accounting are recorded as a component of accumulated other comprehensive income (“AOCI”) and reclassified into earnings when the hedged transaction materializes. The changes in the fair value of derivatives not designated as hedging instruments and those which are no longer effective as hedging instruments, are recognized immediately in earnings.
INTEREST RATE PRODUCTS
We are exposed to cash flow interest rate risk on our variable-rate debt and on anticipated debt issuances. We use variable-to-fixed interest rate swaps and forward-starting interest rate swap agreements to hedge this exposure. For these derivative instruments, we report the gains/losses from the fluctuations in the fair market value of the hedges in AOCI and reclassify them to earnings as interest expense in the same period in which the hedged interest payments affect earnings.
To the extent we de-designate or terminate a cash flow hedging relationship and the associated hedged item continues to exist, any unrealized gain or loss of the cash flow hedge at the time of de-designation remains in AOCI and is amortized using the straight-line method through interest expense over the remaining life of the hedged item. To the extent the associated hedged item is no longer effective, the gain or loss is reclassified out of AOCI to earnings immediately.
INTEREST RATE SWAPS
On December 27, 2024, we terminated and cash settled $100 million in notional value of our interest rate swaps, maturing in 2027, in connection with the repayment of $100 million outstanding under the 2022 Incremental Term Loan. Upon termination of the swap, we received $0.9 million from our counterparty. The termination resulted in a $1.6 million gain, which was recognized in earnings during the year ended December 31, 2024, within the Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “Interest expense, net.” See Note 8 — Debt for additional information.
The following table contains information on the outstanding interest rate swaps as of December 31, 2024:

Outstanding Interest Rate Swaps (a)
Date Entered Into	Term	Notional Amount	Related Debt Facility	Fixed Rate of Swap	Bank Margin on Debt (b)	Total Effective Interest Rate (c)
April 2016	10 years	$100,000	2016 Incremental Term Loan	1.50%	1.75%	3.25%
April 2016	10 years	100,000	2016 Incremental Term Loan	1.51%	1.75%	3.26%
May 2021 (d)	7 years	200,000	2021 Incremental Term Loan	0.67%	1.65%	2.32%
April 2020 (e)	4 years	100,000	2015 Term Loan	0.78%	1.60%	2.38%
May 2020 (e)	4 years	50,000	2015 Term Loan	0.64%	1.60%	2.24%
May 2023 (e)	4 years	50,000	2015 Term Loan	3.29%	1.60%	4.89%

(a)All interest rate swaps have been designated as interest rate cash flow hedges and qualify for hedge accounting.
(b)Includes the SOFR Credit Spread Adjustment component of 0.1%.
(c)Rate is before estimated patronage payments.
(d)Matured into an active interest rate swap on February 1, 2022.
(e)On August 1, 2024, our three forward-starting interest rate swaps with a total notional amount of $200 million matured into active interest rate swaps. See Note 8 — Debt for additional information.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
The following table demonstrates the impact, gross of tax, of our derivatives on the Consolidated Statements of Income and Comprehensive Income (Loss) for the years ended December 31, 2024, 2023 and 2022:

	Location on Statement of Income and Comprehensive Income (Loss)	2024	2023	2022
Derivatives designated as cash flow hedges:
Interest rate products	Other comprehensive (loss) income, relating to continuing operations	$21,795	$10,265	$75,006
	Interest expense, net	(28,406)	(26,311)	2,459
During the next 12 months, the amount of the AOCI balance, net of tax, expected to be reclassified into earnings is a gain of approximately $16.4 million. The following table contains details of the amounts expected to be reclassified into earnings:

Amount expected to be reclassified into earnings in next 12 months
Derivatives designated as cash flow hedges:
Interest rate products (a)	$16,414
Total estimated gain on derivatives contracts	$16,414

(a)    These reclassified amounts are expected to fully offset variable interest rate payments made to debt holders, resulting in no net impact on our earnings or cash flows.
The following table contains the notional amounts of the derivative financial instruments recorded in the Consolidated Balance Sheets at December 31, 2024 and 2023:

	Notional Amount
	2024	2023
Derivatives designated as cash flow hedges:
Interest rate swaps	$600,000	$850,000
Forward-starting interest rate swaps	—	200,000

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
The following table contains the fair values of the derivative financial instruments recorded in the Consolidated Balance Sheets at December 31, 2024 and 2023. Changes in balances of derivative financial instruments are recorded as operating activities in the Consolidated Statements of Cash Flows:

		Fair Value Assets (Liabilities) (a)
	Location on Balance Sheet	2024	2023
Derivatives designated as cash flow hedges:
Interest rate swaps	Other current assets	—	$5,742
	Other assets	49,353	37,983
	Other non-current liabilities	—	(546)
Forward-starting interest rate swaps	Other assets	—	12,790
	Other non-current liabilities	—	(8)

Total derivative contracts:
Other current assets		—	$5,742
Other assets		49,353	50,773
Total derivative assets		$49,353	$56,515

Other non-current liabilities		—	(554)
Total derivative liabilities		—	($554)

(a)See Note 10 — Fair Value Measurements for further information on the fair value of our derivatives including their classification within the fair value hierarchy.
OFFSETTING DERIVATIVES
Derivative financial instruments are presented at their gross fair values in the Consolidated Balance Sheets. Our derivative financial instruments are not subject to master netting arrangements, which would allow the right of offset.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
10.    FAIR VALUE MEASUREMENTS
FAIR VALUE OF FINANCIAL INSTRUMENTS
    A three-level hierarchy that prioritizes the inputs used to measure fair value was established in the Accounting Standards Codification as follows:
Level 1 — Quoted prices in active markets for identical assets or liabilities.
Level 2 — Observable inputs other than quoted prices included in Level 1.
Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
    The following table presents the carrying amount and estimated fair values of our financial instruments at December 31, 2024 and 2023, using market information and what we believe to be appropriate valuation methodologies under GAAP:

	December 31, 2024			December 31, 2023
	Carrying Amount	Fair Value		Carrying Amount	Fair Value
Asset (Liability) (a)		Level 1	Level 2		Level 1	Level 2
Cash and cash equivalents	$303,065	$303,065	—	$179,684	$179,684	—
Restricted cash, current (b)	19,366	19,366	—	—	—	—
Restricted cash, non-current (b)	676	676	—	678	678	—
Long-term debt (c)	(1,044,410)	—	(980,970)	(1,293,064)	—	(1,216,705)
Interest rate swaps (d)	49,353	—	49,353	43,179	—	43,179
Forward-starting interest rate swaps (d)	—	—	—	12,782	—	12,782
Noncontrolling interests in the Operating Partnership (e)	51,843	—	51,843	81,651	—	81,651

(a)We did not have Level 3 assets or liabilities at December 31, 2024 and 2023.
(b)Restricted cash represents proceeds from like-kind exchange sales deposited with a third-party intermediary and cash held in escrow. See Note 22 — Restricted Cash for additional information.
(c)The carrying amount of long-term debt is presented net of deferred financing costs and unamortized discounts on non-revolving debt. See Note 8 — Debt for additional information.
(d)See Note 9 — Derivative Financial Instruments and Hedging Activities for information regarding the Consolidated Balance Sheets classification of our derivative financial instruments.
(e)Noncontrolling interests in the Operating Partnership is neither an asset nor liability and is classified as temporary equity in the Company’s Consolidated Balance Sheets. This relates to the ownership of Rayonier, L.P. units by various individuals and entities other than the Company. See Note 6 — Noncontrolling Interests for additional information.
We use the following methods and assumptions in estimating the fair value of our financial instruments:
Cash and cash equivalents and Restricted cash — The carrying amount is equal to fair market value.
Debt — The fair value of fixed rate debt is based upon quoted market prices for debt with similar terms and maturities. The variable rate debt adjusts with changes in the market rate, therefore the carrying value approximates fair value.
Interest rate swap agreements — The fair value of interest rate contracts is determined by discounting the expected future cash flows, for each instrument, at prevailing interest rates.
Noncontrolling interests in the Operating Partnership — The fair value of noncontrolling interests in the Operating Partnership is determined based on the period-end closing price of Rayonier Inc. common shares.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
11.    COMMITMENTS
    At December 31, 2024, the future minimum payments under non-cancellable commitments were as follows:

	Environmental Remediation (a)	Real Estate Projects (b)	Commitments (c)	Total
2025	$4,283	$25,668	$1,272	$31,223
2026	763	11,382	660	12,805
2027	437	5,901	312	6,650
2028	274	9,545	71	9,890
2029	228	537	76	841
Thereafter	1,908	7,505	440	9,853
	$7,893	$60,538	$2,831	$71,262

(a)Environmental remediation represents our estimate of potential liability associated with environmental contamination and Natural Resource Damages (NRD) in Port Gamble, Washington. See Note 13 — Environmental and Natural Resource Damage Liabilities for additional information.
(b)Primarily consisting of payments expected to be made on our Wildlight and Heartwood development projects.
(c)Commitments include other purchase obligations.

12.    CONTINGENCIES
We have been named as a defendant in various lawsuits and claims arising in the normal course of business. While we have procured reasonable and customary insurance covering risks normally occurring in connection with our businesses, we have in certain cases retained some risk through the operation of large deductible insurance plans, primarily in the areas of executive risk, property, automobile and general liability. These pending lawsuits and claims, either individually or in the aggregate, are not expected to have a material adverse effect on our financial position, results of operations, or cash flow.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
13.    ENVIRONMENTAL AND NATURAL RESOURCE DAMAGE LIABILITIES
Various federal and state environmental laws in the states in which we operate place cleanup or restoration liability on the current and former owners of affected real estate. These laws are often a source of “strict liability,” meaning that an owner or operator need not necessarily have caused, or even been aware of, the release of contaminated materials. Similarly, there are certain environmental laws that allow state, federal, and tribal trustees (collectively, the “Trustees”) to bring suit against property owners to recover damage for injuries to natural resources. Like the liability that attaches to current property owners in the cleanup context, liability for natural resource damages (“NRD”) can attach to a property simply because an injury to natural resources resulted from releases of contaminated materials on or from the owner’s property, regardless of culpability for the release.
Changes in environmental and NRD liabilities from December 31, 2023 to December 31, 2024 are shown below:

Port Gamble, WA
Non-current portion at December 31, 2023	$4,785
Plus: Current portion	11,793
Total Balance at December 31, 2023	16,578
Expenditures charged to liabilities	(12,082)
Increase in liabilities	3,397
Total Balance at December 31, 2024	7,893
Less: Current portion	(4,283)
Non-current portion at December 31, 2024	$3,610
We periodically examine whether the contingent liabilities related to the environmental matters described above are probable and reasonably estimable based on experience and ongoing developments in those matters, including continued study and analysis of ongoing remediation obligations. During the year ended December 31, 2024, with the assistance of independent environmental consultants and taking into consideration inflation, investigation and remediation actions previously completed, new information available during the period and ongoing discussions with the Trustees, we completed a comprehensive long-term analysis and cost assessment related to our ongoing environmental remediation and NRD obligations. As a result of this analysis, we increased the accrual for environmental and NRD liabilities by $3.4 million, which are recorded on an undiscounted basis.

It is expected that the upland mill site cleanup and NRD restoration will occur over the next one to two years, while the monitoring of the Port Gamble Bay, mill site and landfills will continue for an additional 15 to 20 years. NRD costs are subject to change as the restoration projects progress. It is reasonably possible that these components of the liability may increase as construction continues. Management continues to monitor the Port Gamble cleanup process and will make adjustments as needed. Should any future circumstances result in a change to the estimated cost of the project, we will record an appropriate adjustment to the liability in the period it becomes known and when we can reasonably estimate the amount. For further information on the timing and amount of future payments related to our environmental remediation liabilities, see Note 11 — Commitments.
We do not currently anticipate any material loss in excess of the amounts accrued; however we are not able to estimate a possible loss or range of loss, if any, in excess of the established liabilities. Our future remediation expenses may be affected by a number of uncertainties including, but not limited to, the difficulty in estimating the extent and method of remediation, the evolving nature of environmental regulations, and the availability and application of technology. We do not expect the resolution of such uncertainties to have a material adverse effect on our consolidated financial position or liquidity.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
14.    GUARANTEES
    We provide financial guarantees as required by creditors, insurance programs, and various governmental agencies.
As of December 31, 2024, the following financial guarantees were outstanding:

Financial Commitments (a)	Maximum Potential Payment
Standby letters of credit (b)	$6,996
Surety bonds (c)	45,703
Total financial commitments	$52,699

(a)We have not recorded any liabilities for these financial commitments in the Consolidated Balance Sheets. The guarantees are not subject to measurement, as the guarantees are dependent on our own performance.
(b)Approximately $6.3 million of the standby letters of credit serve as credit support for real estate construction in our Wildlight development project. The remaining letter of credit supports various insurance related agreements. These letters of credit will expire at various dates during 2025 and will be renewed as required.
(c)Surety bonds are issued primarily to secure performance obligations related to various operational activities and to provide collateral for our Wildlight development project in Nassau County, Florida and our Heartwood development project in Richmond Hill, Georgia. These surety bonds expire at various dates during 2025, 2026, and 2027 and are expected to be renewed as required.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
15.     HIGHER AND BETTER USE TIMBERLANDS AND REAL ESTATE DEVELOPMENT INVESTMENTS
    We routinely assess potential alternative uses of our timberlands, as some properties may become more valuable for development, residential, recreation or other purposes. We periodically transfer, via a sale or contribution from the real estate investment trust (“REIT”) entities to taxable REIT subsidiaries (“TRS”), higher and better use (“HBU”) timberlands to enable land-use entitlement, development or marketing activities. We also acquire HBU properties in connection with timberland acquisitions. These properties are managed as timberlands until sold or developed. While the majority of HBU sales involve rural and recreational land, we also selectively pursue various land-use entitlements on certain properties for residential, commercial and industrial development in order to enhance the long-term value of such properties. For selected development properties, we also invest in targeted infrastructure improvements, such as roadways and utilities, to accelerate the marketability and improve the value of such properties.
    Changes in higher and better use timberlands and real estate development investments from December 31, 2023 to December 31, 2024 are shown below:

	Higher and Better Use Timberlands and Real Estate Development Investments
	Land and Timber	Development Investments	Total
Non-current portion at December 31, 2023	$86,986	$18,609	$105,595
Plus: Current portion (a)	1,699	24,639	26,338
Total Balance at December 31, 2023	88,685	43,248	131,933
Non-cash cost of land and improved development	(14,588)	(19,232)	(33,820)
Amortization of parcel real estate development investments	—	(6,669)	(6,669)
Timber depletion from harvesting activities and basis of timber sold in real estate sales	(1,522)	—	(1,522)
Capitalized real estate development investments (b)	—	33,637	33,637
Capital expenditures (silviculture)	340	—	340
Intersegment transfers	15,319	—	15,319
Total Balance at December 31, 2024	88,234	50,984	139,218
Less: Current portion (a)	(1,402)	(28,206)	(29,608)
Non-current portion at December 31, 2024	$86,832	$22,778	$109,610

(a)The current portion of Higher and Better Use Timberlands and Real Estate Development Investments is recorded in Inventory. See Note 16 — Inventory for additional information.
(b)Capitalized real estate development investments includes $0.7 million of capitalized interest and $7.8 million of parcel real estate development investments. Parcel real estate development investments represent investments made for specific lots and/or commercial parcels that are currently under contract or expected to be ready for market within one year.
16.    INVENTORY
    As of December 31, 2024 and 2023, our inventory consisted entirely of finished goods, as follows:

	2024	2023
Finished goods inventory
Real estate inventory (a)	$29,608	$26,338
Log inventory	1,271	2,853
Total inventory	$30,879	$29,191

(a)Represents the cost of HBU real estate (including capitalized development investments) expected to be sold as well as the cost of HBU real estate deferred until post-closing obligations are satisfied. See Note 15 — Higher and Better Use Timberlands and Real Estate Development Investments for additional information.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
17.    LEASES
TIMBERLAND LEASES
    U.S. timberland leases typically have initial terms of approximately 30 to 65 years, with renewal provisions in some cases.
OTHER NON-TIMBERLAND LEASES
    In addition to timberland holdings, we lease properties for certain office locations. Significant leased properties include a regional office in Lufkin, Texas and a Pacific Northwest Timber office in Hoquiam, Washington.
LEASE MATURITIES, LEASE COST AND OTHER LEASE INFORMATION
    The following table details our undiscounted lease obligations as of December 31, 2024 by type of lease and year of expiration:

	Year of Expiration
Lease Obligations	Total	2025	2026	2027	2028	2029	Thereafter
Operating lease liabilities	$25,400	$3,433	$2,694	$2,603	$2,264	$2,240	$12,166
Total Undiscounted Cash Flows	$25,400	$3,433	$2,694	$2,603	$2,264	$2,240	$12,166
Imputed interest	(6,812)
Balance at December 31, 2024	$18,588
Less: Current portion	(2,328)
Non-current portion at December 31, 2024	$16,260

The following table details components of our lease cost for the years ended December 31, 2024, 2023, and 2022:

	Year Ended December 31,
Lease Cost Components	2024	2023	2022
Operating lease cost	$3,627	$4,449	$4,017
Variable lease cost (a)	395	533	744
Total lease cost (b)	$4,022	$4,982	$4,761

(a)    The majority of timberland leases are subject to increases or decreases based on either the Consumer Price Index, Producer Price Index or market rates.
(b)    Short-term leases with an initial term of 12 months or less are not recorded on the balance sheet. Lease expense for these leases are expensed on a straight line basis over the lease term. Short-term lease expense was not material for the year ended December 31, 2024.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
The following table details components of our lease cost for the years ended December 31, 2024, 2023 and 2022:

	Year Ended December 31,
Supplemental Cash Flow Information Related to Leases:	2024	2023	2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,407	$2,081	$1,653
Investing cash flows from operating leases	2,220	2,368	2,364
Total cash flows from operating leases	$3,627	$4,449	$4,017

Weighted-average remaining lease term in years - operating leases	11	11	11
Weighted-average discount rate - operating leases	6%	6%	4%

We apply the following practical expedients as allowed under ASC 842:

Practical Expedient	Description
Short-term leases	We do not record right-of-use assets or liabilities for short-term leases (a lease that at commencement date has a lease term of 12 months or less and does not contain a purchase option that is reasonably certain to be exercised).
Separation of lease and non-lease components	We do not separate non-lease components from the associated lease components if they have the same timing and pattern of transfer and, if accounted for separately, would both be classified as an operating lease.

18.    OTHER OPERATING (EXPENSE) INCOME, NET
The following table provides the composition of Other operating (expense) income, net for the three years ended December 31:

	2024	2023	2022
Gain on sale or disposal of property, plant & equipment	$13	$37	$40
Costs related to disposition initiatives (a)	(849)	—	—
Restructuring charges (b)	(1,139)	—	—
Equity income related to Bainbridge Landing LLC joint venture (c)	830	—	15,477
Miscellaneous (expense) income, net	(656)	5	(263)
Total	($1,801)	$42	$15,254

(a)Costs related to disposition initiatives include legal, advisory, and other due diligence costs incurred in connection with our asset disposition plan, which was announced in November 2023.
(b)Restructuring charges include severance costs related to workforce optimization initiatives.
(c)See Note 6 — Noncontrolling Interests for additional information regarding income from our Bainbridge Landing LLC joint venture.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
19.    EMPLOYEE BENEFIT PLANS
We had one qualified non-contributory defined benefit pension plan covering a portion of our employees and an unfunded plan that provided benefits in excess of amounts allowable under current tax law in the qualified plans. We closed enrollment in the pension plans to salaried employees hired after December 31, 2005. Effective December 31, 2016, we froze benefits for all employees participating in the pension plan. In lieu of the pension plan, we provide those employees with an enhanced 401(k) plan match consistent with what is currently provided to employees hired after December 31, 2005. Employee benefit plan liabilities are calculated using actuarial estimates and management assumptions. These estimates are based on historical information, along with certain assumptions about future events. Changes in assumptions, as well as changes in actual experience, could cause the estimates to change.
DEFINED BENEFIT PLAN
In December 2022, the Rayonier Board of Directors authorized the termination of its Defined Benefit Plan. Affected participants were notified of the termination and provided with alternative distribution options. The Defined Benefit Plan was terminated on February 28, 2023. During the fourth quarter of 2023, lump sum distributions were made to participants who elected that option. The remaining plan liabilities were settled in March 2024 through the purchase of annuity contracts from a third-party insurance provider. In connection with the plan’s termination, we made a cash contribution of $2.7 million to fully fund the plan. Additionally, a pre-tax non-cash pension settlement charge of $5.7 million was recognized as a component of AOCI due to actuarial losses.
UNFUNDED PLAN
In July 2023, the Rayonier Board of Directors authorized the termination of the unfunded plan and distribution of all benefits in accordance with Section 409A of the Internal Revenue Code. The unfunded plan was terminated on July 31, 2023, and settled in the third quarter of 2024 with lump sum cash payments of $1.2 million. A pre-tax non-cash pension settlement charge related to the actuarial losses was recognized as a component of AOCI. See Note 25 — Accumulated Other Comprehensive (Loss) Income for additional information.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
The following tables set forth the change in the projected benefit obligation and plan assets and reconcile the funded status and the amounts recognized in the Consolidated Balance Sheets for the pension and postretirement benefit plans for the two years ended December 31:

	Pension		Postretirement
	2024	2023	2024	2023
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$63,142	$70,062	$1,491	$1,421
Service cost	—	—	3	4
Interest cost	535	3,374	70	70
Actuarial (gain) loss	(5,046)	4,356	(145)	10
Benefits paid	(742)	(3,924)	(15)	(14)
Expenses paid	(10)	(653)	—	—
Settlement	(57,879)	(10,073)	—	—
Projected benefit obligation at end of year	—	$63,142	$1,404	$1,491

Change in Plan Assets
Fair value of plan assets at beginning of year	$54,750	$62,843	—	—
Actual return on plan assets	603	6,356	—	—
Employer contributions	3,441	201	15	14
Benefits paid	(742)	(3,924)	(15)	(14)
Other expense	(173)	(653)	—	—
Settlement	(57,879)	(10,073)	—	—
Fair value of plan assets at end of year	—	$54,750	—	—

Funded Status at End of Year
Net accrued benefit cost	—	($8,392)	($1,404)	($1,491)

Amounts Recognized in the Consolidated Balance Sheets Consist of:
Current liabilities	—	($8,392)	($57)	($52)
Noncurrent liabilities	—	—	(1,347)	(1,439)
Net amount recognized	—	($8,392)	($1,404)	($1,491)

For pension and postretirement plans with accumulated benefit obligations in excess of plan assets, the following table sets forth the projected and accumulated benefit obligations and the fair value of plan assets for the two years ended December 31:

	2024	2023
Projected benefit obligation	—	$63,142
Accumulated benefit obligation	—	63,142
Accumulated postretirement benefit obligation	1,404	1,491
Fair value of plan assets	—	54,750

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
OTHER COMPREHENSIVE INCOME (LOSS)
Net gains or losses recognized in other comprehensive income (loss) for the three years ended December 31 are as follows:

	Pension			Postretirement
	2024	2023	2022	2024	2023	2022
Net gains (losses)	$5,106	($1,438)	$362	$145	($11)	$512
Net gains or losses reclassified from other comprehensive income (loss) and recognized as a component of pension and postretirement expense for the three years ended December 31 are as follows:

	Pension			Postretirement
	2024	2023	2022	2024	2023	2022
Amortization of losses	$1	$6	$738	—	—	$15
Net settlement loss	5,816	2,036	—	—	—	—
ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS) (“AOCI”)
Net losses that have not yet been included in pension and postretirement expense for the two years ended December 31, but have been recognized as a component of AOCI are as follows:

	Pension		Postretirement
	2024	2023	2024	2023
Net (losses) income	—	($10,923)	$230	$85
Deferred income tax benefit	—	1,216	—	6
AOCI	—	($9,707)	$230	$91
NET PENSION AND POSTRETIREMENT BENEFIT COST (CREDIT)
The following tables set forth the components of net pension and postretirement benefit cost (credit) that have been recognized during the three years ended December 31:

	Pension			Postretirement
	2024	2023	2022	2024	2023	2022
Components of Net Periodic Benefit Cost (Credit)
Service cost	—	—	—	$3	$4	$7
Interest cost	535	3,374	2,434	70	70	51
Expected return on plan assets	(542)	(3,439)	(3,486)	—	—	—
Amortization of losses	1	6	738	—	—	15
Settlement expense	5,816	2,036	—	—	—	—
Net periodic benefit cost (credit)	$5,810	$1,977	($314)	$73	$74	$73
The service cost component of our benefit expense is recorded within the operating expense line item “Selling and general expenses” within the Consolidated Statements of Income and Comprehensive Income (Loss). All other components of the benefit costs expense are included within the “Interest and other miscellaneous income, net” line item of the Consolidated Statements of Income and Comprehensive Income (Loss).

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
VALUATION ASSUMPTIONS
The following table sets forth the principal assumptions inherent in the determination of benefit obligations and net periodic benefit cost of the pension and postretirement benefit plans as of December 31:

	Pension			Postretirement
	2024	2023	2022	2024	2023	2022
Assumptions used to determine benefit obligations at December 31:
Discount rate	N/A	4.99%	4.96%	5.49%	4.81%	5.01%
Assumptions used to determine net periodic benefit cost for years ended December 31:
Discount rate	5.00%	4.96%	2.65%	4.81%	5.01%	2.75%
Expected long-term return on plan assets	4.97%	4.97%	4.97%	—	—	—
INVESTMENT OF PLAN ASSETS
Our Pension and Savings Plan Committee and the Audit Committee of the Board of Directors oversaw the pension plans’ investment program, which was designed to maximize returns and provide sufficient liquidity to meet plan obligations while maintaining acceptable risk levels. The investment approach emphasized diversification by allocating the plans’ assets among asset categories and selecting investment managers whose various investment methodologies would be minimally correlative with each other.
Our pension plans’ asset allocation (excluding short-term investments) at December 31, 2024 and 2023 are as follows:

	Percentage of Plan Assets
Asset Category	2024	2023
Domestic equity securities	—	15%
International equity securities	—	9%
Domestic fixed income securities	—	75%
Real estate fund	—	1%
Total (a)	—	100%

(a)As of December 31, 2024 all plan assets were distributed as part of the previously discussed plan settlements.
Investments within the equity categories may include large capitalization, small capitalization and emerging market securities. Pension assets did not include a direct investment in Rayonier common shares during the years ended December 31, 2024 and 2023.
NET ASSET VALUE MEASUREMENTS
Separate investment accounts are measured using the unit value calculated based on the Net Asset Value (“NAV”) of the underlying assets. The NAV is based on the fair value of the underlying investments held by each fund less liabilities divided by the units outstanding as of the valuation date. These funds are not publicly traded; however, the unit price calculation is based on observable market inputs of the funds’ underlying assets.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
The following table sets forth the net asset value of the plan assets as of December 31, 2024 or 2023:

Asset Category	December 31, 2024	December 31, 2023
Investments at Net Asset Value:
Separate Investment Accounts (a)	—	$54,750
Total Investments at Net Asset Value	—	$54,750

(a)As of December 31, 2024 all plan assets were distributed as part of the previously discussed plan settlements.
CASH FLOWS
Our expected benefit payments to be made for the next 10 years are as follows:

	Pension Benefits	Postretirement Benefits
2025	—	$57
2026	—	62
2027	—	67
2028	—	71
2029	—	76
2030-2034	—	440
DEFINED CONTRIBUTION PLANS
We provide a defined contribution plan to all of our eligible employees. Company contributions charged to expense for these plans were $2.7 million, $2.5 million and $2.5 million for the years ended December 31, 2024, 2023 and 2022, respectively. The defined contribution plan includes Rayonier common shares with a fair market value of $6.4 million and $8.1 million at December 31, 2024 and 2023, respectively. As of June 1, 2016, the Rayonier Inc. Common Stock Fund was closed to new contributions. Transfers out of the fund will continue to be permitted, but no new investments or transfers into the fund are allowed.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
20.    INCENTIVE STOCK PLANS

The 2023 Rayonier Incentive Stock Plan (the “Stock Plan”) was approved by shareholders on May 18, 2023. The Stock Plan allows for up to 3.0 million shares to be granted for options, rights, performance shares, restricted stock, restricted stock units, other stock-based awards or any combination of the foregoing, subject to certain limitations. At December 31, 2024, a total of 2.0 million shares were available for future grants under the Stock Plan. Grants can no longer be made under prior plans. Under the Stock Plan, shares available for issuance may be increased by awards made under the Stock Plan, or awards granted under a prior plan, that are forfeited, terminated, expire unexercised, are settled in cash in lieu of stock, are exchanged for other awards or are released from a reserve for failure to meet the maximum payout under a program. In the event that withholding tax liabilities arising from an award under this Stock Plan, other than options or stock appreciation rights, are satisfied in shares, the shares available under the Stock Plan will be increased. We issue new common shares upon the exercise of stock options, the granting of restricted stock, and the vesting of performance shares and restricted stock units. The Stock Plan allows for the cash settlement of the required withholding tax on share or unit awards.
A summary of our stock-based incentive compensation cost is presented below:

	2024	2023	2022
Selling and general expenses	$12,778	$12,710	$10,767
Cost of sales	1,122	986	1,226
Timber and Timberlands, net (a)	332	306	363
Total stock-based incentive compensation	$14,232	$14,002	$12,356

Tax benefit recognized related to stock-based incentive compensation expense (b)	$695	$677	$603

(a)Represents amounts capitalized as part of the overhead allocation of timber-related costs.
(b)A valuation allowance is recorded against the tax benefit recognized as we do not expect to be able to realize the benefit in the future.
FAIR VALUE CALCULATIONS BY AWARD
RESTRICTED STOCK UNITS & RESTRICTED STOCK
Restricted stock units granted to employees under the Stock Plan generally vest in fourths on the first, second, third and fourth anniversary of the grant date. Periodically, other one-time restricted stock unit grants are issued to employees for special purposes, such as new hire, promotion or retention, and can vest ratably over, or upon completion of, a defined period of time. Holders of unvested restricted stock and restricted stock unit awards receive dividend equivalent payments on outstanding awards. Members of the board of directors are granted restricted stock, which vests immediately upon issuance and is subject to certain holding requirements. The fair value of each share granted is equal to the share price of the Company’s stock on the date of grant. We have elected to value each grant in total and recognize the expense on a straight-line basis over the requisite service period, which is the vesting period from the grant date of the award to the latest vesting date or is based on retirement eligibility. As permitted, we do not estimate a forfeiture rate for non-vested shares. Accordingly, unexpected forfeitures will lower stock-based incentive compensation during the period in which they occur.
As of December 31, 2024, there was $6.5 million of unrecognized compensation cost attributable to our restricted stock units. We expect to recognize this cost over a weighted average period of 2.4 years. As of December 31, 2024, there was no unrecognized compensation cost attributable to our restricted stock.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)

A summary of our restricted stock units is presented below:

	2024	2023	2022
Restricted stock units granted	212,415	207,006	130,213
Weighted average price of restricted stock units granted	$32.46	$32.93	$41.81
Intrinsic value of restricted stock units outstanding (a)	$12,673	$16,068	$13,826
Grant date fair value of restricted stock units vested	5,949	4,454	2,475
Cash used to purchase common shares from current and former employees to pay withholding tax requirements on restricted stock units vested	2,186	1,665	1,063

(a)Intrinsic value of restricted stock units outstanding is based on the market price of the Company’s stock at December 31, 2024, 2023 and 2022.

	2024
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested Restricted Stock Units at January 1,	480,925	$32.74
Granted	212,415	32.46
Vested	(189,934)	31.32
Cancelled	(17,854)	32.63
Non-vested Restricted Stock Units at December 31,	485,552	$33.17
A summary of our restricted stock is presented below:

	2024	2023	2022
Restricted stock granted	32,928	36,403	22,800
Weighted average price of restricted stock granted	$30.37	$30.22	$38.60
Intrinsic value of restricted stock outstanding (a)	—	$66	$620
Grant date fair value of restricted stock vested	1,047	1,647	2,478
Cash used to purchase common shares from current and former employees to pay withholding tax requirements on restricted shares vested	20	208	708

(a)Intrinsic value of restricted stock outstanding is based on the market price of the Company’s stock at December 31, 2023 and 2022.

	2024
	Number of Shares	Weighted Average Grant Date Fair Value
Non-vested Restricted Stock at January 1,	1,973	$24.01
Granted	32,928	30.37
Vested	(34,901)	30.01
Non-vested Restricted Stock at December 31,	—	—

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
PERFORMANCE SHARE UNITS
Our performance share units generally vest upon completion of a three-year period. The number of shares, if any, that are ultimately awarded is contingent upon our total shareholder return versus selected peer group companies. The performance share payout is based on a market condition, and as such, the awards are valued using a Monte Carlo simulation model. The model generates the fair value of the award at the grant date, which is then recognized as expense on a straight-line basis over the requisite service period, which is the vesting period from the grant date of the award to the latest vesting date or is based on retirement eligibility. Additionally, we do not estimate a forfeiture rate for non-vested units. As such, unexpected forfeitures will lower stock-based incentive compensation during the period in which they occur.
As of December 31, 2024, there was $4.4 million of unrecognized compensation cost related to our performance share unit awards, which is attributable to awards granted in 2022, 2023 and 2024. This cost is expected to be recognized over a weighted average period of 1.7 years.
A summary of our performance share units is presented below:

	2024	2023	2022
Common shares reserved for performance shares granted during year	320,640	285,863	193,333
Weighted average fair value of performance share units granted	$34.51	$37.77	$45.68
Intrinsic value of outstanding performance share units (a)	$11,463	$12,730	$13,123
Fair value of performance shares vested	6,388	5,863	5,549
Cash used to purchase common shares from current and former employees to pay withholding tax requirements on performance shares vested	1,975	2,342	2,454

(a)Intrinsic value of outstanding performance share units is based on the market price of the Company's stock at December 31, 2024, 2023 and 2022.

	2024
	Number of Units	Weighted Average Grant Date Fair Value
Outstanding Performance Share units at January 1,	381,034	$39.56
Granted	183,223	34.51
Units Distributed	(108,217)	36.08
Other Cancellations/Adjustments	(16,854)	34.76
Outstanding Performance Share units at December 31,	439,186	$38.50
Expected volatility was estimated using daily returns on the Company’s common shares for the three-year period ending on the grant date. The risk-free rate was based on the 3-year U.S. Treasury rate on the date of the award. The dividend yield was not used to calculate fair value as awards granted receive dividend equivalents. Grants made to Vice Presidents and above are subject to a one-year post-vest holding period and include an additional discount for liquidity. The following table provides an overview of the assumptions used in calculating the fair value of the awards granted for the three years ended December 31:

	2024	2023	2022
Expected volatility	26.4%	29.9%	38.1%
Risk-free rate	4.5%	3.7%	2.6%
Liquidity discount applied to grants with a post-vesting holding restriction	3.9%	4.7%	4.2%

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
NON-QUALIFIED EMPLOYEE STOCK OPTIONS
The exercise price of each non-qualified stock option granted under the Stock Plan is equal to the closing market price of the Company’s stock on the grant date. Under the Stock Plan, the maximum term is 10 years from the grant date.
A summary of the status of our stock options as of and for the year ended December 31, 2024 is presented below:

	2024
	Number of Shares	Weighted Average Exercise Price (per common share)	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Options outstanding at January 1,	24,724	$31.83
Exercised	—	—
Cancelled or expired	(24,724)	31.83
Options outstanding at December 31,	—	—	—	—
Options exercisable at December 31,	—	—	—	—
A summary of additional information pertaining to our stock options is presented below:

	2024	2023	2022
Intrinsic value of options exercised (a)	—	$2	$300
Cash received from exercise of options	—	75	2,466

(a)Intrinsic value of options exercised is the amount by which the fair value of the stock on the exercise date exceeded the exercise price of the option.
As of December 31, 2024, compensation cost related to stock options was fully recognized.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
21.    INCOME TAXES
Rayonier is a REIT under the Internal Revenue Code and therefore generally does not pay U.S. federal or state income tax. As of December 31, 2024, Rayonier owns a 98.7% interest in the Operating Partnership and conducts substantially all of its timberland operations through the Operating Partnership. The taxable income or loss generated by the Operating Partnership is passed through and reported to its unitholders (including the Company) on a Schedule K-1 for inclusion in each unitholder’s income tax return.
Certain operations, including log trading and certain real estate activities, such as the entitlement, development and sale of HBU properties, are conducted through our TRS. The TRS subsidiaries are subject to U.S. federal and state corporate income tax.
PROVISION FOR INCOME TAXES FROM CONTINUING OPERATIONS
The provision for income taxes for each of the three years ended December 31 follows:

	2024	2023	2022
Current
U.S. federal	—	—	($2,797)
State	(200)	(292)	(371)
	(200)	(292)	(3,168)
Deferred
U.S. federal	(2,260)	8,386	2,302
State	1,211	1,187	1,693
	(1,049)	9,573	3,995
Changes in valuation allowance	2,271	(9,574)	(3,939)
Total	$1,022	($293)	($3,112)
    A reconciliation of the U.S. federal statutory income tax rate to the actual income tax rate for each of the three years ended December 31 follows:

	2024		2023		2022
U.S. federal statutory income tax rate	($71,366)	(21.0)%	($33,517)	(21.0)%	($21,927)	(21.0)%
U.S. REIT income	77,254	22.8	42,501	26.6	23,241	22.2
Cellulosic Biofuel Producer tax credit	(10,814)	(3.2)	—	—	—	—
Change in valuation allowance	2,271	0.7	(9,574)	(6.0)	(3,939)	(3.8)
REIT Built-in Gain	—	—	—	—	(2,516)	(2.4)
State Income Tax, Net of Federal Benefit	833	0.2	1,322	0.8	1,424	1.4
Bainbridge Landing JV, NCI	122	—	—	—	2,496	2.4
Other	2,722	0.8	(1,025)	(0.6)	(1,891)	(1.8)
Income tax benefit (expense) as reported for net income	$1,022	0.3%	($293)	(0.2)%	($3,112)	(3.0)%
The Company’s effective tax rate is below the 21% U.S. statutory rate primarily due to tax benefits associated with being a REIT.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
DEFERRED TAXES
Deferred income taxes result from differences between the timing of recognizing revenues and expenses for financial book purposes versus income tax purposes. The nature of the temporary differences and the resulting net deferred tax asset/liability for the two years ended December 31 follows:

	2024	2023
Gross deferred tax assets:
Pension, postretirement and other employee benefits	$149	$565
Cellulosic Biofuel Producer Credit tax credit carry forwards	—	13,688
Capitalized real estate costs	3,570	4,564
U.S. TRS net operating loss	37,284	30,061
Other	8,166	5,073
Total gross deferred tax assets	49,169	53,951
Less: Valuation allowance	(48,147)	(50,418)
Total deferred tax assets after valuation allowance	$1,022	$3,533
Gross deferred tax liabilities:
Other	(1,105)	(3,616)
Total gross deferred tax liabilities	(1,105)	(3,616)
Net deferred tax liability reported as noncurrent	($83)	($83)
Net operating loss (“NOL”) and tax credit carryforwards as of the two years ended December 31 follows:

	Tax Effected Balance	Expiration
2024
U.S. Federal NOL Carryforwards- Post TCJA (a)	$32,451	None
U.S State NOL Carryforwards (b)	4,833	Various
Cellulosic Biofuel Producer Credit	—	2024

2023
U.S. Federal NOL Carryforwards- Post TCJA (a)	$25,948	None
U.S State NOL Carryforwards (b)	4,112	Various
Cellulosic Biofuel Producer Credit	13,688	2024

(a)The Tax Cuts and Jobs Act (TCJA) was signed into law on December 22, 2017. The TCJA lifted the 20-year federal NOL Carryforward period. Net operating losses generated after December 31, 2017 have an indefinite carryforward period.
(b)The U.S. state NOL is made up of several jurisdictions that expire in various future years. No state NOL is set to expire before December 31, 2033.

We record a valuation allowance to reduce the carrying amounts of deferred tax assets if it is more likely than not that such deferred tax assets will not be realized. Since 2015, we have had a 100% valuation allowance against the U.S. taxable REIT subsidiary's deferred tax assets, net of deferred tax liabilities. During 2024, the net deferred tax assets decreased by $2.3 million. As a result, we recorded a change in the valuation allowance of $2.3 million related to the U.S. TRS's deferred tax assets, net of liabilities.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
TAX STATUTES
The following table provides detail of the tax years that remain open to examination by the IRS and other significant taxing jurisdictions:

Taxing Jurisdiction	Open Tax Years
U.S. Internal Revenue Service	2021 - 2023

TAX CHARACTERISTICS OF DIVIDEND DISTRIBUTIONS
The taxable nature of the dividend distributions paid for each of the three years ended December 31 follows:

	2024	2023	2022
Total dividends/distributions paid per common share/unit (a)	$2.94	$1.34	$1.125
Tax characteristics:
Capital gain	100%	100%	100%

(a)The year ended December 31, 2024 includes an additional dividend of $1.80 per common share, consisting of a combination of cash and the Company’s common shares. The dividend was paid January 30, 2025, to shareholders of record on December 12, 2024. This additional dividend will be considered a 2024 distribution for federal income tax purposes. The year ended December 31, 2023 includes an additional cash dividend of $0.20 per common share. The dividend was paid January 12, 2024, to shareholders of record on December 29, 2023. This additional cash dividend was considered a 2023 distribution for federal income tax purposes.
22.    RESTRICTED CASH
Restricted cash includes cash deposited with a like-kind exchange (“LKE”) intermediary. In order to qualify for LKE treatment, the proceeds from real estate sales must be deposited with a third-party intermediary. These proceeds are accounted for as restricted cash until a suitable replacement property is acquired. In the event LKE purchases are not completed, the proceeds are returned to the Company after 180 days and reclassified as available cash. Additionally, restricted cash includes cash balances held in escrow as collateral for certain contractual obligations related to our Heartwood development project as well as cash held in escrow for real estate sales.
The following table provides a reconciliation of cash, cash equivalents and restricted cash in the Consolidated Balance Sheets that sum to the total of the same such amounts in the Consolidated Statements of Cash Flows for the two years ended December 31:

	2024	2023
Restricted cash, current:
Restricted cash deposited with LKE intermediary	$19,366	—
Total restricted cash, current:	19,366	—

Restricted cash, non-current:
Restricted cash deposited with LKE intermediary	—	2
Restricted cash held in escrow	676	676
Total restricted cash, non-current:	676	678

Total restricted cash shown in the Consolidated Balance Sheets	20,042	678
Cash and cash equivalents	303,065	179,684
Total cash, cash equivalents and restricted cash from continuing operations shown in the Consolidated Statements of Cash Flows	$323,107	$180,362

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
23.    ASSETS HELD FOR SALE (EXCLUDING DISCONTINUED OPERATIONS)
    Assets held for sale (excluding discontinued operations) is composed of properties not included in inventory which are expected to be sold within the next 12 months that also meet the other relevant held-for-sale criteria in accordance with ASC 360-10-45-9. As of December 31, 2024 and December 31, 2023, the basis in properties meeting this classification was $5.4 million and $1.0 million, respectively. We recognized an immaterial impairment charge related to these assets during the year ended December 31, 2024. Impairment charges are recorded within the Consolidated Statements of Income and Comprehensive Income (Loss) under the caption “Other operating (expense) income, net.”
24.    OTHER ASSETS
The following table provides the composition of Other Assets for the two years ended December 31:

	2024	2023
Long-term derivative contracts (a)	$49,353	$50,773
Long-term prepaid and secondary roads (b)	5,159	5,355
Patronage equity (b)	9,340	8,292
Long-term notes receivable (b)	7,400	—
Capitalized software costs (b)	4,494	4,750
Other (c)	2,530	2,705
Total	$78,276	$71,875

(a)See Note 1 — Summary of Significant Accounting Policies and Note 9 — Derivative Financial Instruments and Hedging Activities for further information on derivatives including their classification on the Consolidated Balance Sheets.
(b)See Note 1 — Summary of Significant Accounting Policies for additional information.
(c)Includes the Executive Severance Pay Plan which provides benefits to eligible executives in the event of a change in control of the Company, deferred financing costs related to revolving debt and long term deposits.

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
25.    ACCUMULATED OTHER COMPREHENSIVE (LOSS) INCOME
    The following table summarizes the changes in AOCI by component for the years ended December 31, 2024 and 2023. All amounts are presented net of tax and exclude portions attributable to noncontrolling interests.

	Foreign currency translation losses	Net investment hedges of New Zealand subsidiary	Cash flow hedges		Employee benefit plans		Total Rayonier, L.P.	Allocation of Operating Partnership	Total Rayonier Inc.
Balance as of December 31, 2022	($18,067)	$1,321	$67,204		($10,209)		$40,249	($4,436)	$35,813
Other comprehensive (loss) income before reclassifications	(1,466)	—	10,537	(a)	(1,449)		7,622	(75)	7,547
Amounts reclassified from accumulated other comprehensive income	—	—	(21,895)		2,042	(b)	(19,853)	1,144	(18,709)
Net other comprehensive (loss) income	(1,466)	—	(11,358)		593		(12,231)	1,069	(11,162)
Balance as of December 31, 2023	($19,533)	$1,321	$55,846		($9,616)		$28,018	($3,367)	$24,651
Other comprehensive (loss) income before reclassifications	(31,616)	—	13,713	(a)	5,251		(12,652)	163	(12,489)
Amounts reclassified from accumulated other comprehensive (loss) income	—	—	(27,826)		4,595	(b)	(23,231)	640	(22,591)
Net other comprehensive (loss) income	(31,616)	—	(14,113)		9,846		(35,883)	803	(35,080)
Balance as of December 31, 2024	($51,149)	$1,321	$41,733		$230		($7,865)	($2,564)	($10,429)

(a)The years ended December 31, 2024 and December 31, 2023 include $21.8 million and $10.3 million, respectively, of other comprehensive income related to interest rate products. See Note 9 — Derivative Financial Instruments and Hedging Activities for additional information.
(b)This component of other comprehensive (loss) income is included in the computation of net periodic pension and post-retirement costs. The year ended December 31, 2024 includes a pension settlement charge of $4.6 million, net of tax of $1.2 million. The year ended December 31, 2023 includes a $2.0 million pension settlement charge. See Note 19 — Employee Benefit Plans for additional information.
    The following table presents details of the amounts reclassified in their entirety from AOCI to net income for the years ended December 31, 2024 and 2023:

Details about accumulated other comprehensive (loss) income components	Amount reclassified from accumulated other comprehensive (loss) income		Affected line item in the Income Statement
	2024	2023
Realized loss on foreign currency exchange contracts	$1,104	$7,522	Income from operations of discontinued operations, net of tax
Realized (gain) loss on foreign currency option contracts	(58)	446	Income from operations of discontinued operations, net of tax
Noncontrolling interests	(241)	(1,833)	Comprehensive income attributable to noncontrolling interests
Realized gain on interest rate contracts	(28,406)	(26,311)	Interest expense, net
Income tax effect from net loss on foreign currency contracts	(225)	(1,719)	Income from operations of discontinued operations, net of tax
Net gain on cash flow hedges reclassified from accumulated other comprehensive (loss) income	($27,826)	($21,895)

RAYONIER INC. AND SUBSIDIARIES
RAYONIER, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Dollar amounts in thousands unless otherwise stated)
26.    RELATED PARTY
In January 2020, we entered into an agreement to sell developed lots to Mattamy Jacksonville LLC, a wholly owned subsidiary of Mattamy Homes, for an aggregate base purchase price of $4.45 million (subject to multiple takedowns over a 2 year period), plus additional consideration as to each lot to the extent the ultimate sales price of each finished home exceeded agreed price thresholds (the “Mattamy Contract”). In May 2021, we entered into an amendment to the original agreement, which sold additional lots to Mattamy for an aggregate base purchase price of $1.0 million. The Mattamy contract also included marketing fee revenue based on a percentage of the sales price of each finished home.
In September 2020, Keith Bass, a member of our Board of Directors, was named the Chief Executive Officer of Mattamy Homes US. Following this development, the Mattamy Contract and the ongoing obligations therein, were reviewed by the Nominating and Corporate Governance Committee in accordance with established policies and procedures regarding the authorization and approval of transactions with related parties.
The following table demonstrates the impact, gross of tax, of our related party transactions on the Consolidated Statements of Income and Comprehensive Income (Loss) for the three years ended December 31:

Related Party Transaction	Location on Statement of Income and Comprehensive Income (Loss)	2024	2023	2022
Mattamy Contract	Sales	—	—	$916
All consideration due under this contract was received from Mattamy Homes as of December 31, 2022. There were no new agreements entered into with Mattamy Homes during the years ended December 31, 2023 and December 31, 2024.

PART IV

Item 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a)Documents filed as a part of this report:
(i)See Index to Financial Statements on page 49 for a list of the financial statements filed as part of this report.
(ii)Financial Statement Schedules:

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2024, 2023, and 2022
(In Thousands)

Description	Balance at Beginning of Year	Additions Charged to Cost and Expenses		Deductions		Balance at End of Year
Allowance for doubtful accounts:
Year ended December 31, 2024	$210	$191		—		$401
Year ended December 31, 2023	73	137		—		210
Year ended December 31, 2022	58	15		—		73

Deferred tax asset valuation allowance:
Year ended December 31, 2024	$50,418	—		($2,271)	(a)	$48,147
Year ended December 31, 2023	40,844	9,574	(b)	—		50,418
Year ended December 31, 2022	36,904	3,940	(b)	—		40,844

(a)The 2024 decrease in the valuation allowance is due to a reduction in TRS deferred tax assets.
(b)The 2023 and 2022 increase in the valuation allowance is due to an increase in TRS deferred tax assets.
All other financial statement schedules have been omitted because they are not applicable, the required matter is not present or the required information has otherwise been supplied in the financial statements or the notes thereto.